As filed with the Securities and Exchange Commission on May 7, 2010.
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HALLIBURTON COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1389	75-2677995
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3000 North Sam Houston Parkway East
Houston, Texas 77032
(281) 871-2699
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert O. Cornelison, Jr.
Executive Vice President and General Counsel
Halliburton Company
3000 North Sam Houston Parkway East
Houston, Texas 77032
(281) 871-2699
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Heller IV Thompson & Knight LLP 333 Clay St., Suite 3300 Houston, Texas 77002 (713) 653-8779	Brian Keith General Counsel Boots & Coots, Inc. 7908 N. Sam Houston Parkway W., 5th Floor Houston, Texas 77064 (281) 931-8884	Andrew M. Baker Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201 (214) 953-6500

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share	Offering Price(2)	Fee
Common stock, par value $2.50 per share	3,456,523	N/A	$104,560,635	$7,456

(1)	Based on the maximum number of shares of common stock, par value of $2.50 per share, of Halliburton Company estimated to be issued in connection with the merger, calculated as the product of (a) 85,705,438 shares, the estimated number of shares of Boots & Coots, Inc. common stock that may be cancelled and exchanged in the merger (based on the number of shares outstanding as of May 5, 2010, and assuming the exercise of outstanding Boots & Coots stock options and stock appreciation rights with an exercise price per share of less than $3.00 and including all outstanding shares of Boots & Coots restricted stock, for an aggregate of 7,346,427 additional shares of Boots & Coots common stock, which Halliburton believes to be a reasonable estimate of the aggregate number of such options and stock appreciation rights that may be exercised between May 5, 2010 and the consummation of the transactions contemplated in the merger agreement and the number of shares of restricted stock that are likely to be outstanding immediately prior to the consummation of the transactions contemplated in the merger agreement) and (b) the stock exchange ratio, which is equal to $1.27 divided by $31.49, the volume weighted average trading price of a share of Halliburton common stock based on the sales price of Halliburton common stock traded during the five consecutive trading days ending on the second full trading day immediately prior to May 5, 2010, as quoted on the New York Stock Exchange.

(2)	Computed pursuant to Securities Act Rules 457(c) and 457(f), and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $104,560,635, which is (a) the product of (i) the average high and low prices of Boots & Coots common stock of $2.95, as reported on the NYSE Amex on May 5, 2010, and (ii) 85,705,438 shares, the maximum total number of shares of Boots & Coots common stock that may be cancelled in the merger, less (b) $148,270,408, the estimated amount of cash to be paid by Halliburton in exchange for Boots & Coots common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2010

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Halliburton Company, or Halliburton, and Boots & Coots, Inc., or Boots & Coots, have approved an agreement and plan of merger, or the merger agreement, pursuant to which Boots & Coots will be merged with and into Gradient, LLC, or Gradient, with Gradient surviving as a direct wholly owned subsidiary of Halliburton. We are sending this proxy statement/prospectus to you to ask you to vote in favor of a proposal to adopt the merger agreement and other matters.

Under the merger agreement, Boots & Coots stockholders may elect to receive consideration consisting of cash, shares of Halliburton common stock or a combination of both in exchange for their shares of Boots & Coots common stock, subject to a proration feature. Subject to modification in order to achieve the intended tax consequences of the merger, Boots & Coots stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive (1) $1.73 in cash and (2) a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $1.27 by the volume weighted average trading price of a share of Halliburton common stock during the five-day trading period ending on the second full trading day immediately prior to the effective date of the merger (referred to as the Halliburton five-day average price), for each share of Boots & Coots common stock they own. Subject to proration and as more fully described in this proxy statement/prospectus, (i) Boots & Coots stockholders electing to receive all cash will receive $3.00 for each share of Boots & Coots common stock they own and (ii) Boots & Coots stockholders electing to receive only Halliburton common stock will receive a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $3.00 by the Halliburton five-day average price, for each share of Boots & Coots common stock they own. However, Halliburton will not issue any fractional shares of its common stock in connection with the merger. For each fractional share that would otherwise be issued, Halliburton will pay cash (without interest) in an amount equal to the product of the fractional share and the Halliburton five-day average price. We anticipate that, immediately following completion of the merger, Boots & Coots stockholders that receive Halliburton common stock in the merger will own less than 1.0% of the outstanding shares of Halliburton common stock.

Halliburton’s common stock is listed on the New York Stock Exchange under the symbol “HAL.” Boots & Coots’ common stock is listed on the NYSE Amex under the symbol “WEL.”

In connection with the merger, Boots & Coots is holding a special meeting of its stockholders to consider and vote on the merger agreement and certain other matters.

Your vote is very important. At Boots & Coots’ special meeting, Boots & Coots stockholders will be asked to adopt the merger agreement. The merger agreement provides for, among other things, the merger of Boots & Coots with and into Gradient and the issuance of Halliburton common stock to Boots & Coots stockholders as part of the merger consideration.

This document is a prospectus relating to the shares of Halliburton common stock to be issued pursuant to the merger and a proxy statement for Boots & Coots to solicit proxies for its special meeting of stockholders. It contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement and related matters, followed by a more detailed discussion.

For a discussion of certain significant matters that you should consider before voting on the proposed transaction, see “Risk Factors” beginning on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Halliburton common stock to be issued pursuant to the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated          , 2010 and is first being mailed to stockholders of Boots & Coots on or about          , 2010.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Halliburton and Boots & Coots from documents that are not included in or delivered with this proxy statement/prospectus. You can review documents incorporated by reference in this proxy statement/prospectus free of charge through the Securities and Exchange Commission, or the SEC, website (http://www.sec.gov) or by requesting them in writing or by telephone from the applicable company at the following addresses and telephone numbers:

Halliburton Company	Boots & Coots, Inc.
3000 North Sam Houston Parkway East Houston, Texas 77032 Telephone: (281) 871-2699	7908 N. Sam Houston Parkway W., 5th Floor Houston, Texas 77064 Telephone: (281) 931-8884

You will not be charged for any of these documents that you request. Boots & Coots stockholders requesting documents should do so by          , 2010, in order to receive them before the special meeting of Boots & Coots stockholders.

See “Where You Can Find More Information” beginning on page 99.

VOTING BY TELEPHONE, INTERNET OR MAIL

Boots & Coots stockholders of record may submit their proxies by:

Telephone.  You can vote by telephone by calling the toll-free number (  ) -           in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. New York time on          , 2010. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

Internet.  You can vote over the Internet by accessing the website at           and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m. New York time on          , 2010. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this proxy statement/prospectus.

If you hold your Boots & Coots shares through a bank, broker, custodian or other record holder:

Please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which voting methods are available to you.

BOOTS & COOTS, INC.
7908 N. Sam Houston Parkway W., 5th Floor
Houston, Texas 77064

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF BOOTS & COOTS, INC.
To Be Held On          , 2010

To the Stockholders of Boots & Coots, Inc.:

We will hold a special meeting of the stockholders of Boots & Coots on          , 2010 at          , local time, at          , for the following purposes:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 9, 2010, by and among Boots & Coots, Halliburton Company and Gradient, LLC, a direct wholly owned subsidiary of Halliburton, pursuant to which Boots & Coots will be merged with and into Gradient, with Gradient surviving; and

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the foregoing proposal.

Only holders of record of Boots & Coots common stock at the close of business on          , 2010, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or at any adjournment or postponement of the special meeting.

We cannot complete the merger unless holders of a majority of all outstanding shares of Boots & Coots common stock vote to adopt the merger agreement.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement/prospectus and the merger agreement attached to it as Annex A.

Boots & Coots’ board of directors recommends that Boots & Coots stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Boots & Coots special meeting, if necessary or appropriate to permit further solicitation of proxies. In considering the recommendation of Boots & Coots’ board of directors, stockholders of Boots & Coots should be aware that members of Boots & Coots’ board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Boots & Coots stockholders. See “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 57.

By Order of the Board of Directors,

Douglas E. Swanson
Chairman
Houston, Texas
          , 2010

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Please do not send any stock certificates at this time. Remember, your vote is important, so please act today!

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to common questions that you may have regarding the merger and the special meeting. Halliburton and Boots & Coots urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.

In this proxy statement/prospectus, unless the context otherwise requires, “Halliburton” refers to Halliburton Company and its consolidated subsidiaries, “Gradient” refers to Gradient, LLC, a wholly owned subsidiary of Halliburton, “Boots & Coots” refers to Boots & Coots, Inc. and its consolidated subsidiaries, the “merger agreement” refers to the Agreement and Plan of Merger, dated April 9, 2010, by and among Halliburton, Gradient and Boots & Coots, a copy of which is attached as Annex A to this proxy statement/prospectus, and the “merger” refers to the merger of Boots & Coots with and into Gradient, as contemplated by the merger agreement.

Q:	Why am I receiving this document?

A:	Halliburton has agreed to acquire Boots & Coots by means of a merger of Boots & Coots with and into Gradient, with Gradient as the surviving entity. As a result of the merger, Boots & Coots will cease to exist and Halliburton will continue to own Gradient. In order to complete the merger, Boots & Coots stockholders must vote to adopt the merger agreement, and Boots & Coots is holding a special meeting of stockholders to obtain the required stockholder approval.

Boots & Coots is delivering this document to you because it is a proxy statement being used by the Boots & Coots board of directors to solicit proxies of Boots & Coots stockholders in connection with the special meeting to adopt the merger agreement. In addition, this document is a prospectus being delivered to Boots & Coots stockholders because Halliburton is offering shares of its common stock to Boots & Coots stockholders in exchange for shares of Boots & Coots common stock in connection with the merger.

Q:	What will happen in the merger?

A:	In the merger, Boots & Coots will be merged with and into Gradient, with Gradient surviving as a direct wholly owned subsidiary of Halliburton. After the merger, the current stockholders of Halliburton and the current stockholders of Boots & Coots who receive shares of Halliburton common stock in the merger will be the stockholders of Halliburton and the business currently conducted by Boots & Coots will be conducted by Gradient.

Q:	What are holders of Boots & Coots common stock being asked to vote on?

A:	Holders of Boots & Coots common stock are being asked to:

• adopt the merger agreement; and

• approve the adjournment of the special meeting, if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Why is my vote important?

A:	If you do not return your proxy card by mail or submit your proxy by telephone or over the Internet or vote in person at the special meeting, it may be difficult for Boots & Coots to obtain the necessary quorum to hold its special meeting.

In addition, your failure to vote will have the same effect as a vote “against” adoption of the merger agreement. With respect to the proposal to adjourn the special meeting, if necessary or appropriate in order to solicit additional proxies, an abstention will have the same effect as a vote “against” the proposal. Boots & Coots’ board of directors recommends that Boots & Coots stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Boots & Coots special meeting, if necessary or appropriate to permit further solicitation of proxies.

No matter how many shares you own, you are encouraged to vote.

Q:	What will I receive in the merger in exchange for my shares of Boots & Coots common stock?

A:	Under the merger agreement, Boots & Coots stockholders may elect to receive consideration consisting of cash, shares of Halliburton common stock or a combination of both in exchange for their shares of Boots & Coots common stock, subject to a proration feature as described under “Terms of the Merger Agreement — Allocation of Merger Consideration.” Subject to modification in order to achieve the intended tax consequences of the merger, Boots & Coots stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive (1) $1.73 in cash and (2) a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $1.27 by the volume weighted average trading price of a share of Halliburton common stock during the five-day trading period ending on the second full trading day immediately prior to the effective date of the merger (referred to as the Halliburton five-day average price), for each share of Boots & Coots common stock they own. Subject to proration, (i) Boots & Coots stockholders electing to receive all cash will receive $3.00 for each share of Boots & Coots common stock they own and (ii) Boots & Coots stockholders electing to receive only Halliburton common stock will receive a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $3.00 by the Halliburton five-day average price, for each share of Boots & Coots common stock they own. However, Halliburton will not issue any fractional shares of its common stock in connection with the merger. For each fractional share that would otherwise be issued, Halliburton will pay cash (without interest) in an amount equal to the product of the fractional share and the Halliburton five-day average price. We anticipate that, immediately following completion of the merger, Boots & Coots stockholders will own less than 1.0% of the outstanding shares of Halliburton common stock.

For additional information regarding what Boots & Coots stockholders will be entitled to receive pursuant to the merger, see “Terms of the Merger Agreement — Per Share Merger Consideration” beginning on page 69.

Q:	Why is Boots & Coots proposing the merger?

A:	Boots & Coots believes that the merger will provide Boots & Coots’ stockholders with immediate cash liquidity, an opportunity for continued investment appreciation and other financial benefits, including:

• a premium relative to the current and historical market price of Boots & Coots common stock represented by the proposed merger consideration of $3.00 per share which is (i) 26% above the $2.38 closing price per share of Boots & Coots common stock on April 8, 2010, the business day prior to the date of the Boots & Coots board meeting to approve the merger; (ii) 86% above the $1.61 closing price per share of Boots & Coots common stock on January 27, 2010, the date Halliburton submitted its proposal letter to acquire all of the outstanding stock of Boots & Coots; and (iii) 107% above the $1.45 volume weighted average price per share of Boots & Coots common stock for the one year ended April 8, 2010;

• the fact that the merger consideration per share of Boots & Coots common stock is generally fixed, with $1.73 payable in cash and $1.27 of Halliburton common stock valued based upon the Halliburton five day average price, which limits the exposure of Boots & Coots stockholders to fluctuations in the market price of Halliburton common stock;

• Boots & Coots stockholders have the option to elect cash, Halliburton common stock or a mixture of cash and Halliburton common stock, subject to the proration features of the merger agreement; and

• the Boots & Coots board of directors’ expectation that the merger will qualify as a tax free reorganization under the Internal Revenue Code of 1986, as amended (which is referred to as the Code in this proxy statement/prospectus), and that Boots & Coots stockholders may be eligible for tax free treatment on the Halliburton common stock, if any, they receive in the merger.

Q:	If I am a Boots & Coots stockholder, when must I elect the type of merger consideration that I prefer to receive?

A:	Holders of Boots & Coots common stock who wish to elect the type of merger consideration they prefer to receive pursuant to the merger should review and follow carefully the instructions set forth in the election form provided to Boots & Coots stockholders together with this proxy statement/prospectus or in a separate mailing. These instructions require that a properly completed and signed election form be received by the exchange agent by the election deadline, which is 5:00 p.m., New York time, on , 2010. If a Boots & Coots stockholder does not submit a properly completed and signed election form to the exchange agent by the election deadline, that stockholder will receive, in exchange for each Boots & Coots share, a mix of cash and stock consideration consisting of $1.73 in cash and a fraction of a share of Halliburton common stock equal to $1.27 divided by the Halliburton five-day average trading price (subject to modification in order to achieve the intended tax consequences of the merger).

Q:	What vote is required to approve the merger and related matters?

A:	The affirmative vote of a majority of shares of Boots & Coots common stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement and thereby approve the merger. At the close of business on , 2010, the record date for the special meeting, directors and executive officers of Boots & Coots and their respective affiliates had the right to vote % of the outstanding shares of Boots & Coots common stock. Each of Boots & Coots’ directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Boots & Coots common stock owned by him or her for the adoption of the merger agreement.

For additional information on the vote required to approve the merger and related matters, see “The Stockholder Meeting” beginning on page 30.

Q:	How does the Boots & Coots board of directors recommend that I vote with respect to the proposed merger?

A:	Boots & Coots’ board of directors recommends that the stockholders of Boots & Coots vote “FOR” the proposal to adopt the merger agreement. For additional information on the recommendation of Boots & Coots’ board of directors, see “The Merger — Reasons for the Merger — Boots & Coots” beginning on page 43.

You should note that Boots & Coots’ directors and executive officers have interests in the merger as directors or officers that are different from, or in addition to, the interests of other Boots & Coots stockholders. For information relating to the interests of Boots & Coots’ directors and executive officers in the merger, see “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 57.

Q:	What constitutes a quorum for the special meeting?

A:	A majority of the outstanding shares of Boots & Coots common stock entitled to vote at the close of business on the record date being present in person or by proxy constitutes a quorum for the special meeting.

Q:	When and where is the special meeting?

A:	The Boots & Coots special meeting will take place on , 2010 at , local time, at .

For additional information relating to the Boots & Coots special meeting, see “The Stockholder Meeting” beginning on page 30.

Q:	Is the consummation of the merger subject to the approval of the stockholders of Halliburton?

A:	No. Halliburton stockholders are not required to adopt the merger agreement or approve the merger or the issuance of the shares of Halliburton common stock in connection with the merger.

Q:	Is the consummation of the merger subject to any conditions other than the approval of the stockholders of Boots & Coots?

A:	Yes. In addition to Boots & Coots stockholder approval, the consummation of the merger is contingent upon the following:

• the absence of any statute, rule, order, decree or regulation that prohibits the consummation of the merger;

• the registration statement that includes this prospectus becoming effective under the Securities Act of 1933, as amended, or the Securities Act, and not being the subject of any stop order or proceeding seeking a stop order;

• the authorization for listing on the New York Stock Exchange, or the NYSE, of the shares of Halliburton common stock to be issued pursuant to the merger;

• the receipt of tax opinions from counsel for each of Halliburton and Boots & Coots to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

• subject to certain exceptions, neither Mr. Jerry L. Winchester nor Mr. Dewitt H. Edwards ceasing to be employed by Boots & Coots or expressing any intention to terminate his employment or declining to accept employment with Halliburton; and

• other customary conditions, including the absence of a material adverse effect on Halliburton or Boots & Coots.

For additional information on the conditions to the consummation of the merger, see “Terms of the Merger Agreement — Conditions to the Merger” beginning on page 81.

Q:	What do I need to do now?

A:	After reading and considering carefully the information contained in this proxy statement/prospectus, please vote promptly by calling the toll-free number listed on your proxy card, accessing the Internet website listed on your proxy card or completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy by telephone, Internet or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

For additional information on voting procedures, see “The Stockholder Meeting” beginning on page 30.

Q:	How will my proxy be voted?

A:	If you vote by telephone, over the Internet or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. The proxy confers discretionary authority to the named proxies. Accordingly, if you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Boots & Coots special meeting, if necessary or appropriate to permit further solicitation of proxies.

For additional information on voting procedures, see “The Stockholder Meeting” beginning on page 30.

Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on your behalf. Therefore, you should be sure to provide your broker with instructions on how to vote your shares, following the directions your broker provides to you. Please review the voting form used by your broker to see if the broker offers telephone or Internet voting.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, the broker non-vote will be counted toward a quorum at the special meeting, but effectively will be treated as a vote “against” the proposal to adopt the merger agreement, unless you appear and vote in person at the special meeting.

For information on changing your vote if your shares are held in “street name,” see “The Stockholder Meeting” beginning on page 30.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Boots & Coots that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own postage-paid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	What can I do if I want to change or revoke my vote?

A:	Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote:

• by completing, signing, dating and returning a new proxy card with a later date so that it is received prior to the special meeting;

• by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by 11:59 p.m. New York time on , 2010; or

• by attending the special meeting and voting by ballot in person at the special meeting.

You may also revoke your proxy card by sending a notice of revocation, which must be received prior to the special meeting, to the designated representative of Boots & Coots at the address provided under “Where You Can Find More Information” beginning on page 99. Your attendance at the special meeting will not, by itself, revoke any proxy that you have previously submitted.

If you hold your shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

For additional information on changing your vote, see “The Stockholder Meeting” beginning on page 30.

Q:	Is the merger expected to be taxable to Boots & Coots stockholders?

A:	The merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to closing of the merger that counsel for Halliburton and Boots & Coots deliver opinions to the effect that the merger will qualify as such a reorganization.

Assuming that the merger qualifies as a reorganization and that you are a U.S. person:

• if you receive solely Halliburton common stock in exchange for Boots & Coots common stock, then you generally will not recognize any gain or loss, except with respect to cash you receive in lieu of fractional shares of Halliburton common stock;

• if you receive a combination of Halliburton common stock and cash in exchange for your Boots & Coots common stock, you may recognize gain, but any loss will not be currently recognized; and

• if you receive solely cash in exchange for your Boots & Coots common stock, then you generally will recognize any gain or loss.

You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 87 for a description of the material U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	What will happen to Boots & Coots’ stock options, stock appreciation rights and restricted stock in the merger?

A:	At the effective time of the merger, each outstanding option to purchase shares of Boots & Coots common stock and each stock appreciation right, or SAR, with respect to a share of Boots & Coots common stock, will fully vest and will be converted into an obligation of Gradient to pay the holder thereof an amount in cash equal to the product of (1) the number of shares of Boots & Coots common stock subject to the option or SAR, as applicable, and (2) the excess, if any, of $3.00 over the exercise price per share previously subject to such option or SAR.

Immediately prior to the effective time of the merger, each outstanding award of restricted stock granted by Boots & Coots pursuant to an employee benefit plan will become fully vested, and each holder has the right to make the same elections as a holder of Boots & Coots common stock.

For more information, see “Terms of the Merger Agreement — Stock Options, SARs and Restricted Shares” on page 71.

Q:	If I am a holder of Boots & Coots common stock with shares represented by stock certificates, should I send in my Boots & Coots stock certificates now?

A:	No. Please do not send in your Boots & Coots stock certificates with your proxy card. Rather, prior to the election deadline, send your completed, signed election form, together with your Boots & Coots common stock certificates (or a properly completed notice of guaranteed delivery) to the exchange agent identified in the election form. The election form for your Boots & Coots shares and your instructions will be delivered to you together with this proxy statement/prospectus or in a separate mailing. If your shares of Boots & Coots common stock are held in “street name” by your broker or other nominee, you should follow your broker’s or nominee’s instructions for making an election.

Q:	Are Boots & Coots stockholders entitled to appraisal rights?

A:	Boots & Coots stockholders may, under certain circumstances, be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. For more information regarding appraisal rights, see “The Merger — Appraisal Rights” beginning on page 63. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the proposed merger. We have described certain of these risks and other risks in more detail under “Risk Factors” beginning on page 24.

Q:	Will Halliburton stockholders receive any shares as a result of the merger?

A:	No. Halliburton stockholders will not receive any shares as a result of the merger.

Q:	When do you expect to complete the merger?

A:	Halliburton and Boots & Coots expect to complete the merger during the summer of 2010, subject to receipt of Boots & Coots’ stockholder approval, governmental and regulatory approvals and other closing conditions. However, no assurance can be given as to when, or if, the merger will occur. For additional information on the conditions to the consummation of the merger, see “Terms of the Merger Agreement — Conditions to the Merger” beginning on page 81.

Q:	Where can I find more information about the companies?

A:	Both Halliburton and Boots & Coots file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the SEC’s website at http://www.sec.gov and at the offices of the NYSE. Both companies also maintain websites. You can obtain Halliburton’s SEC filings at http://www.halliburton.com and you can obtain Boots & Coots’ SEC filings at http://www.bootsandcoots.com. Neither Halliburton nor Boots & Coots intends for information contained on or accessible through their respective websites to be part of this proxy statement/prospectus, other than the documents that they file with the SEC that are incorporated by reference into this proxy statement/prospectus.

In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, see “Where You Can Find More Information” beginning on page 99.

Q:	Whom should I call if I have questions about the special meeting or the merger?

A:	Boots & Coots stockholders should call , Boots & Coots’ proxy solicitor, at .

If you have more questions about the merger, please call the Investor Relations Department of Halliburton at 281-871-2688 or the Investor Relations Department of Boots & Coots at 281-931-8884.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to under “Where You Can Find More Information.” We encourage you to read the merger agreement, the legal document governing the merger, which is attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. We have included page references in the discussion below to direct you to more complete descriptions of the topics presented in this summary.

The Companies
(Page 34)

Halliburton Company
3000 North Sam Houston Parkway East
Houston, Texas 77032
(281) 871-2699

Halliburton Company, a Delaware corporation, is one of the world’s largest oilfield services companies. Halliburton provides a comprehensive range of discrete and integrated products and services for the exploration, development and production of oil and gas to major, national and independent oil and gas companies throughout the world. Halliburton operates under two divisions, which form the basis for its two operating segments: the Completion and Production segment and the Drilling and Evaluation segment.

Halliburton’s common stock is listed on the NYSE under the symbol “HAL.”

Gradient, LLC
3000 North Sam Houston Parkway East
Houston, Texas 77032
(281) 871-2699

Gradient, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Halliburton, was formed solely for the purpose of consummating the merger. Gradient has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Boots & Coots, Inc.
7908 N. Sam Houston Parkway W., 5th Floor
Houston, Texas 77064
(281) 931-8884

Boots & Coots, Inc., a Delaware corporation, provides a suite of integrated pressure control and related services to onshore and offshore oil and gas exploration and development companies; principally in North America, Asia, North Africa, South America, West Africa and the Middle East. Boots & Coots’ international customers include foreign state-owned national oil and gas producers and major international oil companies. Boots & Coots’ U.S. customers include major and independent oil and gas companies as well as other oilfield service companies. Boots & Coots’ service lines are organized into three business segments: Pressure Control, Well Intervention and Equipment Services. Boots & Coots’ Pressure Control segment includes prevention and risk management services, including Boots & Coots’ Safeguard programs, that are designed to promote more efficient and safe oil and gas production procedures and reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well, and personnel, equipment and emergency services utilized during a critical well event. Boots & Coots’ Well Intervention segment includes services that are designed to enhance production for oil and gas operators and consists primarily of snubbing and hydraulic workover services. Boots & Coots’ Equipment Services segment consists primarily of pressure control equipment rentals and services, designed for safer and more efficient production under high pressure and high temperature situations.

Boots & Coots’ common stock is listed on the NYSE Amex under the symbol “WEL.”

The Merger
(Page 35)

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Boots & Coots will be merged with and into Gradient, with Gradient surviving as a direct, wholly owned subsidiary of Halliburton. Upon completion of the merger, Boots & Coots will cease to exist and Boots & Coots common stock will no longer be publicly traded.

A copy of the merger agreement is attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Merger Consideration (Pages 69 and 70)

Under the merger agreement, Boots & Coots stockholders may elect to receive consideration consisting of cash, shares of Halliburton common stock or a combination of both in exchange for their shares of Boots & Coots common stock, subject to a proration feature described below. Subject to modification in order to achieve the intended tax consequences of the merger as discussed below, Boots & Coots stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive (1) $1.73 in cash and (2) a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $1.27 by the Halliburton five-day average price, for each share of Boots & Coots common stock they own. Subject to proration, (i) Boots & Coots stockholders electing to receive all cash will receive $3.00 for each share of Boots & Coots common stock they own and (ii) Boots & Coots stockholders electing to receive only Halliburton common stock will receive a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $3.00 by the Halliburton five-day average price, for each share of Boots & Coots common stock they own. For a more complete description of what Boots & Coots stockholders will be entitled to receive pursuant to the merger, see “Terms of the Merger Agreement — Per Share Merger Consideration” beginning on page 69.

Under the merger agreement, if and to the minimum extent necessary for Baker Botts L.L.P. and Thompson & Knight LLP to deliver their opinions to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the allocation of the total merger consideration to be paid in cash and Halliburton common stock will change. See “The Merger — Opinions as to Material U.S. Federal Income Tax Consequences of the Merger” on page 56. The value of $1.27, which is used to compute the exchange ratio for the stock portion of the total merger consideration, will be increased, and the $1.73 in cash to be paid per share of Boots & Coots common stock, will be correspondingly decreased, to the minimum extent necessary for the aggregate fair market value of all shares of Halliburton common stock that would be issued pursuant to the merger (valued as of the effective date of the merger), referred to as the “total stock value,” to constitute not less than 40% of the sum of the total stock consideration plus the total amount of cash paid to Boots & Coots stockholders pursuant to the merger, which sum is referred to as the “total merger value,” considering the following factors:

•	for tax purposes, tax counsel will treat certain shares of Boots & Coots restricted stock (all outstanding shares of restricted stock other than 93,750 shares for which an election has been made under Section 83(b) of the Code), referred to as “non-83(b) restricted sock,” that are exchanged for Halliburton common stock in the merger as having been exchanged for cash solely for purposes of computing the total stock value; and

•	the fair market value of a share of Halliburton common stock is determined for tax purposes as of the effective date of the merger instead of using the Halliburton five-day average price.

See “Material U.S. Federal Income Tax Consequences of the Merger — Qualification of the Merger as a Reorganization and Tax Opinions” beginning on page 88. The minimum number of shares of Boots & Coots non-83(b) restricted stock that would need to be exchanged for Halliburton common stock in order to cause a reallocation of merger consideration will vary depending on the fair market value of a share of Halliburton common stock as of the effective date of the merger and the Halliburton five-day average price. For example, if the fair market value of a share of Halliburton common stock valued as of the effective date of the merger is equal to the Halliburton five-day average price, then a reallocation of the merger consideration would occur if more than approximately 56.2% of the shares of Boots & Coots non-83(b) restricted stock are exchanged solely for Halliburton common stock in the merger, but if the fair market value of a share of Halliburton common stock valued as of the effective date of the merger is less than the Halliburton five-day average price, then the reallocation of the merger consideration may occur even if fewer than approximately 56.2% of the shares of Boots & Coots non-83(b) restricted stock are exchanged solely for Halliburton common stock in the merger. As a result of elections to be made by Messrs. Winchester and Edwards to receive only Halliburton common stock in the merger (see “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests — Change of Control Arrangements” beginning on page 88), as of May 5, 2010, 1,172,764 shares, or approximately 34.5% of all outstanding shares, of Boots & Coots non-83(b) restricted stock may be exchanged for Halliburton common stock but be treated as having been exchanged for cash solely for purposes of computing the total stock value. See “Material U.S. Federal Income Tax Consequences of the Merger — Qualification of the Merger as a Reorganization and Tax Opinions.” The reallocation of the merger consideration will, to the minimum extent necessary, have the effect of reducing the amount of cash paid to Boots & Coots stockholders, and correspondingly increasing the number of shares of Halliburton common stock issued to Boots & Coots stockholders.

Assuming no reallocation of the merger consideration, the aggregate cash consideration to be received by Boots & Coots stockholders pursuant to the merger will be fixed at an amount equal to the product of $1.73 and the number of issued and outstanding shares of Boots & Coots common stock immediately prior to closing of the merger, which cash amount is expected to be approximately $141.6 million based on the number of shares of Boots & Coots common stock and restricted stock outstanding as of May 5, 2010, excluding an estimated $6.7 million in cash payments to holders of Boots & Coots stock options and SARs. Accordingly, if Boots & Coots stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, then the stockholders electing to receive all cash will be pro rated down and will receive Halliburton common stock as a portion of the overall consideration they receive for their shares. Similarly, if Boots & Coots stockholders elect, in the aggregate, to receive Halliburton common stock in an amount greater than the aggregate number of shares issuable under the merger agreement, then the holders electing to receive all stock consideration will be pro rated down and will receive cash as a portion of the overall consideration they receive for their shares. As a result, Boots & Coots stockholders that make a valid election to receive all cash or all stock consideration may not receive merger consideration entirely in the form elected. See “Risk Factors — Boots & Coots stockholders electing to receive only cash or only Halliburton common stock may receive a form or combination of consideration different from the form they elect” beginning on page 25.

Halliburton will not issue any fractional shares of its common stock in connection with the merger. For each fractional share that would otherwise be issued, Halliburton will pay cash (without interest) in an amount equal to the product of the fractional share and the Halliburton five-day average price. See “Terms of the Merger Agreement — Per Share Merger Consideration — Fractional Shares” on page 70.

Completion and Delivery of the Election Form (Page 71)

If you are a holder of record of Boots & Coots common stock at the close of business on           , 2010, the record date for the special meeting, you have received or will receive (together with this proxy statement/prospectus or in a separate mailing) an election form with instructions for making cash and stock elections. You must properly complete and deliver to the exchange agent your election form along with your stock certificates (or a properly completed notice of guaranteed delivery). Do not send your stock certificates or election form with your proxy card.

Election forms and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., New York time, on           , 2010. Once you tender your stock certificates to the exchange agent, you may not transfer your shares of Boots & Coots common stock until the merger is completed, unless you revoke your election by a written notice to the exchange agent that is received prior to the election deadline.

If you fail to submit a properly completed election form prior to the election deadline, you will be deemed not to have made an election. As a holder making no election, you will receive the mixed cash and stock consideration.

If you own shares of Boots & Coots common stock in “street name” through a broker or other nominee and you wish to make an election, you should seek instructions from the broker or other nominee holding your shares concerning how to make your election.

If the merger is not completed, stock certificates will be returned by the exchange agent by first class mail or through book-entry transfer (in the case of shares of Boots & Coots common stock delivered in book-entry form to the exchange agent).

Treatment of Stock Options, SARs and Restricted Stock (Page 71)

At the effective time of the merger, each outstanding option to purchase shares of Boots & Coots common stock and each outstanding SAR, whether or not then exercisable or vested, will be converted into an obligation of Gradient to pay the option or SAR holder an amount in cash equal to the product of (1) the number of shares of Boots & Coots common stock subject to the option or SAR, as applicable, and (2) the excess, if any, of $3.00 over the exercise price per share previously subject to such option or SAR.

Immediately prior to the effective time of the merger, each outstanding award of Boots & Coots restricted stock will become fully vested, and each holder has the right to make the same elections as a holder of Boots & Coots common stock.

Recommendation of the Boots & Coots Board of Directors (Page 30)

Boots & Coots’ board of directors has adopted a resolution approving the merger agreement, declared the merger agreement advisable and determined that the merger agreement and the transactions contemplated by it are fair to and in the best interests of Boots & Coots and its stockholders and recommends that Boots & Coots stockholders vote at the special meeting to adopt the merger agreement and approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. See “The Merger — Background of the Merger” beginning on page 35. As described under the heading “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 57 of this proxy statement/prospectus, Boots & Coots’ directors and executive officers will receive financial benefits that may be different from, or in addition to, those of Boots & Coots stockholders.

Opinion of Howard Frazier Barker Elliott, Inc.
(Page 50)

In deciding to recommend the merger, Boots & Coots considered an opinion from its financial advisor, Howard Frazier Barker Elliott, Inc., or HFBE. HFBE rendered its opinion to Boots & Coots’ board of directors that, as of April 9, 2010, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received by the stockholders of Boots & Coots was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of HFBE, dated April 9, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. HFBE provided its opinion for the information and assistance of Boots & Coots’ board of directors in connection with its consideration of the merger. The HFBE opinion is not a recommendation as to how any holder of Boots & Coots common stock should vote with respect to the adoption of the merger agreement or any other matter.

Pursuant to a letter agreement dated February 24, 2010, Boots & Coots engaged HFBE to render an opinion to the Boots & Coots board of directors as to the fairness, from a financial point of view, of the consideration to be received by the Boots & Coots common stockholders in connection with the merger. As compensation for its services in connection with the merger, Boots & Coots paid HFBE $75,000 upon execution of the letter agreement and $75,000 upon the delivery of HFBE’s fairness opinion. In addition, Boots & Coots has agreed to reimburse HFBE for its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify HFBE and related persons against various liabilities.

Board of Directors and Management of Halliburton Following the Merger
(Page 57)

Halliburton’s board of directors and executive officers will remain the same immediately following the merger as they were immediately before the merger becomes effective.

The Stockholder Meeting
(Page 30)

The Boots & Coots special meeting will be held for the following purposes:

•	to consider and vote upon a proposal to adopt the merger agreement; and

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in favor of the foregoing proposal.

Record Date
(Page 30)

You may vote at the special meeting of Boots & Coots stockholders if you owned Boots & Coots common stock at the close of business on     , 2010, the record date for the special meeting.

Votes Required
(Page 31)

Boots & Coots.  Each share of Boots & Coots common stock outstanding as of the record date is entitled to one vote at the Boots & Coots special meeting. Adoption of the merger agreement by Boots & Coots stockholders requires the affirmative vote of a majority of the outstanding shares of Boots & Coots common stock that are entitled to vote as of the record date. Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of Boots & Coots common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote.

If a Boots & Coots stockholder abstains from voting, that action will be the equivalent of a vote “against” all of the matters to be voted upon. A broker non-vote will be the equivalent of a vote “against” adopting the merger agreement, but will have no effect on any vote to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal in its discretion and the beneficial owner of the shares has not provided voting instructions.

Halliburton.  Halliburton stockholders are not required to adopt the merger agreement or approve the merger or the issuance of the shares of Halliburton common stock in connection with the merger.

Outstanding Shares and Share Ownership of Management
(Page 31)

As of the record date for the Boots & Coots special meeting, there were      shares of Boots & Coots common stock outstanding. Directors and executive officers of Boots & Coots beneficially owned approximately      % of the outstanding shares of Boots & Coots common stock on the record date.

Risks Relating to the Merger
(Page 24)

You should be aware of and consider carefully the risks relating to the merger described under “Risk Factors.” These risks include possible difficulties in Halliburton’s ability to integrate effectively the businesses of Halliburton and Boots & Coots, two companies that have previously operated independently.

Material U.S. Federal Income Tax Consequences of the Merger
(Page 87)

Halliburton and Boots & Coots each expect the merger to be a tax free reorganization pursuant to Section 368(a) of the Code and that Boots & Coots stockholders may be eligible for tax free treatment on the Halliburton common stock, if any, they receive in the merger.

Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment
(Page 56)

Halliburton will account for the merger using the acquisition method of accounting under U.S. generally accepted accounting principles, or GAAP.

Appraisal Rights
(Page 63)

Boots & Coots stockholders will, under certain circumstances, be entitled under Delaware law to exercise appraisal rights and receive payment for the fair value of their Boots & Coots shares if the merger is completed. However, under Section 262 of the DGCL, appraisal rights are only available in connection with the merger if, among other things, holders of Boots & Coots stock are required to accept cash consideration for their Boots & Coots shares (other than cash paid in lieu of fractional shares). Accordingly, Halliburton reserves the right to take the position that appraisal rights are not available if, after application of the proration provisions of the merger agreement, all stockholders who elected to receive all stock consideration and all stockholders who demanded appraisal of their shares could have received consideration consisting of only Halliburton common stock and cash paid in lieu of receiving fractional shares of Halliburton common stock as a result of the merger. Boots & Coots stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

If appraisal rights are available, Boots & Coots stockholders who desire to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement, must submit a written demand for an appraisal before the vote on the adoption of the merger agreement and must continue to hold their Boots & Coots shares through the effective date of the merger. Boots & Coots stockholders must also comply with other procedures as required by Section 262 of the DGCL. If appraisal rights are available, Boots & Coots stockholders who validly demand appraisal of their shares in accordance with the DGCL and do not withdraw their demand or otherwise forfeit their appraisal rights will not receive the merger consideration. Instead, after completion of the proposed merger, the Court of Chancery of the State of Delaware will determine the fair value of their shares exclusive of any value arising from the proposed merger. This appraisal amount will be paid in cash and could be more than, the same as or less than the amount a Boots & Coots stockholder would be entitled to receive under the merger agreement.

The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement/prospectus, and Section 262 of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement/prospectus.

Conditions to the Merger
(Page 81)

The merger will be completed only if the conditions to the merger are satisfied or waived (if legally permissible), including the following:

•	the absence of any statute, rule, order, decree or regulation that prohibits the consummation of the merger;

•	the registration statement that includes this prospectus becoming effective under the Securities Act and not being the subject of any stop order or proceeding seeking a stop order;

•	the authorization for listing on the NYSE of the shares of Halliburton common stock to be issued pursuant to the merger;

•	the receipt of tax opinions from counsel for each of Halliburton and Boots & Coots to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

•	subject to certain exceptions, neither Mr. Winchester nor Mr. Edwards ceasing to be employed by Boots & Coots or expressing any intention to terminate his employment or declining to accept employment with Halliburton; and

•	other customary conditions, including the absence of a material adverse effect on Halliburton or Boots & Coots.

The parties to the merger agreement may choose to complete the merger even though a condition has not been satisfied if the law allows the parties to do so; however, neither Halliburton nor Boots & Coots can give any assurance regarding when or if all of the conditions to the merger will be either satisfied or waived or that the merger will occur as intended.

Regulatory Requirements
(Page 66)

The merger is subject to antitrust laws, including the Hart-Scott-Rodino Act, or HSR Act. On April 19, 2010, Halliburton and Boots & Coots made their respective filings under the HSR Act with the Antitrust Division of the United States Department of Justice, which is referred to as the Antitrust Division in this proxy statement/prospectus, and the United States Federal Trade Commission, which is referred to as the FTC in this proxy statement/prospectus. On April 29, 2010, the FTC granted early termination of the waiting period under the HSR Act.

Termination of the Merger Agreement
(Page 83)

Mutual Termination Rights.  Halliburton and Boots & Coots can mutually agree to terminate the merger agreement at any time. Either Halliburton or Boots & Coots can unilaterally terminate the merger agreement in various circumstances, including the following:

•	if the merger has not occurred on or before October 1, 2010 (December 1, 2010 if all conditions other than the termination or expiration of the waiting period under the HSR Act or any statute requiring premerger notification have been or are capable of being fulfilled), or the outside date, but neither party may terminate the merger agreement if that party’s failure to fulfill any material obligation under the merger agreement has caused or resulted in the failure of the merger to occur on or before the outside date;

•	a governmental entity has issued a final, non-appealable statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the merger, but neither party may terminate the merger agreement if its failure to fulfill any material obligation under the merger agreement has been the cause of or resulted in such action or if it materially breaches certain provisions of the merger agreement with respect to such action;

•	the Boots & Coots stockholders have failed to adopt the merger agreement at the Boots & Coots special meeting; or

•	if the other party has breached or failed to perform any representation, warranty or covenant in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of such other party would fail and that breach or failure is incapable of being cured prior to the outside date or is not cured within 30 days after notice of the breach or failure to perform, as long as the terminating party is not in material breach and has not materially failed to perform any of its representations, warranties or covenants in the merger agreement.

Boots & Coots’ Termination Rights.  Boots & Coots may generally terminate the merger agreement if the Boots & Coots board of directors has effected a change in its recommendation and has authorized Boots & Coots to enter into an acquisition agreement in respect of a related superior proposal (as defined in “Terms of the Merger Agreement — Certain Additional Agreements”) and Boots & Coots has paid or concurrently pays $10.0 million to Halliburton.

Halliburton’s Termination Rights.  Halliburton may terminate the merger agreement if:

•	Boots & Coots has breached or failed to perform in any respect any of its covenants or other agreements in the merger agreement prohibiting it from, among other things, soliciting other acquisition proposals and requiring it to call and hold the Boots & Coots stockholder meeting;

•	the Boots & Coots board of directors has effected a change in its recommendation or the Boots & Coots board of directors or any committee thereof has resolved to make such a change;

•	Boots & Coots has recommended, adopted or approved, or proposed publicly to recommend, adopt or approve any acquisition proposal (as defined in “Terms of the Merger Agreement — Certain Additional Agreements”) or acquisition agreement relating thereto;

•	Boots & Coots has failed to reaffirm the recommendation of its board of directors that the Boots & Coots stockholders vote in favor of the adoption of the merger agreement within three business days following receipt from Halliburton of a written request for such reaffirmation; or

•	within ten business days after a tender or exchange offer relating to securities of Boots & Coots has first been published or announced, Boots & Coots has not sent or given to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, a statement disclosing that its board of directors recommends rejection of such tender or exchange offer.

Termination Fee and Expense Reimbursement
(Page 84)

In connection with the termination of the merger agreement in certain circumstances involving a takeover proposal by a third party for Boots & Coots, a change of the Boots & Coots board of directors’ recommendation to the Boots & Coots stockholders to vote in favor of the approval of the merger agreement, or certain breaches of the merger agreement by Boots & Coots, Boots & Coots will be required to pay Halliburton a termination fee of $10.0 million.

Furthermore, either Halliburton or Boots & Coots will have to pay to the other party out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with, or related to the merger, up to a maximum of $1.5 million in the aggregate, if the merger agreement is terminated under certain circumstances.

Interests of Certain Persons in the Merger that May be Different from Your Interests
(Page 57)

Boots & Coots’ directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of holders of Boots & Coots common stock. These interests include certain Boots & Coots executive officers being entitled to receive certain benefits in connection with the merger. Some of these benefits include the following:

•	lump sum payments to executive officers of up to approximately $3.7 million in the aggregate in exchange for the termination and waiver of substantially all of those executive officers’ rights under their current arrangements with Boots & Coots;

•	the accelerated vesting of Boots & Coots SARs and options to purchase shares of Boots & Coots common stock held by Boots & Coots’ directors and executive officers at the effective time of the merger and the right to receive a cash payment in respect of such SARs and options;

•	the accelerated vesting of Boots & Coots restricted stock held by Boots & Coots’ directors and executive officers at the effective time of the merger and the right to receive the merger consideration in respect of that restricted stock; and

•	positions with Halliburton that Boots & Coots executive officers are expected to hold upon completion of the merger, including Messrs. Winchester’s and Edwards’ roles in managing Boots & Coots’ business.

Boots & Coots’ board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Boots & Coots stockholders vote in favor of the adoption of the merger agreement. See “The Merger — Reasons for the Merger — Boots & Coots” beginning on page 43.

Acquisition Proposals
(Page 77)

Boots & Coots and its subsidiaries will not, and Boots & Coots and its subsidiaries will cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to, (1) directly or indirectly, initiate, solicit or encourage or take any action to facilitate an acquisition proposal, (2) directly or indirectly, participate or engage in discussions or negotiations with or disclose any non-public information to any other party with respect to an acquisition proposal, (3) accept an acquisition proposal or (4) enter into any agreement relating to an acquisition proposal. However, prior to the time Boots & Coots’ stockholders approve the merger agreement, Boots & Coots or its board of directors may take any action described in clause (2) above if Boots & Coots receives a bona fide unsolicited written acquisition proposal from a third party and, among other things,

•	Boots & Coots’ board of directors determines in good faith after consultation with financial advisors and outside legal counsel that:

•	the proposal constitutes or is reasonably likely to result in a transaction more favorable to its stockholders than the merger and is reasonably likely to be completed on the terms proposed; and

•	the third party has the financial and legal capability to consummate that proposal; and

•	Boots & Coots’ board of directors determines after the receipt of advice from outside legal counsel that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties.

In addition, Boots & Coots’ board of directors may not change its recommendation that the Boots & Coots stockholders vote in favor of the adoption of the merger agreement unless, in response to a superior proposal, it

•	determines in good faith after consultation with outside legal counsel that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties; and

•	provides prior written notice to Halliburton that it is contemplating taking such action, five business days have passed since Halliburton received the notice and, if Halliburton has requested, Boots & Coots has negotiated in good faith with respect to any changes to the merger agreement which would allow the Boots & Coots board of directors not to take such action consistent with its fiduciary duties.

Prior to the termination of the merger agreement, Boots & Coots is not permitted to enter into any agreement, arrangement or understanding (other than a permitted confidentiality agreement) that constitutes, relates to or could reasonably be expected to lead to an acquisition proposal.

Comparison of Stockholder Rights
(Page 92)

Halliburton and Boots & Coots are both Delaware corporations. Upon completion of the merger, your rights as stockholders of Halliburton will be governed by its restated certificate of incorporation and by-laws. Boots & Coots stockholders should consider that Halliburton’s restated certificate of incorporation and by-laws differ in some material respects from Boots & Coots’ certificate of incorporation and by-laws.

Selected Historical Consolidated Financial Data
Halliburton

The following table sets forth Halliburton’s selected consolidated historical financial information that has been derived from Halliburton’s audited consolidated financial statements as of December 31, 2009, 2008, 2007, 2006 and 2005 and for the years then ended and from the unaudited condensed consolidated financial statements as of March 31, 2010 and 2009 and for the quarterly periods then ended. This disclosure does not include the effects of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and condensed consolidated financial statements and notes thereto in Halliburton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in Halliburton’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.

Halliburton is not required to furnish pro forma financial information with respect to the merger in this proxy statement/prospectus because Boots & Coots would not be a significant subsidiary under any of the financial conditions specified in Rule 1-02(w) of SEC Regulation S-X, substituting 20% for 10% in each of those conditions in accordance with Rule 11-01(b)(1) of SEC Regulation S-X.

	Quarter Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	Millions of dollars and shares except per share data

Total revenue	$3,761	$3,907	$14,675	$18,279	$15,264	$12,955	$10,100

Total operating income	$449	$616	$1,994	$4,010	$3,498	$3,245	$2,164
Nonoperating expense, net (1)	(116)	$(56)	(312)	(161)	(51)	(59)	(179)

Income from continuing operations before income taxes	333	560	1,682	3,849	3,447	3,186	1,985
(Provision) benefit for income taxes	(121)	(179)	(518)	(1,211)	(907)	(1,003)	125

Income from continuing operations	$212	$381	$1,164	$2,638	$2,540	$2,183	$2,110

Income (loss) from discontinued operations	$(5)	$(1)	$(9)	$(423)	$996	$185	$251

Net income attributable to company	$206	$378	$1,145	$2,224	$3,486	$2,335	$2,346

Amounts attributable to company shareholders:
Continuing operations	$211	$379	$1,154	$2,647	$2,511	$2,164	$2,095
Discontinued operations	(5)	(1)	(9)	(423)	975	171	251

Net income	206	378	1,145	2,224	3,486	2,335	2,346
Basic income per share attributable to shareholders:
Continuing operations	$0.23	$0.42	$1.28	$3.00	$2.73	$2.12	$2.06
Net income	0.23	0.42	1.27	2.52	3.79	2.28	2.31
Diluted income per share attributable to shareholders:
Continuing operations	0.23	0.42	1.28	2.91	2.63	2.04	2.01
Net income	0.23	0.42	1.27	2.45	3.65	2.20	2.25
Cash dividends per share	0.09	0.09	0.36	0.36	0.35	0.30	0.25

Financial position:
Net working capital	$5,669	$6,578	$5,749	$4,630	$5,162	$6,456	$4,959
Total assets	16,980	16,224	16,538	14,385	13,135	16,860	15,073
Property, plant, and equipment, net	5,980	5,157	5,759	4,782	3,630	2,557	2,203
Long-term debt (including current maturities) (1)	4,574	4,607	4,574	2,612	2,779	2,789	3,106
Total shareholders’ equity	8,960	8,095	8,757	7,744	6,966	7,465	6,429
Basic weighted average common shares outstanding	905	897	900	883	919	1,022	1,017
Diluted weighted average common shares outstanding	908	899	902	909	955	1,059	1,043

Other financial data:
Capital expenditures	$404	$518	$1,864	$1,824	$1,583	$834	$575
Depreciation, depletion, and amortization expense	261	215	931	738	583	480	448

(1)	Reflects the issuance of $2.0 billion of senior notes during the quarter ended March 31, 2009.

All periods presented reflect the adoption of new accounting standards in 2009 and the reclassification of KBR, Inc. to discontinued operations in the first quarter of 2007.

Boots & Coots

The following table sets forth Boots & Coots’ selected consolidated historical financial information that has been derived from Boots & Coots’ audited consolidated financial statements as of December 31, 2009, 2008, 2007, 2006 and 2005 and for the years then ended and from the unaudited condensed consolidated financial statements as of March 31, 2010 and 2009 and for the quarterly periods then ended. This disclosure does not include the effects of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and condensed consolidated financial statements and notes thereto in Boots & Coots’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Boots & Coots’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.

	Quarter Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
			(In thousands except per share amounts)

INCOME STATEMENT DATA:
Revenues	$53,311	$54,662	$195,074	$209,237	$105,296	$97,030	$29,537
Operating income	3,061	3,816	12,671	29,820	12,692	19,892	4,563
Net income	695	1,946	6,009	21,819	7,891	11,165	2,779
Net income attributable to common stockholders	695	1,946	6,009	21,819	7,891	11,781	1,905
BASIC INCOME PER COMMON SHARE:
Net income	$0.01	$0.03	$0.08	$0.29	$0.11	$0.22	$0.06

Weighted average common shares outstanding — Basic	77,654	76,651	77,018	75,845	70,039	53,772	29,507
DILUTED INCOME PER COMMON SHARE:
Net income	$0.01	$0.03	$0.08	$0.28	$0.11	$0.21	$0.06

Weighted average common shares outstanding — Diluted	80,167	77,752	78,432	78,040	72,114	55,036	31,374

	As of March 31,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
			(In thousands)

BALANCE SHEET DATA:
Total assets(1)	$200,574	$200,506	$197,366	$184,973	$136,415	$101,017	$14,767
Long-term debt and notes payable, including current maturities(2)	42,248	44,390	42,290	31,698	28,091	31,432	6,448
Stockholders’ equity(3)	110,978	104,082	109,617	101,761	77,043	38,422	3,795
Common shares outstanding	81,604	78,175	80,046	77,075	75,564	59,186	29,594

(1)	The increase in total assets during 2009 was primarily due to the increase in goodwill and intangibles resulting from the acquisition of John Wright Company, or JWC, during 2009 and the increase in deferred debt cost related to the new credit agreement with Wells Fargo Bank, National Association. The increase in total assets during 2008 was primarily due to the increase in receivables which resulted from a substantial increase in revenue in 2008 compared to 2007. It was also a result of an increase in property, plant and equipment due to higher capital expenditures to support Boots & Coots’ higher volume of revenue in 2008. The increase in total assets from 2005 to 2006 is a result of Boots & Coots’ acquisition of the hydraulic well control business of Oil States International, Inc., or HWC, in March 2006.

(2)	The increase in long term debt from 2008 to 2009 is a result of the new credit agreement with Wells Fargo entered into during 2009 used primarily for funding the JWC acquisition. The increase in long term debt from 2007 to 2008 primarily resulted from borrowings to fund working capital and capital expenditure requirements. The increase in long term debt from 2005 to 2006 is a result of borrowings from debt issued and a prior credit agreement with Wells Fargo entered into in conjunction with funding for the acquisition of the HWC, in March 2006.

(3)	The increases in stockholders’ equity from 2008 to 2009 and from 2007 to 2008 are primarily due to net income. The increase from 2006 to 2007 is due to Boots & Coots’ April 2007 underwritten public offering of 14.95 million shares of Boots & Coots common stock which resulted in net proceeds to Boots & Coots of $28.8 million. The increase in stockholders’ equity from 2005 to 2006 is a result of the 26.5 million shares issued for the purchase of HWC valued at $26.5 million.

Unaudited Comparative Per Share Data

The following table sets forth (1) the historical income from continuing operations and net book value per share of Halliburton common stock in comparison to the pro forma income from continuing operations and net book value per share after giving effect to the stock and cash acquisition of Boots & Coots using the acquisition method of accounting and (2) the historical income from continuing operations and net book value per share of Boots & Coots common stock in comparison to the equivalent pro forma income from continuing operations and net book value per share attributable to an assumed 0.0403 shares of Halliburton common stock issued for each share of Boots & Coots common stock. This exchange ratio assumes that the Halliburton five-day average price, as calculated on May 5, 2010, was $31.49, and no modification of the allocation of the merger consideration.

The pro forma adjustments for the net book value per share data are based on the assumption that the transaction occurred on March 31, 2010 and December 31, 2009. The pro forma adjustments for the income from continuing operations per share data are based on the assumption that the transaction occurred on January 1, 2009.

The unaudited pro forma data is for informational purposes only. Halliburton and Boots & Coots may have performed differently had Boots & Coots always been a subsidiary of Halliburton. You should not rely on the pro forma data as being indicative of the historical results that would have been achieved had Boots & Coots always been a subsidiary of Halliburton or the future results that Halliburton will experience after the merger. The information presented in this table should be read in conjunction with the consolidated historical financial statements of Halliburton and Boots & Coots and the notes thereto incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.

	As of and for the	As of and for the
	Quarter Ended	Year Ended
	March 31, 2010	December 31, 2009

Historical-Halliburton:
Income from continuing operations per share:
Basic	$0.23	$1.28
Diluted	0.23	1.28
Cash dividends per share	0.09	0.36
Net book value per share(1)	9.86	9.68
Historical-Boots & Coots:
Income from continuing operations per share:
Basic	$0.01	$0.08
Diluted	0.01	0.08
Cash dividends per share(2)	—	—
Net book value per share(1)	1.36	1.37
Pro Forma Combined:
Income from continuing operations per share:
Basic	$0.23	$1.28
Diluted	0.23	1.28
Net book value per share(1)	9.92	9.74
Equivalent Pro Forma-Boots & Coots(3):
Income from continuing operations per share:
Basic	$0.01	$0.05
Diluted	0.01	0.05
Net book value per share	0.40	0.39

(1)	Net book value per share is calculated by dividing company shareholders’ equity by common shares outstanding at the end of the period.

(2)	Boots & Coots did not pay dividends on its common stock during either of the periods shown in the table and does not anticipate paying cash dividends on its common stock in the foreseeable future.

(3)	The equivalent pro forma per share amounts are calculated by multiplying the pro forma combined per share amounts by the assumed exchange ratio of 0.0403.

Comparative Per Share Market Price and Dividend Information
Historical Market Prices of Halliburton and Boots & Coots

Halliburton’s common stock is listed on the NYSE under the symbol “HAL.” Boots & Coots’ common stock is listed on the NYSE Amex under the symbol “WEL.” The following table sets forth the high and low trading prices per share of Halliburton common stock and Boots & Coots common stock on the NYSE and NYSE Amex, respectively, for the periods shown. You are urged to obtain current market quotations before making any decision with respect to the merger.

	Halliburton Common Stock			Boots & Coots
			Cash	Common Stock(1)
	High	Low	Dividend	High	Low

2007:
First Quarter	$32.72	$27.65	$0.075	$2.87	$1.96
Second Quarter	37.20	30.99	0.09	2.99	1.50
Third Quarter	39.17	30.81	0.09	1.75	1.11
Fourth Quarter	41.95	34.42	0.09	1.70	1.20
2008:
First Quarter	39.98	30.00	0.09	1.82	1.23
Second Quarter	53.97	38.56	0.09	2.55	1.68
Third Quarter	55.38	29.00	0.09	3.19	1.66
Fourth Quarter	32.09	12.80	0.09	1.95	0.92
2009:
First Quarter	21.47	14.68	0.09	1.45	1.00
Second Quarter	24.76	14.82	0.09	1.81	1.12
Third Quarter	28.58	18.11	0.09	1.77	1.19
Fourth Quarter	32.00	25.50	0.09	1.67	1.25
2010:
First Quarter	34.87	27.71	0.09	2.50	1.42
Second Quarter (through May 5, 2010)	35.22	29.06		2.97	2.16

(1)	Boots & Coots did not pay dividends on its common stock during the periods shown.

The following table sets forth the closing sale prices of Halliburton common stock and Boots & Coots common stock as reported on the NYSE and NYSE Amex, respectively, on (i) April 9, 2010, the last full trading day before the public announcement of the proposed merger, and (ii)           , 2010, the last practicable trading day prior to mailing this proxy statement/prospectus.

The table also includes the equivalent value of the merger consideration per share of Boots & Coots common stock on April 9, 2010 and          , 2010. The cash equivalent prices per share for each date were calculated by multiplying the closing price of Halliburton’s common stock on those dates by 0.0402 and          , respectively, which is the total Halliburton common stock consideration that would be issued pursuant to the merger agreement per share of Boots & Coots common stock if the Halliburton five-day average price is equal to those closing prices shown below. To this, we added $1.73 per share, which is the total cash consideration currently expected to be paid pursuant to the merger agreement per share of Boots & Coots common stock. In each case, these amounts were calculated assuming that each Boots & Coots stockholder elected to receive, and would receive, a mix of $1.73 in cash and $1.27 in Halliburton common stock for each Boots & Coots share.

			Equivalent
	Halliburton	Boots & Coots	per Share
	Closing Price	Closing Price	Value

April 9, 2010	$31.57	$2.35	$3.00
, 2010	$	$	$3.00

As of          , 2010, there were approximately      record holders of Halliburton common stock and approximately      record holders of Boots & Coots common stock.

Dividends

Halliburton’s board of directors intends to consider the payment of quarterly dividends on the outstanding shares of Halliburton common stock in the future. The declaration and payment of future dividends, however, will be at the discretion of Halliburton’s board of directors and will depend upon, among other things, future earnings, general financial condition and liquidity, success in business activities, capital requirements and general business conditions.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statements Concerning Forward-Looking Statements” on page 29 of this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of Halliburton and Boots & Coots because these risk factors may affect the operations and financial results of Halliburton after the merger. Those risk factors may be found in each company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in Halliburton’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, each of which is on file with the SEC and is incorporated by reference into this proxy statement/prospectus.

The market price of Halliburton common stock after the merger may be affected by factors different from those affecting shares of Boots & Coots stock currently.

Upon completion of the merger, some or all holders of Boots & Coots common stock will become holders of Halliburton common stock. The businesses of Halliburton differ from those of Boots & Coots in important respects and, accordingly, the results of operations of Halliburton after the merger, as well as the market price of its common stock, may be affected by factors different from those currently affecting the independent results of operations of Boots & Coots. For further information on the businesses of Halliburton and Boots & Coots and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 99 of this proxy statement/prospectus.

After completion of the merger, Halliburton may fail to realize the anticipated benefits of the merger, which could adversely affect the value of Halliburton’s common stock.

The success of the merger will depend, in part, on Halliburton’s ability to integrate effectively the businesses of Halliburton and Boots & Coots and realize the anticipated benefits from the acquisition of Boots & Coots. As of the date of this proxy statement/prospectus, Halliburton believes that these benefits, which include the expansion of Halliburton’s completion and production enhancement portfolio, an increase in Halliburton’s ability to improve full life cycle returns for its customers and the creation of a new product service line with a strong global presence and attractive growth prospects, are achievable. However, it is possible that Halliburton will not be able to achieve these benefits fully, or at all, or will not be able to achieve them within the anticipated timeframe. Halliburton and Boots & Coots have operated and, until the completion of the merger, will continue to operate, independently, and there can be no assurance that their businesses can be integrated successfully. If Halliburton’s expectations as to the benefits of the merger turn out to be incorrect, or Halliburton is not able to successfully integrate the businesses of Halliburton and Boots & Coots for any other reason, the value of Halliburton’s common stock (including the stock issued as a portion of the merger consideration) may be adversely affected.

It is possible that the integration process could result in the loss of key Boots & Coots employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies. Specific issues that must be addressed upon completion of the merger in order to realize the anticipated benefits of the merger include, among other things:

•	integrating the companies’ management teams, strategies, cultures and operations;

•	retaining existing Boots & Coots customers and partners;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	integrating the companies’ corporate, administrative and information technology infrastructure; and

•	managing any tax costs or inefficiencies associated with integration.

In addition, at times, the attention of certain members of Halliburton’s management and Boots & Coots’ management, and the resources of the two companies, may be focused on the completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations.

Boots & Coots may have difficulty attracting, motivating and retaining officers and other key employees in light of the merger, and the anticipated benefits of the merger could be reduced.

Uncertainty about the effect of the merger on Boots & Coots’ officers and employees may have an adverse effect on Boots & Coots and the anticipated benefits of the merger. This uncertainty may impair Boots & Coots’ ability to attract, retain and motivate key personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with Halliburton.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of Boots & Coots. If Boots & Coots and Halliburton are unable to retain personnel, including certain of Boots & Coots’ key employees who will be critical to the successful integration and future operations of the business of Boots & Coots, Halliburton could face disruptions in its operations, loss of existing customers and loss of key information, expertise or know-how. If officers and other key employees of Boots & Coots depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of Halliburton, Halliburton’s ability to realize the anticipated benefits of the merger could be reduced.

Boots & Coots’ directors and executive officers have interests in the merger that may be different from, and in addition to, the interests of other Boots & Coots stockholders.

When considering the recommendation of Boots & Coots’ board of directors that Boots & Coots stockholders vote in favor of the adoption of the merger agreement, Boots & Coots stockholders should be aware that directors and executive officers of Boots & Coots have interests in the merger that may be different from, or in addition to, the interests of a stockholder of Boots & Coots. In particular, directors and executive officers of Boots & Coots have rights to acceleration of stock options, SARs, restricted stock and other benefits triggered immediately prior to or upon completion of the merger and have rights to continued indemnification and insurance coverage after the completion of the merger. In addition, executive officers of Boots & Coots have employment and severance benefit arrangements triggered immediately prior to or upon completion of the merger. Boots & Coots’ board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in making its recommendation that Boots & Coots stockholders vote in favor of the adoption of the merger agreement. See “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests.”

Boots & Coots stockholders electing to receive only cash or only Halliburton common stock may receive a form or combination of consideration different from the form they elect.

While each Boots & Coots stockholder may elect to receive consideration consisting of cash, shares of Halliburton common stock or a combination of both in exchange for their shares of Boots & Coots common stock, the aggregate cash consideration to be received by Boots & Coots stockholders pursuant to the merger will, subject to certain exceptions, be fixed at an amount equal to the product of $1.73 and the number of issued and outstanding shares of Boots & Coots common stock immediately prior to closing of the merger (including restricted stock and excluding certain shares), which cash amount is expected to be approximately $141.6 million based on the number of shares of Boots & Coots common stock and restricted stock outstanding as of May 5, 2010. Accordingly, if Boots & Coots stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, or less than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive either all cash or all stock consideration, as the case may be, will be pro rated down and will receive the undersubscribed form of merger consideration as a portion of the overall consideration they receive for their shares. As a result, depending on the elections made by other Boots & Coots stockholders, if a Boots & Coots stockholder elects to receive all cash pursuant to the merger, that stockholder could receive a portion of the merger consideration in Halliburton common stock instead of cash or, if a Boots & Coots stockholder elects to receive all Halliburton common stock pursuant to the merger, that stockholder could receive a portion of the merger consideration in cash instead of Halliburton common stock.

As a result of the consideration election of the merger agreement, and because the market price of Halliburton common stock will fluctuate, Boots & Coots stockholders cannot be sure of the aggregate value of the merger consideration they will receive.

Under the merger agreement, Boots & Coots stockholders may elect to receive consideration consisting of cash, shares of Halliburton common stock or a combination of both in exchange for their shares of Boots & Coots common stock. Subject to modification in order to achieve the intended tax consequences of the merger, Boots & Coots stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive (1) $1.73 in cash and (2) a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $1.27 by the Halliburton five-day average price, for each share of Boots & Coots common stock they own. Subject to proration, (i) Boots & Coots stockholders electing to receive all cash will receive $3.00 for each share of Boots & Coots common stock they own and (ii) Boots & Coots stockholders electing to receive only Halliburton common stock will receive a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $3.00 by the Halliburton five-day average price, for each share of Boots & Coots common stock they own.

As described above, the stock portion of the merger consideration will be calculated based on the Halliburton five-day average price, which will be determined as of the second full trading day immediately prior to the effective time of the merger (referred to in this proxy statement/prospectus as the calculation date). Once the Halliburton five-day average price is determined, it will, subject to certain exceptions relating to appraisal rights or the tax-free status of the merger, be fixed and will not be adjusted due to any increase or decrease in the price per share of Halliburton common stock after the calculation date. Accordingly, the dollar value of the consideration received by Boots & Coots stockholders receiving consideration that includes Halliburton common stock will depend upon the market value of Halliburton common stock at the effective time of the merger, and such dollar value may be different from, and lower than, the dollar value of the merger consideration on the calculation date. Moreover, the Halliburton five-day average price will likely vary from the market price of Halliburton common stock on the date the merger agreement was announced, on the date that this proxy statement/prospectus is mailed to Boots & Coots stockholders, on the date a Boots & Coots stockholder makes an election with respect to the merger consideration, on the date of the special meeting of Boots & Coots stockholders and after the closing of the merger.

If you tender shares of Boots & Coots common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a Boots & Coots stockholder and want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed election form to the exchange agent. The deadline for doing this is 5:00 p.m., New York time, on          , 2010. You will not be able to sell any shares of Boots & Coots common stock that you have delivered unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Boots & Coots common stock for any reason until you receive cash and/or Halliburton common stock pursuant to the merger. In the time between delivery of your shares and the closing of the merger, the market price of Boots & Coots or Halliburton common stock may increase or decrease and you might otherwise want to sell your shares of Boots & Coots to gain access to cash, make other investments or reduce the potential for a decrease in the value of your investment.

The date that Boots & Coots stockholders will receive the merger consideration is uncertain.

The date that Boots & Coots stockholders will receive the merger consideration depends on the completion date of the merger, which is uncertain. While we expect to complete the merger in the summer of 2010, the completion date of the merger might be later than expected because of delays in obtaining stockholder and governmental approvals or because of unforeseen events. In no event will the merger be completed later than October 1, 2010 (December 1, 2010 if all conditions to the merger other than the termination or expiration of the waiting period under the HSR Act or any statute requiring premerger notification have been fulfilled or are capable of being fulfilled) unless Halliburton and Boots & Coots otherwise agree.

Business uncertainties and contractual restrictions while the merger is pending may have an adverse effect on Boots & Coots.

Uncertainty about the effect of the merger on suppliers, partners and customers may have an adverse effect on Boots & Coots. These uncertainties may cause suppliers, customers and others that deal with Boots & Coots to defer purchases or other decisions concerning Boots & Coots or seek to change existing business relationships with Boots & Coots. In addition, the merger agreement restricts Boots & Coots from making certain acquisitions and taking other specified actions without Halliburton’s approval. These restrictions could prevent Boots & Coots from pursuing certain business opportunities that may arise prior to the completion of the merger. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Boots & Coots.

If the merger is not completed, the ongoing businesses of Boots & Coots may be adversely affected and, without realizing any of the benefits of having completed the merger, Boots & Coots would be subject to a number of risks, including the following:

•	Boots & Coots may experience negative reactions from its customers and employees;

•	the current market price of Boots & Coots common stock may reflect a market assumption that the merger will occur and a failure to complete the merger could result in a negative perception by the stock market and a resulting decline in the market price of Boots & Coots common stock;

•	certain costs relating to the merger, including certain investment banking, financing, legal and accounting fees and expenses, must be paid even if the merger is not completed, and Boots & Coots may be required to pay a fee of $10.0 million or expense reimbursements up to $1.5 million to Halliburton if the merger agreement is terminated under specified circumstances; and

•	there may be substantial disruption to Boots & Coots’ business and distraction of Boots & Coots’ management and employees from day-to-day operations because matters related to the merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to Boots & Coots.

There can be no assurance that the risks described above will not materialize, and if any of them do, they may materially adversely affect Boots & Coots’ business, financial results and stock price.

The merger agreement restricts Boots & Coots’ ability to pursue alternatives to the merger and requires Boots & Coots to pay a termination fee of $10.0 million if it does.

The merger agreement contains “no shop” provisions that, subject to limited fiduciary exceptions, restrict Boots & Coots’ ability to initiate, solicit or encourage or take any action to facilitate, discuss, negotiate or accept a competing third party proposal to acquire 15% or more of Boots & Coots’ assets, revenues, net income or equity securities. Further, only in limited circumstances may Boots & Coots’ board of directors withdraw or change its recommendation to holders of Boots & Coots common stock that they vote in favor of the adoption of the merger agreement. Although Boots & Coots’ board of directors is permitted to take these actions if it determines in good faith that these actions are likely to be required to comply with its fiduciary duties, doing so in specified situations could entitle Halliburton to be paid a termination fee of $10.0 million.

Halliburton required that Boots & Coots agree to these provisions as a condition to Halliburton’s willingness to enter into the merger agreement. However, these provisions could discourage a potential acquiror that might have an interest in acquiring all or a significant part of Boots & Coots from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration Halliburton proposes to pay in the merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Boots & Coots than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to Halliburton in certain circumstances.

Boots & Coots stockholders will own less than 1.0% of Halliburton common stock immediately after the merger and will exercise significantly less influence over management.

Immediately after the completion of the merger, it is expected that former Boots & Coots stockholders, who collectively own 100% of Boots & Coots common stock, will own less than 1.0% of Halliburton common stock. Consequently, immediately after the completion of the merger, Boots & Coots stockholders will have significantly less influence over the management and policies of Halliburton than they currently have over the management and policies of Boots & Coots.

The rights of Boots & Coots stockholders will be governed by Halliburton’s restated certificate of incorporation and by-laws.

All Boots & Coots stockholders who receive shares of Halliburton common stock in the merger will become Halliburton stockholders and their rights as stockholders will be governed by Halliburton’s restated certificate of incorporation and by-laws. There are material differences between the current rights of Boots & Coots stockholders, which are governed by Boots & Coots’ amended and restated certificate of incorporation and by-laws, and the rights of holders of Halliburton common stock. See “Comparison of Stockholder Rights” beginning on page 92.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus are forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate” and other similar expressions. In particular, the forward-looking statements contained in this proxy statement/prospectus include but are not limited to statements regarding:

•	the expected closing date of the merger;

•	the expected tax treatment of the merger for U.S. federal income tax purposes; and

•	the anticipated benefits of the merger.

Halliburton and Boots & Coots may also provide oral or written forward-looking information in other materials they release to the public. Forward-looking information involves risk and uncertainties and reflects Halliburton’s and Boots & Coots’, as applicable, best judgment based on current information. The results of operations and business strategies of Halliburton and Boots & Coots, and the plans and objectives for the future operation of Halliburton following the merger and the integration of the businesses of Halliburton and Boots & Coots, can be affected by inaccurate assumptions that are made or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of forward-looking information. As a result, no forward-looking information can be guaranteed. Actual events and the results of operations may vary materially.

Neither Halliburton nor Boots & Coots assumes any responsibility to publicly update any forward-looking statements regardless of whether factors change as a result of new information, future events, or for any other reason. You should review any additional disclosures Halliburton and Boots & Coots make in their press releases and Forms 10-K, 10-Q, and 8-K filed with or furnished to the SEC. We also suggest that you listen to Halliburton’s and Boots & Coots’ earnings release conference calls with financial analysts.

The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus, could cause actual results to differ materially from those expressed in or implied by forward-looking statements:

•	the expenses of the merger being greater than anticipated, including as a result of unexpected factors or events;

•	the exposure to litigation, including the possibility that litigation relating to the merger could delay or impede the completion of the merger;

•	the integration of Boots & Coots’ business and operations with those of Halliburton taking longer than anticipated, being costlier than anticipated and having unanticipated adverse results relating to Halliburton’s or Boots & Coots’ existing businesses;

•	attrition in key customers, partners and other relationships relating to the merger;

•	changes in economic, business, competitive and/or regulatory factors;

•	the failure to receive the required stockholder and regulatory approvals for the merger or to satisfy any of the closing conditions to the merger; and

•	the failure to retain officers and key employees.

See “Where You Can Find More Information.”

THE STOCKHOLDER MEETING

Boots & Coots’ board of directors is using this document to solicit proxies from Boots & Coots stockholders for use at Boots & Coots’ special meeting of stockholders. In addition, this document constitutes a prospectus covering the issuance of Halliburton common stock pursuant to the merger agreement.

Date, Time and Place

The special meeting of Boots & Coots’ stockholders will be held at           on           , 2010, at 10:00 a.m., local time.

Purpose

The purpose of the Boots & Coots special meeting is as follows:

1.	to consider and vote upon a proposal to adopt the merger agreement; and

2.	to consider and vote upon any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in favor of the foregoing proposal.

Board Recommendation

Boots & Coots’ board of directors has adopted a resolution approving the merger agreement, declared the merger agreement advisable and determined that the merger agreement and the transactions contemplated by it are fair to and in the best interests of Boots & Coots and its stockholders, and recommends that Boots & Coots stockholders vote at the special meeting to adopt the merger agreement and to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. As described under “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 57, Boots & Coots directors and executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or are in addition to, those of Boots & Coots stockholders.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the Boots & Coots special meeting is          , 2010. Only holders of record of Boots & Coots common stock at the close of business on the record date are entitled to notice of, and to vote at, the Boots & Coots special meeting. At the close of business on the record date, there were           shares of Boots & Coots common stock issued and outstanding held by approximately           holders of record. Each share of Boots & Coots common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

Quorum

A quorum of stockholders is required for Boots & Coots stockholders to take action on the proposal to adopt the merger agreement at the special meeting, but not to approve any adjournment of the meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Boots & Coots common stock entitled to vote at the close of business on the record date will constitute a quorum. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. With respect to broker non-votes, the adoption of the merger agreement is not considered a routine matter. Therefore, your broker will not be permitted to vote on the adoption of the merger agreement without instruction from you as the beneficial owner of the shares of Boots & Coots common stock. Broker non-votes will, however, be counted for purposes of determining whether a quorum is present at the special meeting.

Required Vote

To adopt the merger agreement, holders of a majority of the shares of Boots & Coots common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of Boots & Coots common stock, a Boots & Coots stockholder’s failure to submit a proxy or to vote in person at the special meeting, an abstention from voting, or the failure of a Boots & Coots stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote AGAINST adoption of the merger agreement.

Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of Boots & Coots common stock representing a majority of the votes present in person or by proxy at the special meeting and entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the special meeting, so long as the adjournment is for 30 days or less and no new record date is set. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Tabulation of the Votes

Boots & Coots has appointed           to serve as the Inspector of Election for the Boots & Coots special meeting.           will independently tabulate affirmative and negative votes and abstentions.

Stock Ownership of and Voting by Boots & Coots’ Directors and Executive Officers

At the close of business on the record date for the Boots & Coots special meeting, Boots & Coots’ directors and executive officers and their affiliates collectively beneficially owned approximately           shares of Boots & Coots common stock, which represents approximately     % of the Boots & Coots common stock entitled to vote at the Boots & Coots special meeting. It is expected that Boots & Coots directors and executive officers will vote their shares FOR approval of the merger agreement and the merger.

Voting of Shares by Holders of Record

If you are entitled to vote at the special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, Boots & Coots encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of Boots & Coots common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

•	Telephone. You can vote by telephone by calling the toll-free number ( ) - in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. New York time on , 2010. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

•	Internet. You can vote over the Internet by accessing the website at and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m. New York time on , 2010. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

•	Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this proxy statement/prospectus.

When a stockholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. Boots & Coots encourages its stockholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a Boots & Coots stockholder executes a proxy card without giving instructions, the shares of Boots & Coots common stock represented by that proxy card will be voted FOR approval of the proposal to adopt the merger agreement and the proposal to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in favor of the foregoing proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., New York time, on          , 2010.

Voting of Shares Held in Street Name

If your shares are held in an account at a broker or through another nominee, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which voting methods are available to you. You must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a “broker non-vote.” In these cases, the broker or other nominee can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote your shares on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement or the proposal to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. Therefore, a broker non-vote will have the same effect as a vote AGAINST adoption of the merger agreement but will have no effect on the vote to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, regardless of the method you used to cast your vote, you can do this by:

•	sending a written notice stating that you revoke your proxy to Boots & Coots at 7908 N. Sam Houston Parkway W., 5th Floor, Houston, Texas 77064, Attn: Corporate Secretary that bears a date later than the date of the proxy and is received prior to the special meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Boots & Coots board of directors to be voted at the Boots & Coots special meeting. Boots & Coots has engaged      to assist in the solicitation of proxies for the special meeting. Pursuant to the merger agreement, Halliburton will pay the $      fee of the proxy solicitor. Halliburton will reimburse           for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. Boots & Coots has agreed to indemnify           against certain losses, costs and expenses. In addition,           may reimburse brokerage firms and other persons representing beneficial owners of shares of Boots & Coots common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Boots & Coots will bear all other costs and expenses in connection with the solicitation of proxies. Proxies may also be solicited by certain of Boots & Coots directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Stockholders should not send Boots & Coots stock certificates with their proxy cards. Rather, prior to the election deadline, stockholders should send any Boots & Coots common stock certificates (or a properly completed notice of guaranteed delivery), together with a completed, signed election form, to the exchange agent identified in the election form. The election form and instructions will be delivered to Boots & Coots stockholders together with this proxy statement/prospectus or in a separate mailing.

No Other Business

Under Boots & Coots’ amended and restated certificate of incorporation and by-laws, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to Boots & Coots stockholders provided with this proxy statement/prospectus.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the chairman of the special meeting or with the approval of a majority of the votes present in person or by proxy at the time of the vote, whether or not a quorum exists. Boots & Coots is not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, Boots & Coots may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by Boots & Coots stockholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the Boots & Coots special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact      toll-free at (  ) -           (banks and brokers call collect at (  ) -          ).

THE COMPANIES

Halliburton Company
3000 North Sam Houston Parkway East
Houston, Texas 77032
(281) 871-2699

Halliburton Company, a Delaware corporation, is one of the world’s largest oilfield services companies. Halliburton provides a comprehensive range of discrete and integrated products and services for the exploration, development and production of oil and gas to major, national and independent oil and gas companies throughout the world. Halliburton operates under two divisions, which form the basis for its two operating segments: the Completion and Production segment and the Drilling and Evaluation segment.

Halliburton’s common stock is listed on the NYSE under the symbol “HAL.”

Additional information about Halliburton and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.

Gradient, LLC
3000 North Sam Houston Parkway East
Houston, Texas 77032
(281) 871-2699

Gradient, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Halliburton, was formed solely for the purpose of consummating the merger. Gradient has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Boots & Coots, Inc.
7908 N. Sam Houston Parkway W., 5th Floor
Houston, Texas 77064
(281) 931-8884

Boots & Coots, Inc., a Delaware corporation, provides a suite of integrated pressure control and related services to onshore and offshore oil and gas exploration and development companies, principally in North America, Asia, North Africa, South America, West Africa and the Middle East. Boots & Coots’ international customers include foreign state-owned national oil and gas producers and major international oil companies. Boots & Coots’ U.S. customers include major and independent oil and gas companies as well as other oilfield service companies. Boots & Coots’ service lines are organized into three business segments: Pressure Control, Well Intervention and Equipment Services. Boots & Coots’ Pressure Control segment includes prevention and risk management services, including Boots & Coots’ Safeguard programs, that are designed to promote more efficient and safe oil and gas production procedures and reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well, and personnel, equipment and emergency services utilized during a critical well event. Boots & Coots’ Well Intervention segment includes services that are designed to enhance production for oil and gas operators and consists primarily of snubbing and hydraulic workover services. Boots & Coots’ Equipment Services segment, consists primarily of pressure control equipment rentals and services, designed for safer and more efficient production under high pressure and high temperature situations.

Boots & Coots’ common stock is listed on the NYSE Amex under the symbol “WEL.”

Additional information about Boots & Coots and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.

THE MERGER

Background of the Merger

Halliburton’s senior management regularly evaluates and periodically reviews with Halliburton’s board of directors strategies to enhance stockholder value, including opportunities to enhance the services it provides to its customers and its overall position in the energy services industry. One of the areas for potential growth that Halliburton has considered is the expansion of its completion and production enhancement portfolio. Halliburton believes that an increased presence and expertise in pressure control and well intervention services will enable it to improve full life cycle returns for its customers.

Similarly, as part of the continuous evaluation of its business, Boots & Coots’ board of directors and management regularly evaluate Boots & Coots’ business strategy and prospects for growth and consider opportunities to create value for its stockholders. Boots & Coots’ strategic reviews have frequently resulted in considering and completing acquisitions of and combinations with other companies, as well as joint ventures with other companies.

As part of each company’s ongoing evaluation of its businesses and opportunities, in November and December of 2008, representatives of Halliburton and Boots & Coots began discussing a potential joint venture involving their respective hydraulic workover operations, or HWO. On December 10, 2008, David King, President, Completion and Production Division of Halliburton, and Jerry Winchester, Chief Executive Officer and Director of Boots & Coots, met to discuss the benefits of a possible joint venture. Messrs. King and Winchester both expressed an interest in the possible advantages of such a joint venture, including that the respective HWO businesses of the two companies would be complementary of each other and that there did not exist much overlap in the geographic presence of their HWO businesses. Messrs. King and Winchester decided that Halliburton and Boots & Coots should consult with their respective management teams to determine whether further discussions and exploring the possibility of a joint venture would be fruitful.

In December 2008 and January 2009, both sides continued to consider a possible joint venture and agreed that each party should begin conducting due diligence. On January 7, 2009, Halliburton Energy Services, Inc., a wholly owned subsidiary of Halliburton and which we refer to herein as Halliburton Energy, and Boots & Coots executed a confidentiality agreement. Under the terms of the confidentiality agreement, each party agreed to treat confidentially certain proprietary information shared by the other party to enable them to analyze a possible transaction involving Boots & Coots and the HWO business of Halliburton. In addition, the confidentiality agreement contained, among other things, standstill restrictions that, in accordance with and subject to the terms of the confidentiality agreement, prohibited Halliburton from making an unsolicited offer to acquire securities of Boots & Coots for a period of one year.

From January 2009 through April 8, 2009, Halliburton and Boots & Coots conducted high-level business due diligence.

On April 8, 2009, Boots & Coots sent Halliburton a non-binding term sheet that outlined financial and business arrangements of a transaction pursuant to which Boots & Coots would acquire Halliburton’s HWO business. The parties had subsequent discussions regarding a joint venture including ownership and governance. However, Halliburton and Boots & Coots could not agree to terms, and discussions terminated in late April of 2009.

Prior to the termination of the HWO joint venture discussions, Boots & Coots had expressed interest in purchasing Halliburton’s abrasive jet cutting systems and discussions regarding that transaction continued. On September 11, 2009, Boots & Coots and Halliburton Energy entered into an agreement providing for Boots & Coots to purchase Halliburton’s abrasive jet cutting systems for $420,000. The transaction closed the same day.

In early August 2009, Boots & Coots received an unsolicited letter from a public company, or Company A, expressing general interest in a potential stock-for-stock acquisition of Boots & Coots without specifying financial terms. A telephonic meeting of the board of directors was held on August 12, 2009, with a representative of Thompson & Knight LLP, Boots & Coots’ outside counsel, or Thompson & Knight, in attendance. At the board’s request, the representative of Thompson & Knight reviewed with the board its fiduciary obligations under Delaware law. The board discussed, among other things, the current acquisition environment, including premiums being paid in publicly announced transactions among oil field service companies, the trading price of Boots & Coots common stock, the business prospects of Boots & Coots and publicly available information regarding various aspects of the business, financial condition and prospects of Company A. The consensus of the Boots & Coots board of directors was that Boots & Coots common stock was undervalued and that current market conditions were not conducive to securing a substantial enough premium to the trading price of Boots & Coots common stock to warrant active consideration of a sale of Boots & Coots. With respect to Company A, the consensus of the Boots & Coots board of directors was that further discussions would be unlikely to yield a suitable transaction structure and a substantial enough premium to the market price of Boots & Coots common stock that it would reflect fair value for Boots & Coots common stock. The board directed Mr. Winchester to inform Company A that Boots & Coots was not interested in pursuing such a transaction at this time.

On September 16, 2009, at Mr. Winchester’s request, Mr. Winchester and Mr. King resumed discussions regarding Boots & Coots’ proposed acquisition of the HWO business of Halliburton. During that meeting, Mr. King inquired about whether Boots & Coots would be interested in exploring a transaction in which Halliburton acquired Boots & Coots. Mr. King stated that Halliburton would like for Boots & Coots’ current management team to remain intact and continue to manage Boots & Coots’ business, together with Halliburton’s coiled tubing and HWO business, as a subsidiary of Halliburton. Mr. Winchester responded that, as a general matter, Boots & Coots was not interested in pursuing a sale but that it was interested in continuing general discussions of a joint venture or other combination if Halliburton was similarly committed to moving forward.

On September 21, 2009, Messrs. Winchester and King again met and discussed Halliburton’s interest in acquiring Boots & Coots. At this meeting, Mr. Winchester informed Mr. King that it made sense to continue that line of discussions only if Halliburton was willing to consider an offer that represented a substantial premium to the trading price of Boots & Coots common stock. Mr. King arranged a meeting between Mr. Winchester and David Lesar, Chairman of the Board, President and Chief Executive Officer of Halliburton, for September 28, 2009, to discuss the matter further.

On September 28, 2009, Mr. Winchester met with Messrs. Lesar and King. Mr. Lesar affirmed Halliburton’s interest in pursuing a potential acquisition of Boots & Coots and indicated that he thought a transaction at a substantial premium to the trading price of Boots & Coots common stock was possible, assuming Boots & Coots’ current management team would remain intact and continue to manage Boots & Coots’ business, in combination with Halliburton’s coiled tubing and HWO business, as a subsidiary of Halliburton. Following this meeting, Mr. Winchester discussed the meeting informally with certain members of the board of directors of Boots & Coots, including the Chairman of the Board, and reported that Halliburton appeared more inclined to pursue an acquisition of Boots & Coots than to consider a joint venture or a sale of its HWO business to Boots & Coots. As a result of these discussions, a meeting of the board of directors of Boots & Coots was scheduled for October 14, 2009.

On October 13, 2009, Mr. Winchester met with Mr. King and informed him that a meeting of the Boots & Coots board of directors had been scheduled for the following day, and that he intended to inform the board generally of Halliburton’s expression of interest in acquiring Boots & Coots at that meeting. Mr. King confirmed that Halliburton remained interested in pursuing an acquisition of Boots & Coots.

On October 14, 2009, a special meeting of the board of directors of Boots & Coots was held at Boots & Coots’ corporate offices. At the meeting, Mr. Winchester informed the Boots & Coots board of directors of Halliburton’s expression of interest in acquiring Boots & Coots. A representative of Thompson & Knight was also present at the meeting and reviewed for the board its fiduciary obligations under Delaware law. The board discussed, among other things, the current acquisition environment, including premiums being paid in publicly announced transactions among oil field service companies, the trading price of Boots & Coots common stock and Boots & Coots’ business prospects. The board also discussed various possible responses to Halliburton, including the prospects of acquiring Halliburton’s HWO business and the potential for receiving an acquisition offer from Halliburton that fairly reflected the value of Boots & Coots. Management and the board also discussed the strategic rationale behind Halliburton’s interest in acquiring Boots & Coots, including its intention that Boots & Coots’ management and business model be combined with Halliburton’s coiled tubing and HWO business, and also discussed other potentially interested parties and the likelihood of securing a superior transaction by approaching other potential acquirers or initiating an auction process. The board also discussed the business risks associated with pursuing each of these alternatives, including the potential adverse effects that a prolonged multi-party or auction process might have on Boots & Coots’ management, employees and business and the possibility that Halliburton would terminate all discussions if Boots & Coots chose to pursue those alternatives.

After discussion, the consensus of the Boots & Coots board of directors was that Boots & Coots common stock was currently undervalued and that Halliburton’s strategic interest in having the management of Boots & Coots operate the companies’ combined HWO businesses presented an opportunity to secure a premium for stockholders. The board’s assessment was that an offer of $3.00 or more per share would warrant serious consideration; however, the board was not convinced that an offer at such a substantial premium to the market price of Boots & Coots common stock was likely in light of the current transaction environment and current and anticipated business conditions. The board directed Mr. Winchester to inform Halliburton that its desire was to consider a joint venture or acquisition involving Halliburton’s HWO business and that it did not favor a sale of Boots & Coots at that time. The board authorized management to provide updated business information to Halliburton, primarily to facilitate discussions in respect of a joint venture or acquisition by Boots & Coots of Halliburton’s HWO business which the board desired management to continue to pursue, but recognizing that certain information might be utilized by Halliburton to develop a proposal for the acquisition of Boots & Coots.

On October 22, 2009, Mr. Winchester advised Mr. King that Boots & Coots remained interested in a joint venture or acquisition involving Halliburton’s HWO business and that he was authorized to provide updated business information to facilitate discussions in that regard.

On November 3, 2009, representatives of Boots & Coots gave a management presentation to representatives of Halliburton. The presentation focused on Boots & Coots’ business prospects, financial results and strategic plan pertaining to a joint venture.

During the remainder of 2009 and early January 2010, representatives of Halliburton and Boots & Coots engaged in discussions regarding and began conducting business and legal due diligence.

On January 14, 2010, Messrs. King and Winchester met, and Mr. King stated that Halliburton remained interested in acquiring Boots & Coots and that it was prepared to begin working on a formal proposal to acquire all of the issued and outstanding stock of Boots & Coots. Mr. Winchester indicated that any proposal would have to represent a premium in excess of 70% to the current market price of Boots & Coots common stock (which was then $1.74 per share) to be considered seriously.

Throughout January of 2010, Halliburton management held internal discussions focusing on the operational fit and expected financial performance of Boots & Coots. Halliburton management considered, among other things, estimated financial results of Boots & Coots for the period as of and for the year ended December 31, 2009 and publicly available financial results and future estimates relating to Boots & Coots. Halliburton also began consulting with Baker Botts L.L.P., Halliburton’s outside counsel, or Baker Botts, about the legal aspects of a possible transaction with Boots & Coots.

On January 15, 2010, a regularly scheduled meeting of the Boots & Coots board of directors was held at Boots & Coots’ corporate offices during which management presented its business, financial and strategic plan for the forthcoming year. The meeting included discussions regarding limitations on Boots & Coots’ opportunities for internally generated organic growth, complementary acquisitions and other strategic international growth opportunities, which limitations were due, in part, to the limited number of suitable acquisition opportunities, Boots & Coots’ limited capital resources and the trading price of its common stock. Discussions also centered around the discounted value at which Boots & Coots common stock traded when compared to its peer group, despite efforts by Messrs. Winchester and Baetz to raise its profile.

On January 19, 2010, an executive of Company A telephoned Mr. Winchester and again expressed interest in acquiring Boots & Coots. During their discussion, Mr. Winchester stated that any proposal would have to represent a premium in excess of 70% to the current market price of Boots & Coots common stock (which was then $1.74 per share) to be considered seriously and that an all stock-for-stock transaction as had been suggested in the August letter was not likely to be considered attractive by the Boots & Coots board of directors. The executive of Company A indicated a willingness to consider such a premium and some flexibility in the form of consideration in a potential transaction.

On January 22, 2010, Mr. King telephoned Mr. Winchester and indicated that Halliburton could consider a potential acquisition of all of the issued and outstanding common stock of Boots & Coots for a combination of Halliburton common stock and cash valued at $3.10 per share of Boots & Coots common stock. Mr. Winchester indicated that he believed that the board of directors of Boots & Coots would consider such a transaction and that he would discuss the proposed terms with the board.

On January 25, 2010, Mr. Winchester met with Mr. Lesar, who affirmed Halliburton’s interest in submitting a formal proposal for the potential acquisition of all of the common stock of Boots & Coots and discussed retaining Boots & Coots’ current management team intact to manage Boots & Coots’ business together with Halliburton’s coiled tubing and HWO business.

On January 26, 2010, a meeting of the Boots & Coots board of directors was convened, with all directors attending in person or by telephone. A representative of Thompson & Knight also attended the meeting. At the meeting, Mr. Winchester reported the substance of his prior conversations with Mr. King and the executive of Company A. The representative of Thompson & Knight then reviewed with the board its fiduciary obligations under Delaware law under the circumstances. The directors then discussed Boots & Coots’ expected financial performance and potential market valuation, as well as the performance of Boots & Coots’ stock over the past three years compared to the market and Boots & Coots’ peer group.

The Boots & Coots board of directors also discussed the potential for receiving higher acquisition proposals and the various factors that the board believed would influence the likelihood of concluding a transaction with either of Halliburton or Company A on the terms they had suggested. With respect to Halliburton, the board considered, among other things, that Halliburton would be able to fund a transaction involving a substantial cash component without having to obtain external financing and that it appeared motivated by a strategic interest in acquiring Boots & Coots and retaining its management. With respect to Company A, the board believed, based upon publicly available financial information, that it would require third party financing to fund a transaction involving a significant cash component, which brought substantial risk and uncertainty to any transaction involving Company A. The board re-visited the potential of simultaneous negotiations with multiple parties with a view to selling the company, and concluded there was a significant risk that Halliburton, and perhaps both parties, would terminate discussions under those circumstances and that such a process posed significant risks to Boots & Coots’ business, including the potential loss of key employees.

The independent members of the Boots & Coots’ board then met in executive session and continued discussions. Subsequently, the full board convened and authorized Mr. Winchester to seek a written proposal from Halliburton upon the terms discussed in his conversations with Messrs. Lesar and King. Mr. Winchester then telephoned Mr. King and requested such a proposal. Mr. Winchester did not immediately respond to Company A but, on March 3, 2010, informed a representative of Company A that management of Boots & Coots was focused on other matters at the current time.

On January 27, 2010, Halliburton sent a non-binding letter to Boots & Coots regarding Halliburton’s interest in acquiring all of the issued and outstanding common stock of Boots & Coots. In the letter, Halliburton proposed a transaction in which Halliburton would deliver consideration valued at $3.10 per share of Boots & Coots common stock, comprised of at least 40% in Halliburton common stock and the balance in cash. The letter stated that the proposed consideration was based on an assumption that Boots & Coots had 82.8 million shares of common stock outstanding on a fully diluted basis as of January 27, 2010 and was subject to the completion of due diligence.

In connection with the proposal letter, on January 27, 2010 Halliburton sent Boots & Coots an exclusivity agreement that, among other things, prohibited Boots & Coots from soliciting other proposals, engaging in any negotiations or entering into an agreement relating to a takeover proposal with another party for a period of 60 days.

On January 28, 2010, the Boots & Coots board of directors held a telephonic meeting to discuss the January 27, 2010 letter from Halliburton and the exclusivity agreement. The board, having evaluated a broad range of potential alternatives, including remaining independent, pursuing acquisitions of complementary businesses, joint ventures, and engaging in negotiations to sell the company with multiple parties, determined that pursuing a transaction with Halliburton was in the best interests of the stockholders of Boots & Coots and authorized management to execute the exclusivity agreement. The board also discussed the potential engagement of several different investment banking firms to provide the board with an independent analysis of the consideration to be paid in the proposed transaction and its fairness to the stockholders of Boots & Coots. The board authorized management to contact HFBE regarding the engagement. HFBE had previously provided analyses and a fairness opinion to Boots & Coots in connection with its acquisition of the HWO business of Oil States International, Inc. in 2006, and was therefore known to be very familiar with Boots & Coots and the industry generally.

On January 28, 2010, Mr. Winchester notified Mr. King that the Boots & Coots board of directors decided to explore a potential combination transaction with Halliburton and proceed with due diligence. Mr. Winchester also sent an executed copy of the exclusivity agreement to Mr. King.

On January 29, 2010, representatives of Halliburton and Boots & Coots met to discuss the due diligence process. On February 2, 2010, Halliburton sent a request for certain due diligence documents and materials relating to Boots & Coots. On February 3, 2010, Halliburton engaged Ernst & Young LLP to conduct financial accounting due diligence, including a review of Boots & Coots’ audit workpapers, accounting policies and quality of earnings. Representatives of Halliburton, Baker Botts and Ernst & Young conducted due diligence with respect to Boots & Coots during February, March and the first week of April 2010.

On February 4, 2010, a meeting of the compensation committee of the board of directors of Boots & Coots was held as part of Boots & Coots’ annual compensation process. At the meeting, the committee discussed, among other things, the impact that the proposed transaction with Halliburton would have, if consummated (including the timing of any such consummation), under Boots & Coots’ equity compensation plans, and the employment and severance arrangements (including applicable change of control payments) of management. Further, the committee also discussed the extent to which the annual compensation decisions of the compensation committee could affect Halliburton’s valuation of Boots & Coots and the impact on employees of delaying the customary schedule of incentive awards pending resolution of a potential transaction with Halliburton.

On February 16, 2010, representatives of Boots & Coots gave a management presentation to representatives of Halliburton, Baker Botts and Ernst & Young. The presentation focused on, among other things, Boots & Coots’ global presence, financial results, equipment, facilities, prospects and operations, as well as an assessment of how Boots & Coots might fit into Halliburton’s organizational structure.

On February 19, 2010, the Boots & Coots board of directors held a telephonic meeting, with the participation of a representative of Thompson & Knight, at which Mr. Winchester reported on the management presentations and the status of due diligence efforts. The board then discussed the Boots & Coots compensation committee’s annual compensation process which was then underway and the advisability of understanding the impact that existing compensation arrangements and current compensation determinations might have on the proposed transaction and the value that would be received by stockholders in the event that the transaction moved forward. The Chairman of the compensation committee indicated that he would endeavor to arrange a meeting with representatives of Halliburton to discuss these matters.

On February 10, 2010, the Halliburton board of directors held a regularly scheduled meeting during which the proposed transaction with Boots & Coots, including a possible timeline, valuation and a summary of Boots & Coots’ business, was discussed. The Halliburton board of directors concurred with management’s recommendation to continue discussions with and due diligence with respect to Boots & Coots.

On February 24, 2010, Boots & Coots entered into an engagement letter with HFBE pursuant to which HFBE would prepare a financial analysis of the proposed transaction with a view towards advising the board as to its opinion of the fairness of the transaction, from a financial point of view, to the stockholders of Boots & Coots.

On February 26, 2010, representatives of Halliburton met with the compensation committee of Boots & Coots’ board of directors to discuss the proposed transaction. The members of the compensation committee informed Halliburton’s representatives that the committee was conducting its annual review process relating to grants of equity awards to Boots & Coots’ directors and employees. The members of the compensation committee inquired about whether grants made prior to closing a transaction with Halliburton would impact the $3.10 value of the consideration set forth in Halliburton’s proposal letter and inquired about how the severance arrangements with Boots & Coots’ employees would be impacted by a proposed transaction with Halliburton. The representatives of Halliburton stated that any equity awards granted to Boots & Coots’ directors and employees, along with anything discovered in Halliburton’s due diligence review, would have an impact on the consideration paid in connection with a transaction. In addition, the representatives of Halliburton stated that no decision had been made with respect to the treatment of existing severance arrangements with Boots & Coots’ management and employees.

On March 1, 2010, the compensation committee of the Boots & Coots board of directors met with Longnecker & Associates, Boots & Coots’ compensation consultants, during its regularly scheduled annual review of short term and long term incentive awards and executive officer compensation. During the meeting, the committee discussed approaches to compensation in light of the discussions regarding a proposed transaction with Halliburton, including the magnitude and timing of changes in compensation and equity awards. The committee discussed, among other things, the risk that a definitive agreement would not be reached with Halliburton, the risk that a transaction might not be consummated even if a definitive agreement were executed, the lengthy process associated with consummating a transaction of the type proposed and the risks to Boots & Coots and its business from failing to adequately address employee compensation. In addition, the committee considered that any awards granted may accelerate the compensation received by recipients of the awards and impact the consideration received by stockholders if the transaction was consummated. After discussion, the committee elected to recommend to the full board certain awards to employees and outside directors and other changes to compensation that were consistent with the recommendations of Longnecker & Associates, and in line with Longnecker & Associates’ analysis of Boots & Coots’ peer group, and which were appropriate in order to attract and retain talented employees. At the regularly scheduled meeting of the full board later that day, the board of directors of Boots & Coots approved such awards and compensation.

During February and the first two days of March 2010, Halliburton worked with Baker Botts to prepare an initial draft of the merger agreement for the acquisition of Boots & Coots. On March 2, 2010, Baker Botts delivered a draft merger agreement to Thompson & Knight.

On March 10, 2010, the board of directors of Boots & Coots met with its legal and financial advisors. At the meeting a representative of Thompson & Knight reviewed with the board its fiduciary duties in the context of the proposed transaction. HFBE reviewed with the Boots & Coots board its financial analysis of the proposed transaction. In this regard, a representative of HFBE indicated that, based upon its analysis, the consideration to be paid by Halliburton in the proposed transaction was fair to the stockholders of Boots & Coots from a financial point of view and that HFBE was prepared to render an opinion to that effect at the appropriate time.

Also at the meeting, a representative of Thompson & Knight reviewed the terms of the proposed merger agreement, including a detailed review of the provisions of the draft merger agreement limiting Boots & Coots’ ability to solicit or consider potentially superior transactions, limiting the Boots & Coots board of directors’ ability to adversely change its recommendation of the merger and the merger agreement, restricting the board’s ability to terminate the merger agreement and requiring the payment of a termination fee. The representative of Thompson & Knight also reviewed proposed revisions to the merger agreement, including the addition of a “go-shop” provision and other changes to the provisions limiting the consideration of a superior transaction and a reduction in amount and timing of the payment of a termination fee. During the course of the presentation, the representative of Thompson & Knight responded to various questions regarding the documents and the transaction.

At this meeting, Boots & Coots’ management and board of directors again discussed the strategic rationale behind Halliburton’s interest in acquiring Boots & Coots, other potentially interested parties and the likelihood of securing a superior transaction by approaching other potential acquirers or initiating an auction process. The board concluded that a higher offer with a suitable transaction structure was not likely and also discussed the business risks associated with approaching other potential acquirers or initiating an auction process. Management also presented the board with a review of first quarter 2010 operations to date and reviewed its forecast for the first quarter and affirmed its previous forecast for the year. The board then met in executive session and considered the adequacy of the consideration being offered by Halliburton, the terms upon which the common stock of Halliburton would be valued, the terms of the merger agreement and the risks and uncertainties associated with the proposed transaction, including provisions in the merger agreement requiring certain officers of Boots & Coots to agree to employment with Halliburton on an ongoing basis as a condition of the closing of the transaction. The full board then convened and discussion ensued regarding the same topics. At the conclusion of the meeting the board directed Thompson & Knight to revise the merger agreement to incorporate the proposed revisions presented at the meeting and authorized management and Thompson & Knight to continue to negotiate the terms of the merger agreement with Baker Botts and Halliburton.

Later on March 10, 2010, Baker Botts and Thompson & Knight discussed Halliburton’s intention to retain certain officers of Boots & Coots after the closing of the proposed merger and the inclusion of a closing condition to that effect in the merger agreement. A representative of Thompson & Knight stated that Boots & Coots’ board of directors wanted to confirm that the terms of any such arrangement were clearly articulated to those officers in order to allow the board of directors to assess whether those officers were willing to join Halliburton. A representative of Baker Botts stated that the issue would be taken under advisement and noted that Halliburton was in the process of considering the employment and severance arrangements for such officers.

On March 12, 2010, Thompson & Knight delivered a revised draft of the merger agreement reflecting Boots & Coots’ initial comments thereon to Baker Botts.

On March 22, 2010, Baker Botts delivered a revised draft of the merger agreement reflecting Halliburton’s comments thereon to Thompson & Knight.

On March 26, 2010, representatives of Halliburton, Boots & Coots, Baker Botts and Thompson & Knight met to discuss the terms of the draft merger agreement circulated by Baker Botts on March 22, 2010. Among other things, the representatives discussed Halliburton’s and Boots & Coots’ respective positions regarding various provisions of the draft merger agreement and key open items, including

•	the scope of representations, warranties and covenants of Boots & Coots,

•	provisions relating to Boots & Coots’ ability to solicit a third party to make a proposal to acquire Boots & Coots,

•	provisions relating to Boots & Coots’ ability to provide information to and have discussions with a third party that has made or makes a proposal to acquire Boots & Coots,

•	conditions to closing the proposed merger, including the requirement that certain officers of Boots & Coots be employed by Halliburton post-closing,

•	the circumstances under which a termination fee would be payable and the timing of the payment of any fee, and

•	the amount of any termination fee.

In addition, Halliburton requested an extension of the exclusivity agreement dated January 27, 2010, originally for two weeks with an option for an additional two weeks in the event necessary for it to conclude its due diligence investigation. After consulting with Douglas Swanson, Chairman of the Boots & Coots board of directors, Mr. Winchester proposed a ten-day extension.

On March 28, 2010, Halliburton and Boots & Coots executed an amendment to the exclusivity agreement that extended the period of exclusivity through April 9, 2010.

From March 29, 2010 through April 9, 2010, Halliburton’s and Boots & Coots’ respective management and legal advisors continued to exchange drafts of a merger agreement and to engage in negotiations regarding the terms of the proposed merger, including the issues noted above and employee and benefits matters.

On April 5, 2010, Michael Cheeseman of Halliburton telephoned Messrs. Winchester and Baetz to discuss the results of Halliburton’s due diligence and an adjustment to the proposed purchase price. Mr. Cheeseman informed Messrs. Winchester and Baetz that based on, among other things, the number of fully diluted shares of Boot & Coots common stock outstanding as compared to the number assumed in Halliburton’s January 27, 2010 proposal, as well as various items discovered during Halliburton’s due diligence investigation, Halliburton was reducing the proposed consideration to be paid in connection with the merger to a value of $3.00 per share of Boots & Coots common stock. All other terms of the proposal letter, including that at least 40% of the purchase price would be made up of Halliburton common stock and the balance in cash, remained the same. After discussion, Messrs. Baetz and Winchester indicated that the matter would be considered by the Boots & Coots board of directors.

During the morning of April 6, 2010, Mr. Winchester informed the Boots & Coots board of directors of Halliburton’s adjustment to the proposed purchase price and the stated bases therefor. Also on April 6, 2010, Messrs. Cheeseman and Baetz met to discuss the revised proposal. Mr. Baetz indicated that he thought the Boots & Coots board of directors would agree to the five cent reduction to $3.05 based on the increase in the number of fully diluted shares of Boots & Coots common stock but did not agree with the remaining five cent reduction that lowered the purchase price to $3.00. Mr. Cheeseman then informed Mr. Baetz that the $3.00 purchase price was Halliburton’s proposed price based upon the substantial completion of its due diligence investigation and subsequent discussions with and review by Halliburton’s senior management. Mr. Cheeseman stated that senior management would not recommend approval of the transaction to Halliburton’s board of directors at a purchase price above $3.00 and that if Boots & Coots wanted the Halliburton board of directors to consider the proposed transaction, Mr. Cheeseman needed to know that evening if Boots & Coots could consider a transaction at $3.00 per share of Boots & Coots common stock.

In the evening of April 6, 2010, Mr. Baetz telephoned Mr. Cheeseman and stated that Boots & Coots could consider a potential merger for a combination of Halliburton common stock and cash valued at $3.00 per share of Boots & Coots common stock.

From April 7 through April 9, 2010, Boots & Coots’ management and their separate legal counsel, and representatives of Halliburton, had discussions regarding the provisions of executive agreements to be entered into by and between Halliburton, on the one hand, and the executive officers of Boots & Coots, on the other hand, including an agreement under which those individuals would agree to elect to receive all Halliburton common stock in the merger with respect to the Boots & Coots common stock they hold and to not sell or otherwise dispose of any Halliburton common stock within one year of the closing of the merger. In addition, Halliburton’s and Boots & Coots’ respective management and legal advisors also negotiated the terms of certain amendments to the compensation, benefit and severance arrangements relating to the executive officers of Boots & Coots. See “— Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 57.

Also in the morning of April 9, 2010, the Halliburton board of directors convened a telephonic meeting to review and consider the proposed merger. Present at the meeting were members of Halliburton’s senior management and representatives of Baker Botts. At the meeting, Halliburton’s senior management briefed the board of directors on the key terms of the proposed merger, negotiations that had occurred since their last update, reviewed the strategic rationale for the transaction, reviewed recent financial results of Boots & Coots, provided an overview of the proposed arrangements with certain executive officers of Boots & Coots and recommended in favor of the merger on the terms presented. Representatives of Baker Botts discussed with the board of directors certain material terms of the merger agreement and certain legal matters relating to the board of directors’ consideration of the proposed merger. Following consideration of the terms of the proposed merger and discussion among the directors, senior management and Baker Botts, the Halliburton board of directors unanimously approved the proposed merger and authorized management to enter into the merger agreement.

Also in the morning of April 9, 2010, a meeting of the board of directors of Boots & Coots was held, with all members of the board present in person or by telephone, to review and consider the proposed merger agreement. Present at the meeting were members of Boots & Coots’ senior management, a representative of Thompson & Knight and a representative of HFBE. At the meeting, management and the representative of Thompson & Knight briefed the board of directors on the key provisions of the proposed merger agreement and negotiations that had occurred since their last update. During the course of the briefing, the representative of Thompson & Knight responded to various questions regarding the documents and the transaction. At the meeting, the representative of Thompson & Knight presented and discussed draft resolutions of the board and the compensation committee of the board with respect to the proposed transaction, including authorization for an amendment to the Boots & Coots stockholders rights plan (to exempt Halliburton from the operation of the rights plan).

At the meeting, a representative of HFBE reviewed with the Boots & Coots’ board of directors HFBE’s financial analysis of the proposed transaction that had been updated for, among other things, the proposed $3.00 purchase price. In this regard, HFBE rendered its oral opinion, which was confirmed in writing later in the day, that, based upon its analysis, the consideration to be paid by Halliburton in the proposed merger was fair, from a financial point of view, to the stockholders of Boots & Coots. Management of Boots & Coots then provided an overview of the proposed arrangements with certain executive officers of Boots & Coots. Management was excused from the meeting and the Boots & Coots board met in executive session and considered the adequacy of the consideration being offered to the Boots & Coots stockholders, particularly in light of the reduction of the proposed purchase price and the recent increase in the trading price of Boots & Coots common stock. During the executive session the board also discussed the terms of the merger agreement; the risks and uncertainties associated with entering into proposed transaction, including provisions that required certain officers of Boots & Coots to agree to employment with Halliburton on an ongoing basis as a condition of the closing of the transaction; and the prospects for Boots & Coots receiving a superior proposal given the limitations contained in the merger agreement. The board also discussed possible drivers of the increase in Boots & Coots’ stock price increase over the preceding two months, expectations for the stock price if no transaction was entered into and the impact on the stock price if Boots & Coots performed as projected in management’s forecast. Following the executive session, management, including Mr. Winchester, returned to the board meeting. During the executive session and in the board meeting, Mr. DiPaolo indicated that given his past employment with Halliburton and his continuing close personal relationships with various members of management of Halliburton, he felt he should abstain from voting to approve the merger and the merger agreement. Following additional consideration of the terms of the proposed merger and discussion among the directors, including a discussion with management of other ways to grow Boots & Coots and increase shareholder value and the practical and financial limitations on Boots & Coots’ ability to do so, the Boots & Coots board of directors, with Mr. DiPaolo abstaining, unanimously determined that the merger agreement and the transactions contemplated therein (including the merger) were advisable, fair and in the best interests of Boots & Coots and its stockholders, approved the merger agreement and the transactions contemplated therein and resolved (subject to the exceptions contained in the merger agreement) to recommend the adoption of the merger agreement by the stockholders of Boots & Coots, and authorized management to enter into the merger agreement. Also on April 9, 2010, a meeting of the compensation committee of Boots & Coots was held to review and approve the treatment of stock options, SARs and restricted stock as contemplated by the merger agreement.

In the evening of April 9, 2010, the merger agreement was executed by Halliburton, Gradient and Boots & Coots. Later that evening, Halliburton and Boots & Coots issued a joint press release announcing the signing of the merger agreement.

Reasons for the Merger — Boots & Coots

The Boots & Coots board of directors carefully evaluated the merger agreement and the transactions contemplated thereby and determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and fair to and in the best interests of Boots & Coots and its stockholders. In approving the merger and recommending that Boots & Coots stockholders vote to adopt the merger agreement, the Boots & Coots board of directors consulted with Boots & Coots’ management and legal and financial advisors and considered a number of factors, including the following:

•	the current and historical market price of Boots & Coots common stock relative to the merger consideration, including the fact that the proposed merger consideration of $3.00 per share represented a premium of approximately:

•	26% above the $2.38 closing price per share of Boots & Coots common stock on April 8, 2010, the business day prior to the date of the Boots & Coots board meeting to approve the merger;

•	86% above the $1.61 closing price per share of Boots & Coots common stock on January 27, 2010, the date Halliburton submitted its proposal letter to acquire all of the outstanding stock of Boots & Coots; and

•	107% above the $1.45 volume weighted average price per share of Boots & Coots common stock for the one year ended April 8, 2010;

•	the Boot & Coots board of directors’ familiarity with, and understanding of, Boots & Coots’ business, assets, financial condition, results of operations, current business strategy and prospects and the potential stockholder value that might result from other alternatives available to Boots & Coots, including the alternative of remaining an independent public company and the potential for stockholders to share in any future earnings growth of Boots & Coots, in light of the continued costs, risks and uncertainties associated with continuing to operate as a public company;

•	the merger consideration compared to (a) implied EBITDA multiples of similar companies, (b) comparable transactions based on EBITDA multiples of the acquired companies; (c) discounted cash flow analyses of Boots & Coots and related implied values;

•	the fact that the merger consideration per share of Boots & Coots common stock is generally fixed, with $1.73 payable in cash and $1.27 of Halliburton common stock valued based upon the Halliburton five day average price, which limits the exposure of Boots & Coots stockholders to fluctuations in the market price of Halliburton common stock;

•	that Boots & Coots stockholders have the option to elect cash, Halliburton common stock or a mixture of cash and Halliburton common stock, subject to the proration features of the merger agreement;

•	the Boots & Coots board of directors’ expectation that the merger will qualify as a tax free reorganization under the Code and that Boots & Coots stockholders may be eligible for tax free treatment on the Halliburton common stock, if any, they receive in the merger (see “Material U.S. Federal Income Tax Consequences of the Merger”);

•	the current and historical financial condition and results of operations of Boots & Coots, and the prospects of Boots & Coots if it were to remain a publicly owned corporation in light of the competitive nature of the industry in which it operates; its limited financial resources and the challenges and costs associated with raising debt or equity capital; the business and financial risks affecting the industry and the regions in which Boots & Coots operates; current expectations regarding Boots & Coots’ future performance; the challenges associated with and limitations on Boots & Coots’ ability to expand its business; and the risks that Boots & Coots might not achieve its strategic objectives;

•	HFBE’s financial presentation, including its opinion, dated April 9, 2010, to the Boots & Coots board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of Boots & Coots, based upon and subject to the qualifications, limitations and assumptions stated in such opinion, as more fully described below under “— Opinion of Howard Frazier Barker Elliott, Inc.” The full text of the opinion of HFBE, setting forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with such opinion, is attached as Annex B to this proxy statement/prospectus;

•	the Boots & Coots board of directors’ view, in consultation with Boots & Coots’ management, that other potentially interested parties were unlikely to conclude an acquisition on terms more favorable to Boots & Coots’ stockholders;

•	the business and other risks associated with an expanded or extended sale or auction process;

•	the terms and conditions of the merger agreement and the course of negotiations thereof; the Boots & Coots board of directors considered in particular:

•	the conditions to the closing of the merger, including the fact that the obligations of Halliburton and Gradient under the merger agreement are not subject to a financing condition, and the exceptions to the events and other effects that would constitute a material adverse effect on Boots & Coots;

•	the structure of the transaction as a merger, requiring approval by Boots & Coots’ stockholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth;

•	Boots & Coots’ right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the Boots & Coots board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to result in a transaction that is more favorable to Boots & Coots’ stockholders than the merger and is reasonably likely to be completed on the terms proposed;

•	Boots & Coots’ right to change its recommendation regarding the merger and terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a $10.0 million termination fee to Halliburton (see “The Merger Agreement — Termination, Amendment and Waiver”);

•	the Boots & Coots board of directors’ view, in consultation with its legal advisors, that the termination provisions of the merger agreement and the termination fee of $10.0 million payable by Boots & Coots to Halliburton under specified circumstances were customary and would not unduly deter a third party that was interested in acquiring Boots & Coots;

•	subject to certain limitations, the obligation of Halliburton to use commercially reasonable efforts to obtain required regulatory approvals and clearances; and

•	that Boots & Coots’ stockholders will be entitled to appraisal rights under Delaware law to the extent that they are required to accept cash consideration for their shares of Boots & Coots common stock (other than cash paid in lieu of fractional shares);

•	the likelihood that the merger will be completed on the terms set forth in the merger agreement, including the fact that the Boots & Coots board of directors believed that Halliburton did not require any financing to consummate the merger; and

•	based upon the advice of management after consultation with its legal counsel, that the regulatory approvals necessary to consummate the merger could likely be obtained without any material cost or burden.

The board of directors of Boots & Coots also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

•	that following Boots & Coots’ commencement of active merger negotiations with Halliburton and prior to the execution of the merger agreement, the Boots & Coots board of directors did not actively solicit indications of interest from other parties who might be interested in engaging in a transaction with Boots & Coots. In this regard, the Boots & Coots board of directors considered, among other factors:

•	the Boots & Coots board of directors’ view that the pursuit of offers by third parties posed the risk of disruption to Boots & Coots’ customer and employee relationships and the risk that Halliburton would revoke its proposal, as further described under “— Background of the Merger”;

•	the fact that Boots & Coots had discussions with certain third parties from time to time and the Boots & Coots board of directors’ view that the pursuit of offers by third parties was not likely to result in a transaction that would be superior for Boots & Coots’ stockholders; and

•	that while Boots & Coots was unsuccessful in its efforts to negotiate “go-shop” provisions with Halliburton that would have permitted Boots & Coots to solicit interest from other potential buyers after the execution of the merger agreement, the merger agreement does permit Boots & Coots, under certain circumstances, to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal and to terminate the merger agreement to enter into an agreement in respect of a superior proposal, subject to certain conditions and the payment of a termination fee to Halliburton.

•	that Boots & Coots’ executive officers and directors have interests in the merger that may be different from, or in addition to, those of Boots & Coots’ stockholders generally (see “— Interests of Certain Persons in the Merger that May be Different from Your Interests”);

•	that, while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived and, as a result, it is possible that the merger might not be completed even if approved by Boots & Coots’ stockholders;

•	the risks and costs to Boots & Coots if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, the potential effect on Boots & Coots’ business and its relationships with suppliers, customers, joint venture partners and others, and the likely negative effect on the trading price of Boots & Coots common stock;

•	the requirement that, unless the merger agreement is earlier terminated by Boots & Coots’ board of directors in response to a superior proposal, Boots & Coots may be required to submit the merger agreement for adoption by Boots & Coots’ stockholders even if the board withdraws its recommendation of the merger;

•	that under the terms of the merger agreement, Boots & Coots must pay to Halliburton a termination fee of $10.0 million if the merger agreement is terminated under certain circumstances;

•	the conditions to the closing of the merger, including regulatory approvals and the risk that unanticipated events or circumstances could lead to a breach of Boots & Coots’ representations or warranties or a failure to satisfy the conditions to closing, thus giving Halliburton the opportunity to terminate the merger agreement and receive reimbursement of its out-of-pocket expenses (up to $1.5 million) under certain circumstances;

•	the restrictions on the conduct of Boots & Coots’ business prior to completion of the merger, requiring Boots & Coots to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Boots & Coots from undertaking business opportunities that may arise pending completion of the merger;

•	the possible disruption to Boots & Coots’ business that might result from the announcement of the merger and the resulting distraction of the attention of Boots & Coots’ management and employees; and

•	risks of the type and nature described under “Risk Factors.”

Boots & Coots’ board of directors considered all of these factors as a whole and, on balance, concluded that it supported a determination to approve the merger agreement and the merger and to recommend that the Boots & Coots stockholders adopt the merger agreement. The foregoing discussion of the information and factors considered by the board of directors is not exhaustive, but Boots & Coots believes it includes the material factors considered by the Boots & Coots board of directors. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the proposed transaction and the complexity of these matters, the board of directors of Boots & Coots did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board of directors of Boots & Coots evaluated the factors described above and reached a consensus that the proposed transaction was advisable to and in the best interests of, Boots & Coots and its stockholders. In considering the factors described above and any other factors, individual members of the board of directors may have viewed factors differently or given different weights or merits to different factors.

The Boots & Coots board of directors recommends that Boots & Coots’ stockholders vote “FOR” adoption of the merger agreement.

Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless Boots & Coots’ stockholders specify otherwise.

Reasons for the Merger — Halliburton

In reaching a conclusion to approve the merger, the Halliburton board of directors consulted with Halliburton’s management, as well as legal advisors. In these consultations, the board considered a number of factors, including the following:

•	the merger would expand Halliburton’s completion and production enhancement portfolio with the addition of Boots & Coots’ suite of pressure control and well intervention services;

•	the addition of Boots & Coots’ service offerings to Halliburton’s portfolio is expected to help Halliburton improve full life cycle returns for its customers by further enabling integrated project workflows and improving reservoir recoveries;

•	Boots & Coots’ strong international presence, especially in key markets in the Middle East, Africa and Asia, align well with Halliburton’s growth objectives;

•	the merger provides the opportunity to combine Boots & Coots’ operations with Halliburton’s existing coiled tubing and hydraulic workover operations to create a new product service line that is expected to have a strong global presence and attractive growth prospects;

•	Boots & Coots’ senior management has a demonstrated track record of growth, and will be managing the newly created Boots & Coots product service line following the transaction;

•	the results of the business, legal and financial due diligence review of Boots & Coots’ businesses and operations;

•	the board of director’s knowledge of Halliburton’s business, operations, financial condition, earnings and prospects and of Boots & Coots’ business, operations, financial condition, earnings and prospects, taking into account the results of Halliburton’s due diligence of Boots & Coots; and

•	the terms and conditions of the merger agreement, including the following:

•	Halliburton may be entitled to receive a $10.0 million termination fee from Boots & Coots if the merger is not consummated for certain reasons as more fully described in the section titled “The Merger Agreement — Termination, Amendment and Waiver” beginning on page 83;

•	the conditions required to be satisfied prior to completion of the merger are customary, thereby increasing the likelihood of the consummation of the merger; and

•	subject to certain exceptions, Boots & Coots is prohibited from taking certain actions that would be deemed to be a solicitation under the merger agreement, including solicitation, initiation, encouragement or facilitation of any inquiries or the making of any proposals for certain types of business combinations or acquisitions of Boots & Coots (or entering into any agreement for such business combination or acquisition of Boots & Coots or any agreement requiring Boots & Coots to abandon, terminate or fail to consummate the merger).

Financial Projections

Boots & Coots does not as a matter of course make public financial forecasts as to future revenues, earnings or other results, and Boots & Coots is especially cautious of making financial forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, for internal purposes and in connection with the process leading to the merger agreement, the management of Boots & Coots prepared certain projections of future financial and operating performance. The projections were prepared by Boots & Coots on a stand-alone basis and are not anticipated to be representative of financial and operating performance going forward, which may differ materially from the assumptions underlying the projections for Boots & Coots on a stand-alone basis. The projections are included in this proxy statement/prospectus because Boots & Coots provided such projections to its financial advisor, HFBE, in connection with the merger. A summary of this information is included below to give Boots & Coots’ stockholders access to non-public, unaudited prospective Boots & Coots information that was considered by Boots & Coots’ financial advisor for purposes of preparing its financial analysis and fairness opinion to the Boots & Coots board of directors.

Boots & Coots cautions you that uncertainties are inherent in prospective financial information of any kind. Neither Boots & Coots nor Halliburton nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any Boots & Coots stockholder or any other person regarding the ultimate performance of Boots & Coots, whether independently or as a subsidiary of Halliburton, in relation to the summarized information set forth below.

The summarized projected financial information set forth below represents the most recent projections provided prior to the execution of the merger agreement to HFBE and the Boots & Coots board of directors. The inclusion of the following summarized projected financial information in this proxy statement/prospectus should not be regarded as an indication that Boots & Coots, Halliburton or their respective representatives considered or consider the projections to be an accurate prediction of future performance or events, and the summarized projected financial information set forth below should not be relied upon as such, nor regarded as a representation that such performance will be achieved.

The projections summarized below were prepared by, and are the responsibility of, the management of Boots & Coots in connection with the evaluation of the proposed merger or for internal planning purposes only and not with a view toward public disclosure or toward compliance with GAAP or the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding financial projections. The projections were prepared on a basis consistent with historical accounting policies included in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Boots & Coots’ annual report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2009, which is incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.” None of UHY LLP, Boots & Coots’ independent registered public accountants, KPMG LLP, Halliburton’s independent registered public accounting firm, or any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections and, accordingly, neither UHY LLP nor KPMG LLP expresses an opinion or any other form of assurance with respect thereto. The reports of UHY LLP incorporated by reference into this proxy statement/prospectus relate to Boots & Coots’ historical financial information. Such reports do not extend to the projections included below and should not be read to do so. The board of directors of Boots & Coots did not prepare, and does not give any assurance regarding, the summarized projected financial information.

The internal financial forecasts of Boots & Coots (upon which the projected financial information is based) are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature and susceptible to interpretation and the effects of intervening events and, accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including various estimates and assumptions that may not be realized and are subject to significant variables, uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Boots & Coots. Important factors that may affect or cause the information below to differ from actual results include, but are not limited to, the factors referred to under the headings “Cautionary Statements Concerning Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus and other risks described in Boots & Coots’ annual report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2009, and in subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. See “Where You Can Find More Information.” Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time in the future over which these assumptions apply.

In developing the projections, Boots & Coots made numerous assumptions with respect to the projections for the periods shown, including:

•	that global economic conditions and international markets would improve;

•	that certain significant existing customers would sustain or improve business activity levels;

•	that Boots & Coots would obtain new business opportunities with specific existing and prospective customers;

•	that Boots & Coots would meet performance targets under existing contracts and successfully negotiate extensions of certain existing contracts;

•	that Boots & Coots would be awarded specific, identified contracts in markets and that those contracts would generate forecasted revenue and gross margins;

•	that Boots & Coots would be able to enter into targeted new domestic and international markets successfully;

•	that Venezuelan operations and currency fluctuations would stabilize and that government instability would not interfere with Boots & Coots’ operations or business development efforts in any other international markets; and

•	other general business, market and financial assumptions.

Boots & Coots provides services primarily to oil and natural gas exploration and development companies. Actual and projected market prices of oil and natural gas are therefore significant factors in determining business activity levels of Boots & Coots’ principal customer base and corresponding activity levels for Boots & Coots and its competitors.

The summarized projected financial information set forth below reflects Boots & Coots’ projected results for the years ending December 31, 2010, 2011 and 2012.

	2010E	2011E	2012E
	(In thousands except per share amounts)

Total consolidated revenue	$233,271	$263,653	$307,796
EBITDA(1)	$34,621	$41,329	$51,995
Diluted earnings per common share	$0.13	$0.17	$0.23

(1)	Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing Boots & Coots’ financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. Management believes that EBITDA may provide additional information with respect to Boots & Coots’ performance or ability to meet its debt service and working capital requirements.

At the time the projected financial information set forth above was prepared, the projections represented the best estimates and judgments of Boots & Coots’ management with respect to the potential future financial performance of Boots & Coots. While the projected financial information set forth above was prepared in good faith, no assurance can be given regarding future events or future performance.

Furthermore, the summarized, projected financial information does not necessarily reflect revised prospects for Boots & Coots’ business, changes in general business or economic conditions, or any other transactions or events that have occurred since the date the information was prepared or that may occur and that were not anticipated at the time the information was prepared. The information summarized herein does not reflect the effects of the merger, which is likely to cause actual results to differ materially. Since the preparation of the information, among other developments, Boots & Coots has made publicly available its results of operations for the year ended December 31, 2009 and the quarter ended March 31, 2010. Stockholders should review Boots & Coots’ 2009 annual report on Form 10-K, as amended by Form 10-K/A, and its quarterly report on Form 10-Q for the quarter ended March 31, 2010 to obtain this information. See “Where You Can Find More Information.”

BOOTS & COOTS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN IT WAS FORMULATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPLICABLE OR APPROPRIATE.

Opinion of Howard Frazier Barker Elliott, Inc.

Boots & Coots retained HFBE to render an opinion to the Boots & Coots board of directors as to the fairness, from a financial point of view, of the consideration to be received by the Boots & Coots common stockholders in connection with the merger. On April 9, 2010, at a meeting of the Boots & Coots board of directors, HFBE delivered an oral opinion and subsequently on April 9, 2010 delivered its written opinion that stated, as of the date of the opinion and based upon and subject to various assumptions and limitations described in the opinion, the consideration to be received by the Boots & Coots common stockholders in the merger was fair, from a financial point of view, to such common stockholders.

The full text of HFBE’s written opinion to the Boots & Coots board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus. The following summary of HFBE’s opinion is qualified in its entirety by reference to the full text of the opinion. HFBE delivered its opinion to the Boots & Coots board of directors for use in connection with the board of directors’ evaluation of the merger consideration from a financial point of view. HFBE’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the proposed merger or any related matter. Holders of Boots & Coots common stock are encouraged to read HFBE’s opinion for a discussion of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by HFBE in connection with its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, HFBE reviewed, among other things:

•	the draft of the Agreement and Plan of Merger dated April 8, 2010;

•	the proposal letter from Halliburton to Boots & Coots dated January 27, 2010;

•	certain publicly available filings by Boots & Coots with the SEC, including annual reports on Form 10-K for the years ended December 31, 2005 through 2009;

•	internal projected financial statements for the years ending December 31, 2010 through 2012 as prepared by Boots & Coots management;

•	current and historical prices and trading volumes of the common stock of Boots & Coots;

•	certain other publicly available information concerning Boots & Coots;

•	certain publicly available information with respect to certain publicly traded companies that HFBE deemed comparable to Boots & Coots;

•	certain publicly available data relating to merger and acquisition transactions involving companies and assets HFBE deemed comparable to those of Boots & Coots; and

•	such other matters as HFBE deemed necessary, including an assessment of general economic, market, and monetary conditions.

In addition, HFBE held discussions with members of the management of Boots & Coots regarding the business, operations, financial condition, and prospects of Boots & Coots. HFBE discussed with Boots & Coots’ management the financial projections provided by management listed above, including factors that could cause such projections to differ materially from actual performance or results. HFBE also performed such other financial studies, analyses and investigations as it deemed appropriate. Boots & Coots’ board of directors did not impose upon HFBE any limitations with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, HFBE relied on the accuracy and completeness of all information made available to HFBE by Boots & Coots. HFBE assumed, with Boots & Coots’ consent and did not independently verify, that the financial projections used in rendering its opinion had been reasonably prepared and were based on the best currently available estimates and judgments of the management of Boots & Coots. HFBE did not express an opinion with respect to such projections or the assumptions on which they were based. None of Boots & Coots, Halliburton, HFBE or any other person assumes responsibility if future results are materially different from those discussed. HFBE did not undertake an independent appraisal of the assets of Boots & Coots. HFBE also relied upon and assumed, without independent verification, that the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement and documents provided to it by Boots & Coots, without any material amendments or modifications thereto.

HFBE’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Boots & Coots common stockholders in the merger and does not address the relative merits of the merger or any other transaction or business strategies discussed by the Boots & Coots board of directors as alternatives to the merger or the decision of the Boots & Coots board of directors to proceed with the merger, nor the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Boots & Coots, or to any other party, except as set forth in HFBE’s opinion. HFBE was not requested to and did not solicit third party indications of interest in providing capital to or acquiring all or any part of Boots & Coots. The type and amount of consideration payable in the merger was determined based on arm’s-length negotiations between Boots & Coots and Halliburton, and the decision to enter into the merger was solely determined by the board of directors of Boots & Coots. HFBE’s opinion and financial analyses were only one of many factors considered by the board of directors of Boots & Coots in its evaluation of the merger.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, HFBE did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, HFBE believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, HFBE made numerous assumptions with respect to the industry, general business and economic conditions and other matters, many of which are beyond the control of Boots & Coots or Halliburton. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of the business do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

HFBE’s opinion was based on economic, market, financial and other conditions as they existed as of the date of the opinion, and on the information made available to HFBE as of the date of the opinion. Although subsequent developments may affect the conclusion reached in the opinion, HFBE has no obligation to update, revise, or reaffirm its opinion. HFBE’s opinion has been reviewed and authorized for issuance by HFBE’s fairness committee.

The following represents a brief summary of the material financial analyses presented by HFBE to the Boots & Coots board of directors in connection with rendering its opinion. The summary set forth below does not purport to be a complete description of the analyses performed by HFBE, nor does the order of analyses described represent relative importance or weight given to those analyses by HFBE. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of HFBE’s analyses. HFBE further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying HFBE’s analyses and opinion.

Historical Trading Prices

As of April 6, 2010, Boots & Coots had approximately 81.8 million shares of common stock outstanding with an aggregate equity market capitalization of $196.3 million based on the closing price per share of Boots & Coots common stock of $2.40. HFBE reviewed the average of the closing prices per share of Boots & Coots common stock, as well as the low and high closing price per share of Boots & Coots common stock, over the 10-day, 30-day, three-month, six-month and one-year periods ending on April 6, 2010. The results of this review are noted in the table below.

		Average of
	Highest Closing	Closing	Lowest Closing
	Price Over	Prices Over	Price Over
Specified Period	Specified Period	Specified Period	Specified Period

10-day	$2.48	$2.42	$2.36
30-day	2.48	2.21	2.03
90-day	2.48	1.87	1.50
Six months	2.48	1.67	1.29
One year	2.48	1.54	1.15

Value of the Consideration

The merger consideration offered to Boots & Coots’ common stockholders is a mixture of $1.73 in cash and a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $1.27 by the Halliburton five-day average price, for each share of Boots & Coots common stock, subject to modification in order to achieve the intended tax consequences of the merger. Alternatively and subject to proration, Boots & Coots common stockholders may elect to receive the merger consideration comprised of either (i) $3.00 in cash for each share of Boots & Coots common stock they own or (ii) a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $3.00 by the Halliburton five-day average price, for each share of Boots & Coots common stock they own. For the purposes of its analysis, HFBE used the implied merger consideration of $3.00 per share of Boots & Coots common stock, which accounts for both the cash and stock components of the merger consideration. Based on 84.1 million diluted shares (as determined using the treasury method) of Boots & Coots common stock outstanding as of April 6, 2010 and the implied consideration of $3.00 per share of Boots & Coots common stock, the aggregate value of the consideration offered to Boots & Coots stockholders was $252.2 million. After adding outstanding net debt of $28.2 million as of February 28, 2010, the enterprise value of Boots & Coots implied in the merger was approximately $280.3 million.

Valuation Analysis

Selected Companies Analysis.  Using publicly available information, HFBE compared selected financial information for Boots & Coots and the following seven selected publicly traded companies in the oilfield service industry:

•	Allis-Chalmers Energy, Inc.

•	Basic Energy Services, Inc.

•	Complete Production Services, Inc.

•	Key Energy Services, Inc.

•	Oil States International, Inc.

•	RPC, Inc.

•	Superior Energy Services, Inc.

For each of the selected companies, HFBE reviewed, among other things, the ratio of enterprise value, which was calculated as diluted equity value based on closing stock prices as of April 6, 2010, plus debt, less cash and cash equivalents, as a multiple of the 2009 and estimated 2010 (“2010E”) and 2011 (“2011E”) EBITDA (earnings before interest expense, tax expense, depreciation and amortization). Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, public filings, and other publicly available information. Estimated financial data of Boots & Coots were based on Boots & Coots management’s forecasts. The multiples and ratios for Boots & Coots were calculated based on using (i) the $2.40 closing price per share of Boots & Coots common stock on April 6, 2010 and (ii) the merger consideration of $3.00 per share of Boots & Coots common stock.

	Enterprise	Enterprise		Enterprise
	Value	Value		Value
	to 2009	to 2010E		to 2011E
Selected Companies	EBITDA	EBITDA		EBITDA

Highest	22.0 x	9.6 x		5.9 x
Mean	11.9 x	7.4 x		5.1 x
Median	10.0 x	7.4 x		5.0 x
Lowest	6.6 x	5.3 x		4.4 x
Boots & Coots
April 6, 2010 closing price ($2.40/share)	8.9 x	6.5 x	(1)	5.4 x	(1)
Based on merger consideration ($3.00/share)	11.1 x	8.1 x	(1)	6.8 x	(1)

(1)	Based on Boots & Coots’ management projections of EBITDA of $34.6 million for 2010E and $41.3 million for 2011E

For Boots & Coots, HFBE applied a range of selected multiples derived from the selected companies of 2009 and estimated 2010 and 2011 EBITDA to corresponding financial data of Boots & Coots in order to derive implied per share equity value reference ranges for Boots & Coots’ common stock. HFBE selected enterprise value multiple ranges of 8.00x to 10.00x 2009 EBITDA, 6.75x to 7.50x management’s 2010E EBITDA, and 5.25x to 5.75x management’s 2011E EBITDA. This analysis indicated the following implied per share equity value reference ranges for Boots & Coots’ common stock, as compared to the merger consideration:

Implied per Share Equity Value Reference Ranges for Boots & Coots			Merger
2009 EBITDA	2010E EBITDA	2011E EBITDA	Consideration

$2.08 — $2.68	$2.46 — $2.76	$2.26 — $2.50	$3.00

No company utilized in the selected companies analysis is identical to Boots & Coots. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the enterprise values, calculated as described above, or other values of the companies to which Boots & Coots was compared. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between Boots & Coots and the selected companies included in the selected companies analysis.

Selected Transactions Analysis.  HFBE researched various merger and acquisition transactions involving companies that operate in the oilfield service industry. HFBE reviewed the purchase prices and implied transaction multiples for the following selected transactions:

Announcement Date	Acquiror	Target

February 21, 2010	Schlumberger Limited	Smith International Incorporated
December 11, 2009	Superior Energy Services, Inc.	Hallin Marine Subsea International PLC
August 31, 2009	Baker Hughes Incorporated	BJ Services Company
June 1, 2009	Cameron International Corp.	NATCO Group, Inc.
June 8, 2008	Precision Drilling Trust	Grey Wolf Incorporated
June 3, 2008	Smith International Incorporated	W-H Energy Services, Inc.
May 5, 2008	First Reserve Corp./Schlumberger Limited	Saxon Energy Services, Inc.
February 22, 2008	First Reserve Corp.	CHC Helicopter Corp.
December 16, 2007	National Oilwell Varco	Grant Prideco Incorporated
June 11, 2007	Cal-Dive International, Inc.	Horizon Offshore Incorporated

HFBE reviewed the implied enterprise values in the selected transactions as a multiple of the target company’s EBITDA for the period covering the last twelve calendar months (LTM) preceding the announcement date of the transaction. All multiples for the selected transactions were based on publicly available information at the time of announcement of the particular transaction.

The following table summarizes the multiples of all of the selected transactions, with the implied multiples for the merger presented below.

	Enterprise
	Value
	to LTM
Selected Transactions	EBITDA

Highest	13	.4 x
Mean	9	.0 x
Median	9	.4 x
25th Percentile	6	.7 x
Lowest	5	.5 x
Boots & Coots
Based on merger consideration ($3.00/share)	11	.1 x

HFBE applied a range of selected multiples derived from the transactions to the 2009 EBITDA of Boots & Coots in order to derive implied per share equity value reference ranges for Boots & Coots’ common stock. HFBE selected an enterprise value multiple range of 7.50x to 9.50x 2009 EBITDA. This analysis indicated the following implied per share equity value reference ranges for Boots & Coots, as compared to the merger consideration:

Implied per Share Equity Value Reference Range	Merger
for Boots & Coots Based on 2009 EBITDA	Consideration

$1.96-$2.57	$3.00

No company or transaction utilized in the selected transaction analysis is identical to Boots & Coots or the merger and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Boots & Coots and the merger were compared. In evaluating the selected transactions and multiples, HFBE made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other factors, many of which are beyond the control of Boots & Coots or Halliburton. HFBE also noted that the merger and acquisition transaction environment changes over time due to macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. In particular, current and forecasted energy prices significantly affect the merger and acquisition market for oilfield service companies.

Discounted Cash Flow Analysis. HFBE performed a discounted cash flow analysis of Boots & Coots on a stand-alone basis using financial forecasts and estimates prepared by Boots & Coots’ management for fiscal years ending December 31, 2010 to 2012. HFBE calculated a range of implied present values as of March 31, 2010 of the stand-alone, unlevered, after-tax, cash flows that Boots & Coots was forecasted to generate from April 1, 2010 through December 31, 2012 using discount rates ranging from 13.5 percent to 15.9 percent. HFBE also calculated terminal values for Boots & Coots, as of December 31, 2012, using terminal multiples ranging from 6.0 to 7.5 times estimated EBITDA for fiscal year ending December 31, 2012. The estimated terminal values were then discounted to present value as of March 31, 2010 using the discount rates ranging from 13.5 percent to 15.9 percent. For purposes of this analysis, HFBE used the number of diluted shares of Boots & Coots common stock as of April 6, 2010 calculated using the treasury method. The discounted cash flow analysis indicated the following implied equity value per share reference range of Boots & Coots common stock, as compared to the merger consideration:

Merger
Implied per Share Equity Value Reference Range for Boots & Coots	Consideration

$2.27 — $3.05	$3.00

Other Factors

HFBE also reviewed, for informational purposes, certain other factors, including:

•	historical trading prices and volume of Halliburton common stock during the one-year period ended April 6, 2010;

•	projected EBITDA and earnings for Boots & Coots as estimated by selected research analysts; and

•	control premiums paid in selected precedent transactions involving companies with stock prices greater than $1.00 per share completed between January 1, 1999 and December 31, 2009.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by HFBE to the Boots & Coots board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by HFBE in connection with its opinion. Subject to the limitations on the review undertaken by HFBE, the assumptions and qualitative judgments made by HFBE and other factors stated in its opinion and referred to above, the implied per share equity value reference ranges for Boots & Coots derived using the various valuation methodologies discussed above supported HFBE’s conclusion that the consideration to be received by the Boots & Coots common stockholders in the merger was fair, from a financial point of view, to the Boots & Coots common stockholders.

HFBE is a nationally recognized business valuation and investment banking firm with expertise in, among other things, valuing businesses and securities and rendering fairness opinions. HFBE is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements of equity and debt, employee stock ownership plans, and other general corporate purposes. Boots & Coots selected HFBE because of its experience and expertise in performing valuation and fairness opinion analyses. HFBE has received a fee of $150,000 for its services to Boots & Coots. No additional fee or compensation for services will be paid to HFBE in connection with or upon completion of the merger. HFBE has been reimbursed by Boots & Coots for its out-of-pocket expenses incurred in connection with providing its services to Boots & Coots, and Boots & Coots will indemnify HFBE for certain liabilities related to or arising out of the engagement, including liabilities under federal securities laws. During the two years preceding the date of this opinion, HFBE has not provided any services to and has not received any compensation from Boots & Coots, Halliburton, or their respective affiliates. HFBE may in the future provide financial advisory, investment banking, or other services to Boot & Coots, Halliburton, or their respective affiliates for which it would expect to receive compensation.

Accounting Treatment

If the merger is completed, Halliburton will account for the merger using the acquisition method of accounting under U.S. GAAP. Halliburton will record net tangible and identifiable intangible assets acquired and liabilities assumed from Boots & Coots at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which in the case of shares of Halliburton common stock issued as consideration will equal the market value on the date of the completion of the merger, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Halliburton after completion of the merger will reflect Boots & Coots’ balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial condition or results of operations of Boots & Coots. The earnings of Halliburton following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, Halliburton determines that tangible or intangible assets (including goodwill) are impaired, Halliburton would record an impairment charge at that time

Listing of Halliburton Common Stock and Delisting and Deregistration of Boots & Coots Common Stock

Application will be made to have the shares of Halliburton common stock to be issued in the merger approved for listing on the NYSE, where Halliburton common stock is currently traded, upon issuance.

If the merger is completed, Boots & Coots common stock will be delisted from the NYSE Amex and deregistered under the Exchange Act.

Restrictions on Sales of Shares of Halliburton Common Stock Received in the Merger

The shares of Halliburton common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Halliburton common stock issued to any person who is deemed to be an “affiliate” of Halliburton after the effective time of the merger. Boots & Coots stockholders who become affiliates of Halliburton as a result of the merger, if any, may not sell any of the shares of Halliburton common stock received by them in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144 or otherwise under the Securities Act.

Opinions as to Material U.S. Federal Income Tax Consequences of the Merger

It is a condition to the closing of the merger that Baker Botts L.L.P. and Thompson & Knight LLP deliver opinions, dated as of the date of closing, to Halliburton and Boots & Coots, respectively, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each opinion will be based on certain factual representations, assumptions and certifications contained in certificates signed by duly authorized officers of Halliburton and Boots & Coots to be delivered at closing. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service, and there can be no assurance that following the merger the Internal Revenue Service will not challenge the legal conclusions expressed in the opinions. Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material U.S. federal income tax consequences of the merger.

Board of Directors and Management of Halliburton Following the Merger

Halliburton’s directors and executive officers will remain the same following the merger as they are immediately before the merger becomes effective.

Interests of Certain Persons in the Merger that May be Different from Your Interests

When considering the recommendation of Boots & Coots’ board of directors that Boots & Coots stockholders vote in favor of the adoption of the merger agreement, Boots & Coots stockholders should be aware that directors and executive officers of Boots & Coots have interests in the merger that may be different from, or in addition to, the interests of a stockholder of Boots & Coots. Boots & Coots’ board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in making its recommendation that Boots & Coots stockholders vote in favor of the adoption of the merger agreement. These interests are summarized below.

Treatment of Equity Awards

The merger agreement provides that each option to purchase shares of Boots & Coots common stock and each SAR that is outstanding immediately prior to the completion of the merger, whether or not then exercisable or vested, will fully vest and will be converted into an obligation of Gradient to pay the holder thereof an amount in cash equal to the product of (1) the number of shares of Boots & Coots common stock subject to the option or SAR, as applicable, and (2) the excess, if any, of $3.00 over the exercise price per share previously subject to such option or SAR. In addition, the merger agreement provides that each outstanding award of restricted stock granted by Boots & Coots pursuant to an employee benefit plan will become fully vested, and each holder has the right to make the same elections as described below in “Terms of the Merger Agreement — Per Share Merger Consideration.”

The following table sets forth information concerning options and SARs relating to Boots & Coots common stock and restricted stock held by Boots & Coots’ executive officers and directors as of May 5, 2010.

	Stock Options & SARs			Restricted Stock
	Number of
	Shares			Number of
	Underlying			Unvested	Value of
	Unexercised		Value of	Shares of	Shares of
	Options	Exercise	Options &	Restricted	Restricted
Name	& SARs	Price ($)	SARs(1)	Stock(2)	Stock(3)

Jerry L. Winchester	500,000	$1.20	$900,000	718,038	$2,154,114
President, Chief Executive Officer	150,000	$2.58	$63,000
and Director
Dewitt H. Edwards	300,000	$1.13	$561,000	404,726	$1,214,178
Chief Operating Officer	120,000	$1.71	$154,800
	100,000	$2.58	$42,000
Cary Baetz	—	—	—	376,934	$1,130,802
Chief Financial Officer
Douglas Swanson	—	—	—	31,250	$93,750
Director
Robert Croyle	—	—	—	31,250	$93,750
Director
K. Kirk Krist	—	—	—	31,250	$93,750
Director
Richard Anderson	—	—	—	31,250	$93,750
Director
Robert Herlin	—	—	—	31,250	$93,750
Director
E. J. DiPaolo	3,750	$0.92	$7,800	31,250	$93,750
Director

(1)	Value is determined by multiplying the number of shares underlying unexercised options & SARs by the difference between $3.00 and the exercise price of the options and SARs. Such calculations do not include a deduction for any income or withholding taxes.

(2)	Numbers presented do not include 37,500 shares of restricted stock held by Mr. Winchester which will vest in accordance with their terms on June 1, 2010, or 12,500 shares of restricted stock held by Mr. Edwards which will vest in accordance with their terms on June 1, 2010.

(3)	Value is determined by multiplying the number of shares of restricted stock by $3.00. Such calculations do not include a deduction for any income or withholding taxes.

Future Employment by Halliburton

In connection with Boots & Coots’ entry into the merger agreement, Jerry L. Winchester and Dewitt H. Edwards have each entered into an executive agreement with Halliburton Energy Services, Inc., a wholly-owned subsidiary of Halliburton, which we refer to herein as Halliburton Energy, under which such executive will be employed by Halliburton Energy if the merger is completed, and will have the right to receive a severance payment if his employment by Halliburton Energy thereafter terminates under certain circumstances.

Executive Agreement with Jerry L. Winchester.  Jerry L. Winchester, Boots & Coots’ Chief Executive Officer, has entered into an executive agreement with Halliburton Energy that will become effective at the time of the closing of the merger. If the merger is not completed, the executive agreement will be of no force or effect.

Pursuant to the executive agreement, Mr. Winchester will serve as Vice President, Product Service Line of Halliburton Energy. Mr. Winchester will receive an initial annual base salary of $300,000, which may be increased thereafter from time to time with the approval of the chief executive officer of Halliburton or his delegate. The initial annual base salary may not be decreased without the written consent of Mr. Winchester, unless comparable reductions in salary are effective for all similarly situated executives of Halliburton Energy. In addition, Mr. Winchester will be granted (i) a merger closing award of 45,000 shares of Halliburton restricted common stock to vest one-third annually over a three-year period, (ii) 5,600 shares of Halliburton restricted common stock to vest one-third annually over a three-year period, and (iii) nonqualified stock options to purchase 6,800 shares of Halliburton common stock to vest one-third annually over a three year period.

Pursuant to his executive agreement, provided his employment with Halliburton Energy commences on or before September 1, 2010, Mr. Winchester will be entitled to participate in Halliburton’s Annual Performance Pay Plan, or the Performance Pay Plan, for the 2010 plan year, with a maximum payout equal to 90% of annual base salary, and will be nominated for participation in Halliburton’s Performance Unit Program for the 2010 cycle, with a maximum payout equal to 90% of annual base salary. The 2010 awards, if any, will be prorated for the effective date of employment. If Mr. Winchester’s employment commences after September 1, 2010, he will participate in both of those plans effective January 1, 2011.

If Mr. Winchester’s employment is terminated by Halliburton Energy without cause or Mr. Winchester elects to terminate his employment for good reason, then Mr. Winchester will be entitled to:

•	a payment equal to one year of annual base salary payable no later than 60 days following termination of employment; and

•	a payment equal to the value of the unvested portion of the merger closing award of 45,000 shares of Halliburton restricted common stock and any other unvested shares of Halliburton restricted stock, provided he has complied with the one-year non-competition and non-solicitation provisions of his executive agreement, payable on the sixtieth day following the one-year anniversary of his termination of employment.

Mr. Winchester will not be entitled to receive the benefits set forth above if his employment is terminated as a result of death, retirement, permanent disability, voluntary termination or for cause. “Cause” means any of the following: (i) Mr. Winchester’s gross negligence or willful misconduct in the performance of his duties and services pursuant to the executive agreement; (ii) Mr. Winchester’s final conviction of a felony; (iii) a material violation of Halliburton’s code of business conduct; or (iv) Mr. Winchester’s material breach of any material provision of the executive agreement that remains uncorrected for 30 days following written notice of such breach by Halliburton Energy.

“Good reason” is generally defined as a termination of employment by Mr. Winchester because of a material breach by Halliburton Energy of any material provision of the executive agreement, provided that (i) Mr. Winchester provides written notice to Halliburton Energy of the circumstances he claims constitute good reason within 90 calendar days of the first to occur of such circumstances, (ii) such breach remains uncorrected for 30 calendar days following written notice, and (iii) Mr. Winchester’s termination occurs within 180 calendar days after the date that the circumstances Mr. Winchester claims constitute good reason first occurred.

As a condition to receiving the benefits described above, Mr. Winchester will be required to execute a general release of claims. Also, upon termination of Mr. Winchester’s employment with Halliburton Energy, Mr. Winchester will be subject to non-competition and non-solicitation obligations for one year.

Executive Agreement with Dewitt H. Edwards.  Dewitt H. Edwards, Boots & Coots’ Chief Operating Officer, has entered into an executive agreement with Halliburton Energy that will become effective at the time of the closing of the merger. If the merger is not completed, the executive agreement will be of no force or effect.

Pursuant to the executive agreement, Mr. Edwards will serve as Senior Director, Global Operations of Halliburton Energy. Mr. Edwards will receive an initial annual base salary of $225,000, which may be increased thereafter from time to time with the approval of the chief executive officer of Halliburton or his delegate. The initial annual base salary may not be decreased without the written consent of Mr. Edwards, unless comparable reductions in salary are effective for all similarly situated executives of Halliburton. In addition, Mr. Edwards will be granted (i) a merger closing award of 26,000 shares of Halliburton restricted common stock to vest one-third annually over a three-year period, (ii) 4,600 shares of Halliburton restricted common stock to vest one-third annually over a three-year period, and (iii) nonqualified stock options to purchase 7,500 shares of Halliburton common stock to vest one-third annually over a three-year period.

Pursuant to his executive agreement, provided his employment with Halliburton Energy commences on or before September 1, 2010, Mr. Edwards will participate in the Performance Pay Plan for the 2010 plan year with a maximum payout equal to 60% of annual base salary, prorated for the effective date of employment. If Mr. Edwards’ employment commences after September 1, 2010, he will participate in that plan effective January 1, 2011.

If Mr. Edwards’ employment is terminated by Halliburton Energy without cause or Mr. Edwards elects to terminate his employment for good reason, then Mr. Edwards will be entitled to:

•	a payment equal to one year of annual base salary payable no later than 60 days following termination of employment; and

•	a payment equal to the value of the unvested portion of the merger closing award of 26,000 shares of Halliburton restricted common stock and any other unvested shares of Halliburton restricted stock, provided he has complied with the one-year non-competition and non-solicitation provisions of his executive agreement, payable on the sixtieth day following the one-year anniversary of his termination of employment.

Mr. Edwards will not be entitled to receive the benefits set forth above if his employment is terminated as a result of death, retirement, permanent disability, voluntary termination or for cause. The terms “cause” and “good reason” have the same meanings as in Mr. Winchester’s executive agreement, as described above.

As a condition to receiving the benefits described above, Mr. Edwards will be required to execute a general release of claims.

Change of Control Arrangements

Boots & Coots Incentive Plans.  The consummation of the merger will be considered a “change in control” or “change of control” transaction for purposes of Boots & Coots’ 2000 Long Term Incentive Plan (“2000 LTIP”), 2004 Long Term Incentive Plan (“2004 LTIP”) and 2006 Non-Employee Director Stock Incentive Plan (“Director Plan”) under which the Compensation Committee of Boots & Coots’ board of directors (or the board of directors in the case of the Director Plan) has granted incentive awards in the form of stock options, SARs and restricted stock to certain officers, employees, and directors of Boots & Coots and its affiliates. Under the 2000 LTIP and the Director Plan, a change in control results in immediate vesting of all then outstanding incentive awards that have not previously vested. The 2004 LTIP is similar to the 2000 LTIP and Director Plan, but the 2004 LTIP is considered a “double-trigger” plan because it provides for accelerated vesting of awards only if there is both a change in control and a termination of employment. Under the 2004 LTIP, a change in control combined with the termination of the employment of an award holder within one year of the change in control results in immediate vesting of all then outstanding incentive awards that have not previously vested. The merger agreement calls for the cash-out of vested and unvested stock options and SARs and full vesting of all restricted stock awards regardless of whether the holder also experiences a termination of employment. See “— Treatment of Equity Awards.”

Employment and Severance Agreements.  Each of Messrs. Winchester and Edwards has an employment agreement with Boots & Coots, while Mr. Baetz has a severance agreement with Boots & Coots. The consummation of the merger will be considered a change in control under these employment and severance agreements. With respect to each of these agreements, if a change in control occurs during the term of the agreement and the employee (i) is terminated by Boots & Coots for any reason other than for cause on or within one year following the change in control or (ii) terminates his employment for good reason within one year following the change in control, then the employee is entitled to receive the following:

•	cash equal to two times (for Messrs. Edwards and Baetz) or 2.5 times (for Mr. Winchester) gross annual salary and bonus;

•	continued medical insurance coverage for up to two years (for Messrs. Edwards and Baetz) or 2.5 years (for Mr. Winchester);

•	accelerated vesting of all outstanding restricted stock, options and other awards with respect to equity interests in Boot & Coots; and

•	an additional payment to “gross up” the employee for the amount, if any, of excise tax imposed under the golden parachute provisions of Section 4999 of the Code with respect to any change in control payments and benefits, such that after payment of all income, excise and other applicable taxes on the gross-up payment, the employee will retain an amount equal to the excise tax imposed on any change in control payments and benefits.

The term “cause” means the executive (i) has engaged in gross negligence or willful misconduct in the performance of his duties, (ii) has willfully refused without proper legal reason to perform his duties, (iii) has materially breached any material provision of his agreement, (iv) commits, is arrested or officially charged with any felony or any crime involving moral turpitude, which, in the good faith opinion of Boots & Coots, would impair the executive’s ability to perform his duties or would impair the business reputation of Boots & Coots or (v) the executive misappropriates any funds or property of Boots & Coots.

Messrs. Edwards’, Winchester’s and Baetz’s ability to terminate employment with Boots & Coots for “good reason” as referenced above generally refers to (i) a material breach by Boots & Coots of any material provision of the respective agreement, (ii) a substantial and material reduction in the nature or scope of the executive’s duties or responsibilities, (iii) the assignment to the executive of duties and responsibilities that are materially inconsistent with his position, or (iv) with respect to Mr. Edwards, a permanent re-location of the executive without his approval to an office outside of Harris County, Texas.

Waiver, Election and Lock-Up Agreements.  As required by the merger agreement, Messrs. Winchester and Edwards have entered into Waiver Agreements with Boots & Coots whereby they have agreed to irrevocably relinquish and waive any and all rights and claims they may have pursuant to their employment agreements in exchange for (i) the right to receive lump sum cash payments equal to the cash amounts that otherwise would be payable to them under their respective employment agreements in respect of cash severance and benefit continuation upon a change in control and immediate termination other than for cause or resignation for good reason and (ii) Halliburton’s express assumption of Boots & Coots’ commitment to provide additional payments to them in the event any excise taxes are imposed under the golden parachute provisions of Section 4999 of the Code as a result of a change in control. With respect to Mr. Winchester, the waiver payment is an amount to be determined that is not less than $1,000,000 and not more than $2,500,000. With respect to Mr. Edwards, the waiver payment is an amount to be determined that is not less than $567,000 and not more than $1,247,400. The specific amount payable to each of Mr. Winchester and Mr. Edwards will be determined once the incentive compensation payable to them by Boots & Coots for 2010 has been determined. The right to the waiver payment for each of Messrs. Winchester and Edwards is conditioned on his employment with Boots & Coots immediately prior to the effective time of the merger.

Each of Messrs. Winchester and Edwards also has agreed, by separate letter agreement, to elect to receive only Halliburton common stock in the merger with respect to each share of Boots & Coots restricted stock held by him as of April 9, 2010 or thereafter acquired. In addition, each of Messrs. Winchester and Edwards has agreed to hold all Halliburton common stock received by him in the merger for a period of one year, except that each of them may sell a number of shares sufficient to provide for the payment of any tax obligations relating to the receipt of Halliburton common stock in the merger.

Estimated Termination Payments Upon a Change of Control of Boots & Coots

The following table shows the potential payments to Boots & Coots’ executive officers under the employment or severance agreements with Boots & Coots described above upon a change in control assuming that the effective time of the change in control is July 1, 2010 and the employee is involuntarily terminated or resigns for a good reason under the applicable agreement on that date. Termination on a different date may result in different amounts being payable to an employee.

	Jerry L. Winchester	DeWitt H. Edwards	Cary Baetz

Cash Severance(1)	$1,000,000	$567,000	$577,500
Cash Severance – Bonus(2)	1,500,000	680,400	693,000
Benefit Continuation(3)	42,027	23,063	34,176
Stock Options and SARs(4)	47,250	31,500	0
Restricted Stock(5)	2,154,114	1,214,181	1,130,802
Tax Gross-Up(6)	1,471,721	714,642	704,855
Total	$6,215,112	$3,230,786	$3,140,333

(1)	Each of the officers is entitled to a cash severance amount equal to a multiple of his annual base salary. The multiple for Mr. Winchester is 2.5 and the multiple for Messrs. Edwards and Baetz is 2.0. The amounts shown in the table were calculated by applying the applicable multiple to the applicable 2010 base salary.

(2)	Each officer is entitled to a cash severance amount equal to a multiple of the bonus which such officer is eligible to receive for the year in which termination following a change in control occurs. The multiple for Mr. Winchester is 2.5 and the multiple for Messrs. Edwards and Baetz is 2.0. Based upon the financial performance of Boots & Coots, the bonus (as a percentage of base salary) for Messrs. Winchester, Edwards and Baetz may be 0-150%, 0-120%, and 0-120%, respectively. The amounts shown in the table set forth the maximum possible change in control payment to which each officer may be entitled based upon the bonus for which such officer is eligible for 2010.

(3)	The officers are entitled to continued coverage under Boots & Coots’ group health plan for 2.5 years for Mr. Winchester and 2 years for Messrs. Edwards and Baetz. The amounts shown reflect the estimated cost of COBRA continuation coverage for the officer during the applicable period.

(4)	Under the merger agreement, option and SAR awards, whether or not vested, will be converted into an obligation of Halliburton to make a cash payment to the holder equal to the product of (i) the number of shares of Boots & Coots common stock subject to the option or SAR and (ii) the excess, if any, of $3.00 per share, the aggregate consideration per share under the merger agreement, over the exercise price per share of the option or SAR. Amounts shown in the table reflect such cash payments for previously unvested stock options or SARs held by the officers. Amounts that would be payable with respect to previously vested options and SARs are not included in the table.

(5)	Restricted stock awards will automatically vest immediately prior to the effective time of the merger and each holder, except Messrs. Winchester and Edwards, has the right to make the same elections as other Boots & Coots stockholders as described in “Terms of the Merger Agreement — Per Share Merger Consideration” and “— Election Procedures.” As described above, Messrs. Winchester and Edwards have agreed to elect to receive only Halliburton common stock in the merger with respect to each share of Boots & Coots restricted stock owned by them as of April 9, 2010 or thereafter acquired. Accordingly, the payment for restricted share awards has been calculated by multiplying the number of previously unvested shares of restricted stock by $3.00 per share, which is the aggregate consideration per share under the merger agreement.

(6)	The tax gross-up value is calculated on the value of the vesting acceleration of the options, SARs and restricted stock determined in accordance with the rules set out in the Treasury Regulations related to Code Section 280G rather than on the amounts calculated using the methods described in footnotes (4) and (5) to this table. The tax gross-up value also includes the value of the cash severance (salary and bonus) and the value of the benefit continuation in accordance with the Treasury Regulations related to Code Section 280G. The bonus amount utilized to calculate the tax gross-up value is the maximum bonus amount set forth in the table.

As discussed above, Messrs. Edwards and Winchester have entered into Waiver Agreements with Boots & Coots with respect to the severance benefits payable under their employment agreements with Boots & Coots. As a result, if the merger with Halliburton is consummated, they will receive lump sum cash payments equal to the cash amounts that otherwise would be payable to them under their respective employment agreements in respect of cash severance and benefit continuation regardless of whether they experience a termination of employment, and they will not be entitled to benefits continuation as provided under their employment agreements. See “— Change of Control Arrangements.”

Indemnification and Insurance

The merger agreement provides for indemnification of and the provisions of insurance policies for Boots & Coots’ directors and executive officers following completion of the merger. Under the merger agreement, Gradient must, for a period of six years following the effective time of the merger:

•	include in its organizational documents indemnification, exculpation and expense-advancement provisions that are no less favorable than those set forth in Boots & Coots’ organizational documents; and

•	maintain Boots & Coots’ directors’ and officers’ liability insurance policies or substitute therefor policies on terms no less advantageous to such individuals, provided that Gradient will not be required to pay annual premiums in excess of 200% of the current annual premium being paid by Boots & Coots, but in that case Gradient will purchase as much coverage as possible for that amount.

The indemnification rights described above will be in addition to any other rights available under the organizational documents of Boots & Coots or its subsidiaries, any other indemnification agreement or arrangement, Delaware law or otherwise.

Other Benefit Arrangements

Boots & Coots executive officers who remain employed by Halliburton following the merger will be credited for service with Boots & Coots, and prior service for Halliburton if the executive officer was employed by Halliburton immediately prior to employment with Boots & Coots, in each case for purposes of eligibility and vesting purposes, but not benefit accrual (other than vacation, short-term disability and severance pay), under Halliburton’s benefit plans, programs, policies and arrangements. Boots & Coots’

executive officers will be eligible to participate in Halliburton’s welfare plans without any pre-existing condition exclusions.

Appraisal Rights

Boots & Coots stockholders will, under certain circumstances, be entitled under Delaware law to exercise appraisal rights and receive payment for the fair value of their Boots & Coots shares if the merger is completed. However, under Section 262 of the DGCL, appraisal rights are only available in connection with the merger if, among other things, holders of Boots & Coots stock are required to accept cash consideration for their Boots & Coots shares (other than cash paid in lieu of fractional shares). Accordingly, Halliburton reserves the right to take the position that appraisal rights are not available if, after application of the proration provisions of the merger agreement, all stockholders who elected to receive all stock consideration and all stockholders who demanded appraisal of their shares could have received consideration consisting of only Halliburton common stock and cash paid in lieu of receiving fractional shares of Halliburton common stock as a result of the merger. Boots & Coots stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

If appraisal rights are available, a holder of record of shares of Boots & Coots common stock outstanding immediately prior to the effective time of the merger who has not voted in favor of, or consented in writing to, the adoption of the merger agreement and who has delivered a written demand for appraisal of such shares, executed by or on behalf of the stockholder of record, in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If, after the effective time of the merger, a dissenting stockholder fails to perfect or otherwise waives, or withdraws or loses his, her or its right to appraisal, or a court determines that such holder is not entitled to relief under the DGCL, then such holder or holders (as the case may be) will forfeit such rights and his, her or its shares of Boots & Coots common stock will be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares.

The following discussion is not a complete statement of appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex C to this proxy statement/prospectus and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are, unless otherwise indicated, to the record holder of the shares of Boots & Coots common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should review Annex C carefully. To the extent appraisal rights are available in connection with the merger, this proxy statement/prospectus constitutes notice to Boots & Coots’ stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

A Boots & Coots stockholder who wishes to exercise appraisal rights should review carefully the following discussion and Annex C to this proxy statement/prospectus because failure to comply timely and fully with the procedures required by Section 262 of the DGCL will result in the loss of any available appraisal rights.

To the extent that appraisal rights are available in connection with the merger under the DGCL, Boots & Coots stockholders who do not wish to accept the merger consideration will be entitled to, subject to compliance with the requirements summarized below, demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Boots & Coots common stock and be paid in cash such amount in lieu of the merger consideration that they would otherwise be entitled to receive if the merger is consummated. For this purpose, the fair value of shares of Boots & Coots common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, but including, unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment compounded quarterly and accruing at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•	Written Demand for Appraisal Prior to the Vote at the Special Meeting. A stockholder must deliver to Boots & Coots a written demand for appraisal meeting the requirements of Section 262 of the DGCL before Boots & Coots stockholders vote on the adoption of the merger agreement at the special meeting. Voting against or abstaining with respect to the adoption of the merger agreement, failing to return a proxy or returning a proxy voting against or abstaining with respect to the proposal to adopt the merger agreement will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on the merger agreement or vote against the merger agreement. The written demand must reasonably inform Boots & Coots of the identity of the stockholder of record and of that stockholder’s intent to demand appraisal of his, her or its shares. Failure to timely deliver a written demand for appraisal will cause a stockholder to lose his, her or its appraisal rights.

•	Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of Boots & Coots common stock in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by failing to vote if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•	Continuous Ownership of Boots & Coots Common Stock. A stockholder must also continuously hold his, her or its shares of Boots & Coots common stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Boots & Coots common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

•	Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are briefly summarized above, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the fair value of the shares of Boots & Coots common stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. Because Gradient, as the surviving corporation, has no obligation and no intention to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, any available appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights. If such a petition is filed, the Delaware Court of Chancery could determine that the fair value of shares of Boots & Coots common stock is more than, the same as or less than the merger consideration. Notwithstanding that a demand for appraisal must be executed by or on behalf of a stockholder of record, a beneficial owner of shares entitled to appraisal rights held either in a voting trust or by a nominee on behalf of that beneficial owner may, in that beneficial owner’s own name, file a petition for appraisal with respect to the shares beneficially owned by that person and as to which appraisal rights have been properly perfected.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate and must state that such person intends to demand appraisal of his, her or its shares of Boots & Coots common stock. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, this demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Boots & Coots common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Boots & Coots’ principal executive offices at 7908 North Sam Houston Parkway W., 5th Floor, Houston, Texas 77064, Attention: General Counsel. The written demand for appraisal should state the stockholder’s name, mailing address and the number of shares of Boots & Coots common stock owned by the stockholder, and must reasonably inform Boots & Coots that the stockholder intends thereby to demand appraisal of his, her or its shares of Boots & Coots common stock. If appraisal rights are available in connection with the merger, within ten days after the effective date of the merger, Gradient will provide notice of the effective date of the merger to all Boots & Coots stockholders who have complied with Section 262 of the DGCL and have not voted for the merger. A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Boots & Coots common stock as a nominee for others, may exercise any available appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which that person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. When the number of shares is not expressly stated, the demand will be presumed to cover all shares of Boots & Coots common stock outstanding in the name of that record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder (including any beneficial owner of shares entitled to appraisal rights) who is entitled to appraisal rights in connection with the merger and has satisfied the requirements of Section 262 of the DGCL may deliver to Gradient a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. Gradient, as the surviving corporation in the merger, must mail that written statement to the stockholder within ten days after the stockholder’s request is received by Gradient or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later. If a petition for appraisal rights is timely filed in the Court of Chancery of the State of Delaware as set forth above and a copy is served on Gradient, as the surviving corporation, Gradient must then, within 20 days after service, file in the office of the Delaware Register in Chancery, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with Gradient. If Gradient files a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of that petition by registered or certified mail to Gradient and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and Gradient must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with that direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by those stockholders, determining the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. In determining the fair value, the court must take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Elements of future value, including the nature of the enterprise that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered, but any element of value arising from accomplishment or expectation of the merger may not be considered. Boots & Coots stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. However, costs do not include attorney’s and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorney’s and expert witness fees, although, upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, that stockholder will not be entitled to: (i) vote that stockholder’s shares of Boots & Coots common stock for any purpose; (ii) receive payment of dividends or other distributions on that stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (iii) receive payment of any consideration provided for in the merger agreement. A stockholder may withdraw his, her or its demand for appraisal rights by a writing withdrawing his, her or its demand for appraisal and accepting the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with Gradient’s written approval. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court and that approval may be conditioned upon such terms as the court deems just, but this rule does not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw that stockholder’s demand for appraisal and to accept the terms offered in the merger agreement within 60 days after the effective date of the merger. Subject to the foregoing and Halliburton’s right to require that any dissenting shares be treated as cash election shares not subject to proration, if any Boots & Coots stockholder withdraws his, her or its demand for appraisal rights, then his, her or its shares of Boots & Coots common stock will be automatically converted into the right to receive the mixed cash and stock consideration, without interest.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to do so. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of any available appraisal rights.

Regulatory Requirements

The merger is subject to antitrust laws. Halliburton and Boots & Coots have made their respective filings under applicable U.S. antitrust laws with the Antitrust Division and the FTC. Early termination of the waiting period was granted on April 29, 2010.

At any time before or after the completion of the merger, the Antitrust Division, the FTC or any state could take any action under the antitrust laws that any of them considers necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, unwinding the merger or seeking divestitures of particular assets of Halliburton and Boots & Coots. Private parties and non-U.S. governmental authorities may also seek to take legal action under antitrust laws. If a challenge to the merger on antitrust grounds were to be made, Halliburton and Boots & Coots may not prevail.

Litigation Related to the Merger

Subsequent to the announcement of the merger, eight shareholder lawsuits styled as class actions were commenced on behalf of Boots & Coots stockholders against Boots & Coots and members of its board of directors, and in certain cases against Halliburton and Gradient, challenging the merger. All of the lawsuits were filed in the District Court of Harris County, Texas. The class actions variously allege that Boots & Coots’ directors breached their fiduciary duties by, among other things, causing Boots & Coots to enter into the merger agreement at an allegedly unfair price and agreeing to merger agreement terms that improperly inhibit alternative transactions. Six of the class actions allege that Halliburton and Gradient aided and abetted the directors’ breaches of fiduciary duties and all eight allege that Boots & Coots aided and abetted the directors’ breaches of fiduciary duties. The class actions also allege that various members of Boots & Coots’ board of directors and management have placed their self interest ahead of the interests of Boots & Coots. The complaints seek, among other things, an injunction barring defendants from consummating the proposed merger and attorneys’ fees. Two shareholders have moved to consolidate seven of the lawsuits and for appointment of co-interim class counsel and liaison counsel. The motion is set for hearing on June 7, 2010.

In addition, one shareholder filed a derivative lawsuit in the Court of Chancery of the State of Delaware on behalf of Boots & Coots and similarly situated stockholders against members of Boots & Coots’ board of directors and, as a nominal defendant, Boots & Coots. The plaintiff alleges that Boots & Coots’ directors breached their fiduciary duties by agreeing to a March 1, 2010 award of restricted stock. The complaint seeks, among other things, disgorgement of the March 1, 2010 restricted stock awarded to members of the Boots & Coots board of directors, monetary damages and attorneys fees.

Boots & Coots and Halliburton believe that the lawsuits described above are without merit and intend to defend these lawsuits vigorously.

TERMS OF THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and the transactions described in this proxy statement/prospectus. Neither Halliburton nor Boots & Coots intends that the merger agreement or any of its terms will constitute a source of business or operational information about Halliburton or Boots & Coots. The representations, warranties and covenants contained in the merger agreement were made by Halliburton, Boots & Coots and Gradient only for the purposes of the merger agreement and were qualified and subject to certain limitations and exceptions agreed to by Halliburton, Boots & Coots and Gradient in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement/prospectus. Halliburton and Boots & Coots will provide additional disclosure in their public reports of any material information necessary to provide Boots & Coots’ stockholders with a materially complete understanding of the disclosures relating to the merger agreement. Other than as disclosed in this proxy statement/prospectus and the documents incorporated herein by reference, as of the date of this proxy statement/prospectus, neither Halliburton nor Boots & Coots is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations, warranties, or covenants in the merger agreement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Halliburton, Gradient, Boots & Coots or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in, or incorporated by reference into, this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99.

Merger

The merger agreement provides for a transaction in which Boots & Coots will be merged with and into Gradient, with Gradient surviving as a direct wholly owned subsidiary of Halliburton. Upon effectiveness of the merger, each Boots & Coots stockholder will have the right to receive the merger consideration as described below under “— Per Share Merger Consideration.”

Effective Time; Closing

The merger will become effective on the later of (1) the date a certificate of merger is filed with the Delaware Secretary of State and (2) such time, if any, as the parties shall agree as specified in the certificate of merger. The merger agreement provides that the certificate of merger is to be filed no later than the second business day after all the conditions to the closing of the merger are satisfied or waived (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of those conditions at the closing). See “— Conditions to the Merger.” Halliburton and Boots & Coots currently expect to consummate the merger promptly upon approval of the Boots & Coots stockholders.

Per Share Merger Consideration

The merger agreement provides that at the effective time of the merger, each share of Boots & Coots common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive either a fraction of a share of Halliburton common stock, an amount of cash or both, in each case as described below. Under the merger agreement, Boots & Coots stockholders may elect to receive consideration consisting of cash, shares of Halliburton common stock, or a combination of both in exchange for their shares of Boots & Coots common stock, subject to the proration feature described in “— Allocation of Merger Consideration.” Boots & Coots stockholders making a valid election to receive a mix of cash and stock consideration will, subject to modification in order to achieve the intended tax consequences of the merger as described below, receive (1) $1.73 in cash and (2) a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $1.27 by the Halliburton five-day average price, for each share of Boots & Coots common stock they own. Subject to proration, (i) Boots & Coots stockholders electing to receive all cash will receive $3.00 for each share of Boots & Coots common stock they own and (ii) Boots & Coots stockholders electing to receive only Halliburton common stock will receive a fraction of a share of Halliburton common stock equal to an exchange ratio, which will be calculated by dividing $3.00 by the Halliburton five-day average price, for each share of Boots & Coots common stock they own. A Boots & Coots stockholder failing to make an election will receive consideration as if such stockholder had elected to receive a mix of cash and stock consideration. Based on the number of shares of Boots & Coots common stock outstanding as of May 5, 2010, Halliburton would issue approximately 3.3 million shares of Halliburton common stock and would pay approximately $141.6 million in cash in connection with the merger, excluding an estimated $6.7 million in cash payments to holders of Boots & Coots stock options and SARs. At the effective time of the merger, each share of Boots & Coots common stock issued and held in Boots & Coots’ treasury or held by Halliburton or Gradient or any of their subsidiaries will be canceled without payment of any consideration.

Under the merger agreement, if and to the minimum extent necessary for Baker Botts L.L.P. and Thompson & Knight LLP to deliver their opinions to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the allocation of the total merger consideration to be paid in cash and Halliburton common stock will change. See “The Merger — Opinions as to Material U.S. Federal Income Tax Consequences of the Merger.” The value of $1.27, which is used to compute the exchange ratio for the stock portion of the total merger consideration, will be increased, and the $1.73 in cash to be paid per share of Boots & Coots common stock, will be correspondingly decreased, to the minimum extent necessary for the aggregate fair market value of all shares of Halliburton common stock that would be issued pursuant to the merger (valued as of the effective date of the merger), referred to as the “total stock value,” to constitute not less than 40% of the sum of the total stock consideration plus the total amount of cash paid to Boots & Coots stockholders pursuant to the merger, which sum is referred to as the “total merger value,” considering the following factors:

•	for tax purposes, tax counsel will treat shares of non-83(b) Boots & Coots restricted stock that are exchanged for Halliburton common stock in the merger as having been exchanged for cash solely for purposes of computing the total stock value; and

•	the fair market value of a share of Halliburton common stock is determined for tax purposes as of the effective date of the merger instead of using the Halliburton five-day average price.

See “Material U.S. Federal Income Tax Consequences of the Merger — Qualification of the Merger as a Reorganization and Tax Opinions.” The minimum number of shares of Boots & Coots non-83(b) restricted stock that would need to be exchanged for Halliburton common stock in order to cause a reallocation of merger consideration will vary depending on the fair market value of a share of Halliburton common stock as of the effective date of the merger and the Halliburton five-day average price. For example, if the fair market value of a share of Halliburton common stock valued as of the effective date of the merger is equal to the Halliburton five-day average price, then a reallocation of the merger consideration would occur if more than approximately 56.2% of the shares of Boots & Coots non-83(b) restricted stock are exchanged solely for Halliburton common stock in the merger, but if the fair market value of a share of Halliburton common stock valued as of the effective date of the merger is less than the Halliburton five-day average price, then the reallocation of the merger consideration may occur even if fewer than approximately 56.2% of the shares of Boots & Coots non-83(b) restricted stock are exchanged solely for Halliburton common stock in the merger. As a result of elections to be made by Messrs. Winchester and Edwards to receive only Halliburton common stock in the merger (see “Interests of Certain Persons in the Merger that May be Different from Your Interests — Change of Control Arrangements”), as of May 5, 2010, 1,172,764 shares, or approximately 34.5% of all outstanding shares, of Boots & Coots non-83(b) restricted stock may be exchanged for Halliburton common stock but be treated as having been exchanged for cash solely for purposes of computing the total stock value. See “Material U.S. Federal Income Tax Consequences of the Merger — Qualification of the Merger as a Reorganization and Tax Opinions.” The reallocation of the merger consideration will, to the minimum extent necessary, have the effect of reducing the amount of cash paid to Boots & Coots stockholders, and correspondingly increasing the number of shares of Halliburton common stock issued to Boots & Coots stockholders.

We refer to the number of shares of Halliburton common stock to be received for each share of Boots & Coots common stock as the “stock consideration,” the amount of cash to be received for each share of Boots & Coots common stock as the “cash consideration” and the stock consideration together with the cash consideration as the “merger consideration.”

Adjustment of the Merger Consideration

The merger consideration will be adjusted appropriately to reflect the effect of any recapitalization, split-up, stock split, subdivision, combination or exchange of shares or any dividend payable in stock or other securities declared on or rights issued with respect to Halliburton common stock or Boots & Coots common stock having a record date on or after the date of the merger agreement but before the effective time of the merger.

Fractional Shares

No fractional shares of Halliburton common stock will be issued in connection with the merger. Instead, each Boots & Coots stockholder otherwise entitled to a fraction of a share of Halliburton common stock (after aggregating all fractional shares of Halliburton common stock issuable to that stockholder) will be entitled to receive an amount in cash (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Halliburton five-day average price.

Allocation of Merger Consideration

Subject to modification in order to achieve the intended tax consequences of the merger, the aggregate cash consideration to be received by Boots & Coots stockholders pursuant to the merger will be fixed at an amount equal to the product of $1.73 and the number of issued and outstanding shares of Boots & Coots common stock immediately prior to closing of the merger (excluding certain shares that do not convert into the right to receive merger consideration). Accordingly, if Boots & Coots stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, or less than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive either all cash or all stock consideration, as the case may be, will be pro rated down and will receive the undersubscribed form of merger consideration as a portion of the overall consideration they receive for their shares. As a result, Boots & Coots stockholders that make a valid election to receive all cash or all stock consideration may not receive merger consideration entirely in the form elected.

Stock Options, SARs and Restricted Shares

At the effective time of the merger, each outstanding option to purchase shares of Boots & Coots common stock and each SAR will fully vest and will be converted into an obligation of Gradient to pay the holder thereof an amount in cash equal to the product of (1) the number of shares of Boots & Coots common stock subject to the option or SAR, as applicable, and (2) the excess, if any, of $3.00 over the exercise price per share previously subject to such option or SAR.

Immediately prior to the effective time of the merger, each outstanding award of restricted stock granted by Boots & Coots pursuant to an employee benefit plan will become fully vested, and each holder has the right to make the same elections as described above in “— Per Share Merger Consideration.”

Dissenting Shares

In certain circumstances, holders of Boots & Coots stock who have not voted in favor of or consented to the merger and have otherwise complied with the provisions of Section 262 of the DGCL as to appraisal rights will be entitled to such rights as are granted by Section 262 of the DGCL. If any holder of such dissenting shares fails to perfect, withdraws or loses the right to appraisal under Section 262 of the DGCL, then each dissenting share held by that holder will be deemed to have been converted into the right to receive the mixed cash and stock consideration, without interest. See “The Merger — Appraisal Rights.”

At the election deadline described under “— Election Procedures” below, Halliburton will have the right to require, but not the obligation to require (unless necessary to maintain the merger’s tax status as a reorganization under Section 368(a) of the Internal Revenue Code), that any shares of Boots & Coots common stock that constitute dissenting shares at the election deadline be treated as shares electing to receive the cash consideration not subject to proration. Also, if Halliburton requires, any dissenting shares that may otherwise convert into the right to receive the merger consideration shall be treated as cash election shares not subject to the pro rata selection process. For a description of the allocation of merger consideration between cash and stock, see “— Allocation of Merger Consideration.”

Boots & Coots is required to give Halliburton prompt notice of any written demand for appraisal of Boots & Coots common stock and to afford Halliburton the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Election Procedures

The election form and other appropriate and customary transmittal materials will be mailed to Boots & Coots stockholders on or about          , 2010, a date which is at least 30 days prior to the anticipated effective time of the merger.

The election form will permit each Boots & Coots stockholder to specify the number of Boots & Coots shares with respect to which that holder elects to receive the (1) mixed cash and stock consideration, (2) all stock consideration or (3) all cash consideration. The election must be made prior to the election deadline. Unless extended or otherwise agreed upon by Halliburton and Boots & Coots, the election deadline will be 5:00 p.m., New York time, on the 20th day following the date the election form is mailed to Boots & Coots stockholders.

To make a valid election, each Boots & Coots stockholder must submit a properly completed election form so that it is received by the exchange agent at or prior to the election deadline. An election form will be properly completed only if accompanied by one or more certificates that represent the stockholder’s shares of Boots & Coots common stock covered by the election form (or customary affidavits and, if required, the posting of a bond as indemnity against any claim that may be made with respect to such certificate) and/or, in case of book-entry shares, upon the receipt of an “agent’s message” by the exchange agent or such other evidence of transfer as the exchange agent may reasonably request together with any additional documents specified by the procedures set forth in the election form.

If a Boots & Coots stockholder does not make an election to receive all cash consideration or all stock consideration pursuant to the merger, the election form is not received by the exchange agent by the election deadline or the election form is improperly completed and/or is not signed, the stockholder will be considered not to have made a valid election. We sometimes refer to such stockholders’ shares as “non-election shares.” Stockholders not making an election will receive the mixed cash and stock consideration.

The actual allocation of cash and stock will be subject in each case to the allocation procedures set forth in the merger agreement. Under those procedures, a Boots & Coots stockholder who makes an all cash election will not receive all cash if the cash election pool is oversubscribed, and a Boots & Coots stockholder who makes an all stock election will not receive all stock if the stock election pool is oversubscribed. For more information regarding these allocation procedures, see “— Allocation of Merger Consideration.”

Any election form may be revoked or changed by written notice received by the exchange agent prior to the election deadline. If the election is validly revoked, the shares of Boots & Coots common stock covered by that election form will become non-election shares unless the stockholder properly makes a subsequent election. Halliburton will have sole discretion, which it may delegate in whole or in part to the exchange agent, to determine, in good faith, whether any election, revocation or change has been made properly or timely and to disregard immaterial defects in the election forms. None of Halliburton, Gradient or the exchange agent will be under any obligation to notify stockholders of any defect in an election form.

Surrender of Shares; Stock Transfer Books

Prior to the effective time of the merger, Halliburton will deposit with          , as the exchange agent for the merger, the number of shares of Halliburton common stock to be issued and cash to be paid to Boots & Coots stockholders equal to the cash portion of the merger consideration, in each case pursuant to the merger agreement. That cash will be invested by the exchange agent as directed by Halliburton, provided that no investment or losses thereon shall affect the amount of the merger consideration payable under the merger agreement.

Promptly after the effective time of the merger, Halliburton will cause the exchange agent to send to each holder of record of Boots & Coots common stock at the effective time of the merger a letter of transmittal and instructions for effecting the exchange of Boots & Coots common stock for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of the certificates or book-entry shares for cancellation (if not previously submitted with an election form), along with the executed letter of transmittal and other documents, a Boots & Coots stockholder will receive, without interest and as applicable: (i) the stock consideration; (ii) the cash consideration; (iii) cash in lieu of fractional shares of Halliburton common stock; and (iv) any unpaid dividends and distributions in respect of Halliburton common stock with a record date after the effective time of the merger.

Delivery of shares of Halliburton common stock to be received in the merger will be in book-entry form.

At any time following 180 days after the effective time of the merger, Halliburton will have the right to require the exchange agent to return any shares of Halliburton common stock and cash that remain unclaimed. Any holder of Boots & Coots common stock that has not exchanged certificates representing that stock prior to that time may thereafter look only to Halliburton to exchange stock certificates or to pay amounts to which that stockholder is entitled pursuant to the merger agreement. None of Halliburton, Boots & Coots or the exchange agent will be liable to any holder of Boots & Coots common stock certificates for any merger consideration delivered to a public official pursuant to escheat or other applicable laws.

Withholding Taxes

Halliburton and the exchange agent will be entitled to deduct and withhold from consideration payable to any Boots & Coots stockholder the amounts that may be required to be withheld under any tax law. The properly withheld amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of its business, financial condition and structure and other facts pertinent to the merger.

In the merger agreement, each of Boots & Coots, on the one hand, and Halliburton and Gradient, on the other hand, has made representations and warranties to the other with respect to the following subjects:

•	existence, good standing and qualification to conduct business;

•	organizational documents;

•	capitalization;

•	requisite power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	absence of any violation of organizational documents, third party agreements and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	compliance with applicable laws;

•	filings and reports with the SEC, and financial information;

•	absence of certain changes or events;

•	accuracy of information in the proxy statement/prospectus;

•	fees payable to brokers, finders or investment banks in connection with the merger; and

•	qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

In the merger agreement Boots & Coots has also made representations and warranties to Halliburton and Gradient with respect to the following subjects:

•	ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to the capital stock of any subsidiary;

•	opinion of financial advisor;

•	permits;

•	certain business practices and compliance with anti-corruption and money laundering laws;

•	absence of undisclosed liabilities or obligations;

•	litigation;

•	material contracts;

•	authorizations for expenditures or payments in excess of $250,000;

•	customers and suppliers;

•	employee benefit plans;

•	title to properties, leases and personal property;

•	tax matters;

•	environmental matters;

•	labor matters and employees;

•	transactions with related parties;

•	internal accounting controls and disclosure controls and procedures;

•	insurance;

•	intellectual property;

•	derivative transactions and hedging;

•	required stockholder approval;

•	the inapplicability to the merger agreement of any anti-takeover law or provision in Boots & Coots’ certificate of incorporation; and

•	that the merger will not result in the grant of any rights to any person under Boots & Coots’ rights agreement.

The representations and warranties in the merger agreement do not survive after the effective time of the merger.

Definition of “Material Adverse Effect”

Certain representations and warranties of Halliburton and Boots & Coots are qualified as to “material adverse effect.” In addition, there are separate standalone conditions to completion of the merger relating to the absence of any change, effect, event, occurrence, state of facts or development or developments from the date of the merger agreement to the effective time of the merger which has had a material adverse effect on the other party and is continuing.

For purposes of the merger agreement, “material adverse effect” means, with respect to Halliburton or Boots & Coots, as the case may be, a material adverse change to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of such party and its subsidiaries, taken as a whole, or to the ability of such party to consummate the transactions contemplated by the merger agreement, in each case excluding:

•	economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism) or natural disasters, in each case affecting the applicable industries in which such party participates generally, except, in such case to the extent any such changes or effects materially disproportionately affect such party;

•	changes resulting from the announcement or pendency of the merger agreement, any actions taken in compliance with merger agreement or the consummation of the merger;

•	the downgrade in rating of any debt securities of such party by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings;

•	changes in the price or trading volume of such party’s stock;

•	changes in applicable law or U.S., foreign or international generally accepted accounting principles or financial reporting standards or interpretations thereof; and

•	any failure to meet analyst projections, in and of itself.

For purposes of analyzing whether a material adverse effect has occurred, the analysis of materiality is not limited to a long-term perspective.

Conduct of Business Pending the Effective Time

Except as set forth in the disclosure schedules provided by Boots & Coots, as expressly permitted by the merger agreement, as required by applicable law or as consented to in writing by Halliburton, Boots & Coots has agreed that, prior to the effective time of the merger it and its subsidiaries will:

•	conduct their respective businesses only in the ordinary course consistent with past practice;

•	use reasonable best efforts to preserve intact their business organizations and goodwill, to keep available the services of their current officers and key employees and preserve and to maintain existing relations with customers, suppliers, officers, employees, creditors and other persons having business dealings with them;

•	not enter into any new line of business;

•	in any fiscal quarter in the 2010 calendar year, not incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed that do not exceed in the aggregate 110% of the amount budgeted for such fiscal quarter in the 2010 capital budget;

•	not amend or otherwise change their organizational documents;

•	not declare, set aside or pay any dividend or other distribution;

•	not adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or rights of any kind to acquire, any shares of capital stock or any other securities of Boots & Coots or any of its subsidiaries (subject to certain exceptions);

•	not (1) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer, (2) except in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable to any non-officer, (3) except as required to comply with applicable law or any agreement in existence on the date of the merger agreement or as expressly provided in the merger agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any employee compensation or benefit plan, program agreement or arrangement, or (4) enter into or amend any employment agreement or, except in accordance with existing contracts or agreements, grant any severance or termination pay to any officer, director or employee;

•	not revalue any of its material assets or change its methods of accounting in effect at December 31, 2008, except changes in accordance with and required by GAAP (or international financial reporting standards or other relevant foreign generally accepted accounting principles), applicable law or regulatory guidelines as concurred with by the Boots & Coots’ independent auditors;

•	not acquire or invest in, by merging or consolidating with, by purchasing an equity interest in all or a material portion of the assets of, or by any other manner, any person or entity or, other than in the ordinary course of business consistent with past practice, any material assets;

•	not sell, lease, exchange, transfer or otherwise dispose (or agree to do any of the foregoing) of any assets, except for dispositions of inventory and equipment in the ordinary course of business consistent with past practice;

•	not mortgage, pledge, hypothecate, sell and leaseback, grant any security interest in, or otherwise subject to any other lien other than permitted liens, any assets;

•	other than taxes, not pay, discharge or satisfy any material claims, liabilities or obligations that would require any material payment except in accordance with the terms of material contracts or accounts payable in effect on the date of the agreement or subsequently entered into in the ordinary course of business consistent with past practice;

•	generally not compromise, settle or grant any waiver or release relating to any litigation, other than settlements or compromises fully covered by insurance or where the amount paid or to be paid does not exceed $250,000 in the aggregate for all claims;

•	not engage in any transaction with or enter into any agreement, arrangement, or understanding with any affiliate;

•	not enter into any closing agreement with respect to material taxes or settle or compromise any material liability for taxes;

•	not take any action that could reasonably be expected to (1) result in any of the conditions to the merger not being satisfied, (2) result in a material adverse effect or (3) materially impair or delay consummation of the merger or the other transactions contemplated by the merger agreement;

•	not adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or any agreement relating to an acquisition proposal, as defined below under “— Certain Additional Agreements”;

•	not incur or assume any indebtedness for borrowed money except for borrowings available and letters of credit issued under Boots & Coots’ credit agreement;

•	not modify any material indebtedness or other liability to increase its obligations with respect thereto;

•	not assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity, except in the ordinary course of business and consistent with past practice and in no event exceeding $250,000 in the aggregate at any time outstanding;

•	not make any loans, advances or capital contributions to, or investments in, any other person or entity;

•	not enter into any material commitment or transaction, except in the ordinary course of business and consistent with past practice and in no event exceeding $250,000 in the aggregate without Halliburton’s consent, which shall not be unreasonably withheld;

•	not enter into any agreement, understanding or commitment that materially restrains, limits or impedes its ability to compete in or conduct any line of business or to solicit customers or employees;

•	not enter into any agreement, understanding or commitment containing any restriction on its ability to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Halliburton or its subsidiaries in connection with or following the consummation of the transactions contemplated by the merger agreement;

•	not enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement;

•	not terminate any material contract to which it is a party or waive, release, relinquish or assign any of its rights or claims thereunder in a manner that is materially adverse to Boots & Coots or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any material contract;

•	not take any action that would give rise to a claim under the Worker Adjustment and Retraining Notification Act, or WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act or such state law or regulation;

•	not enter into, amend or otherwise change the terms of any agreements with brokers, finders or investment bankers, except to the extent that any such amendment or change would result in terms more favorable to Boots & Coots, provided that Boots & Coots may enter into an agreement on commercially reasonable terms for, among other things, consultations with respect to evaluating a superior proposal (as defined below) and whether the board of directors may change its recommendation with regard to the merger agreement; and

•	not enter into an agreement, contract, commitment or arrangement to do any of the prohibited actions described in the bullet points above, or take any action that would make any of Boots & Coots’ representations or warranties untrue or incorrect or prevent Boots & Coots from performing or cause Boots & Coots not to perform its covenants under the agreement.

Except as set forth in the disclosure schedules provided by Halliburton, as expressly permitted by the merger agreement, as required by applicable law or as consented to in writing by Boots & Coots, Halliburton has agreed that, prior to the effective time of the merger it will not:

•	take any action that could reasonably be expected to (1) result in any of the conditions to the merger not being satisfied, (2) result in a material adverse effect or (3) materially impair or delay consummation of the merger or the other transactions contemplated by the merger agreement;

•	other than quarterly cash dividends with respect to Halliburton common stock, declare, set aside or pay any dividend or other distribution;

•	amend its certificate of incorporation or by-laws in a manner that adversely affects the terms of Halliburton common stock;

•	shall use its reasonable best efforts to cause its affiliates not to acquire ownership or become an “owner” for the purposes of Section 203 of the DGCL of any voting securities of Boots & Coots, other than shares acquired pursuant to the merger agreement;

•	adopt or enter into a plan of complete or partial liquidation or dissolution; and

•	enter into an agreement, contract, commitment or arrangement to do any of the prohibited actions described in the bullet points above.

Certain Additional Agreements

Stockholder Meeting.  Unless the merger agreement is earlier terminated, the board of directors of Boots & Coots must submit the merger agreement for adoption by its stockholders at the stockholder meeting, even if the board of directors changes its recommendation with regard to the merger agreement.

No Solicitation, Recommendation.  Boots & Coots and its subsidiaries will not, and Boots & Coots and its subsidiaries will cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, the “Representatives”) not to:

•	directly or indirectly, initiate, solicit or encourage or take any action to facilitate (including by way of furnishing nonpublic information) any inquiry regarding or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined below);

•	directly or indirectly, participate or engage in discussions or negotiations with or disclose any information relating to Boots & Coots or any of its subsidiaries, or afford access to the properties, books or records of Boots & Coots or any of its subsidiaries to, or otherwise cooperate in any way with, any person that has made an acquisition proposal or that Boots & Coots or any of its subsidiaries or any of their Representatives knows or has reason to believe is contemplating making an acquisition proposal; or

•	accept an acquisition proposal or enter into any agreement, arrangement or understanding, including any letter of intent or agreement in principle (other than a permitted confidentiality agreement), (1) providing for, constituting or relating to an acquisition proposal or (2) that would require, or could have the effect of causing, Boots & Coots to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

The term “acquisition proposal,” means any proposal, whether or not in writing, for the

•	direct or indirect acquisition or purchase of a business or assets that generates or constitutes 15% or more of the net revenues, net income or the assets of Boots & Coots and its subsidiaries, taken as a whole,

•	direct or indirect acquisition or purchase of 15% or more of any equity securities or capital stock of Boots & Coots or any equity securities or capital stock of its subsidiaries that, individually or in the aggregate, represent a direct or indirect ownership interest in 15% or more of Boots & Coots’ consolidated assets, or

•	merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or persons beneficially owning 15% or more of any equity securities or capital stock of Boots & Coots or any equity securities or capital stock of its subsidiaries that, individually or in the aggregate, represent a direct or indirect ownership interest in 15% or more of Boots & Coots’ consolidated assets, in each case other than the transactions contemplated by the merger agreement.

However, prior to the time Boots & Coots’ stockholders adopt the merger agreement, Boots & Coots or its board of directors may participate and engage in discussions and negotiations with and disclose any information relating to Boots & Coots and its subsidiaries, afford access to the properties, books or records of Boots & Coots and its subsidiaries to, and otherwise cooperate in any way with, any person that has made an acquisition proposal if:

•	Boots & Coots receives a bona fide written acquisition proposal from such person (and such acquisition proposal was not initiated, solicited, encouraged or facilitated by Boots & Coots or any of its subsidiaries or any of their respective Representatives in violation of the merger agreement and did not otherwise result from a violation of the merger agreement or any standstill agreement);

•	Boots & Coots’ board of directors determines in good faith by resolution duly adopted (after consultation with financial advisors and outside legal counsel of nationally recognized reputation) that:

•	such proposal constitutes or is reasonably likely to result in a superior proposal (as defined below) from the person that made the applicable acquisition proposal; and

•	the person making such acquisition proposal has the financial and legal capability and capacity to consummate such acquisition proposal;

•	Boots & Coots’ board of directors determines after the receipt of advice from outside legal counsel that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law;

•	Boots & Coots, before providing any information to such person, receives from such person an executed confidentiality agreement having terms that are no less favorable to Boots & Coots than Boots & Coots’ confidentiality agreement with Halliburton Energy (referred to as a permitted confidentiality agreement); and

•	Boots & Coots previously provided or made available or promptly provides or makes available to Halliburton any material non-public information concerning Boots & Coots or its subsidiaries that is provided to the person making such acquisition proposal.

Boots & Coots shall promptly (and in any event within 48 hours) notify Halliburton orally and in writing of the identity of any person making, and provide to Halliburton a copy of, any acquisition proposal, inquiry or request (or, where no such copy is available, a written description of such acquisition proposal, inquiry or request), including any material modifications thereto. Boots & Coots shall keep Halliburton reasonably informed on a prompt basis (and in any event within 48 hours) of the status and details of any acquisition proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modifications thereto). Also, Boots & Coots shall promptly (and in any event within 24 hours) notify Halliburton orally and in writing if it determines to engage in any actions described in the immediately preceding paragraph and shall keep Halliburton reasonably informed on a prompt basis (and in any event within 24 hours) of the status and details of any such actions.

In addition to the restrictions described above and subject to the exceptions described below, (1) Boots & Coots’ board of directors may not change the Boots & Coots board of directors’ recommendation of the merger (as defined below) and (2) none of Boots & Coots or any of its subsidiaries may execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal (other than a permitted confidentiality agreement) or requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

However, prior to the time Boots & Coots’ stockholders adopt the merger agreement and subject to Boots & Coots’ compliance with certain provisions of the merger agreement relating to the stockholder meeting and no solicitation, Boots & Coots’ board of directors may, in response to a superior proposal (as defined below), change the Boots & Coots board of directors’ recommendation (as defined below), if Boots & Coots’ board of directors:

•	determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Boots & Coots stockholders; and

•	provides prior written notice to Halliburton that it is contemplating taking such action and specifying the material facts and information constituting the basis for such action, including the terms and conditions of such superior proposal, five business days have passed since receipt by Halliburton of such notice, and during such five business day period, at the request of Halliburton, Boots & Coots has negotiated in good faith with respect to any changes or modifications to the merger agreement which would allow the Boots & Coots board of directors not to take such action consistent with its fiduciary duties (any changes to the financial terms or any other material term of such superior proposal shall require a new notice and a new five business day period).

Notwithstanding the foregoing, Boots & Coots and its board of directors may take and disclose to Boots & Coots’ stockholders a position with respect to an acquisition proposal pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any similar disclosure, in either case to the extent required by applicable law. However, compliance with those rules will not limit or modify the effect that any such action pursuant to those rules has under the merger agreement.

The term “superior proposal” means any bona fide written acquisition proposal that was not initiated, solicited encouraged or facilitated by Boots & Coots or any of its subsidiaries or any of its Representatives in violation of the merger agreement, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination,

•	all or substantially all of the assets of Boots & Coots and its subsidiaries, taken as a whole, or

•	100% of the equity securities of Boots & Coots, in each case on terms that Boots & Coots’ board of directors determines (after consultation with financial advisors and outside legal counsel of nationally recognized reputation) in good faith by resolutions duly adopted:

•	would result in a transaction that, if consummated, is more favorable to the Boots & Coots stockholders than the merger, taking into account all the terms and conditions of such proposal, the person making such proposal and the merger agreement (including any break-up fees, expense reimbursement provisions, conditions to consummation and any changes to the terms of the merger agreement offered by Halliburton in response to such superior proposal or otherwise pursuant to the merger agreement); and

•	is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Notwithstanding the foregoing, no proposal will be deemed to be a superior proposal if it is subject to a financing condition or any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquiror has adequate financial resources to consummate the transaction).

The term “change in the Boots & Coots board of directors’ recommendation” means Boots & Coots’ board of directors or any committee thereof, directly or indirectly:

•	withdrawing (or amending, qualifying or modifying in a manner adverse to Halliburton or Gradient), or proposing to withdraw (or amend, qualify or modify in a manner adverse to Halliburton or Gradient), the approval, recommendation or declaration of advisability of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or

•	recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any acquisition proposal.

Boots & Coots has also agreed not to, other than with respect to Halliburton and Gradient, (1) waive, modify, terminate, or fail to enforce any “standstill” obligation of any person, (2) modify, waive, amend or terminate its rights agreement, or (3) render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) under Section 203 of the DGCL inapplicable to any person. Boots & Coots has also agreed to terminate any existing activities, discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any possible acquisition proposal.

Employee Matters.  Boots & Coots employees who remain employed by Halliburton following the merger will be credited for service with Boots & Coots for purposes of eligibility and vesting purposes, but not benefit accrual (other than vacation, short-term disability and severance pay), under Halliburton’s benefit plans, programs, policies and arrangements. Halliburton will continue Boots & Coots’ welfare plans through December 31, 2010. Beginning on January 1, 2011, Boots & Coots’ continuing employees will be eligible to participate in Halliburton’s welfare plans without any pre-existing condition exclusions.

Reorganization.  Each of Halliburton and Boots & Coots has agreed to use its reasonable best efforts to:

•	cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	refrain from taking any action reasonably likely to cause the merger not to so qualify; and

•	obtain the specified tax opinions of its legal advisors and tax certificates of its officers.

Regulatory Filings and Related Matters.  Pursuant to the merger agreement, Halliburton, Gradient and Boots & Coots have agreed to use commercially reasonable efforts to:

•	as promptly as practicable, make their respective required filings with any governmental authorities and third parties with respect to the merger;

•	obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authorities or other third parties that are necessary, proper or advisable to complete the merger;

•	resolve objections, if any, as may be asserted with respect to the merger under applicable law; and

•	prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a governmental entity that precludes, restrains, enjoins or prohibits the completion of the merger, provided that no party that becomes subject to any term, condition, obligation or restriction imposed by a governmental authority is required to dispose of any assets or limit its freedom of action that in Halliburton’s good faith judgment would be reasonably likely to give rise to a material adverse effect on a party or materially impair the benefits or advantages Halliburton expects to receive from the merger.

The parties have also agreed to furnish each other party with copies of all filings with, or any other information supplied to or received from, a governmental entity in connection with the merger.

Additional Agreements.  Pursuant to the merger agreement, Halliburton, Gradient and Boots & Coots have also agreed:

•	to promptly notify each other party of any fact, events or circumstance as to which it obtains knowledge that would be reasonably likely to result in a failure of a condition to the closing of the merger with respect to the accuracy of the representations and warranties made by such party or the performance of or compliance with such party’s obligations under the merger agreement;

•	that, for a period of six years after the effective time of the merger, Gradient’s organizational documents will contain indemnification, exculpation and expense-advancement provisions that are no less favorable than those set forth in Boots & Coots’ organizational documents;

•	that, for a period of six years after the effective time of the merger, Gradient will maintain Boots & Coots’ directors’ and officers’ liability insurance policies or substitute therefor policies on terms no less advantageous to such individuals, provided that Gradient will not be required to pay annual premiums in excess of 200% of the current annual premium being paid by Boots & Coots, but in that case Gradient will purchase as much coverage as possible for that amount;

•	to not issue or cause the publication of any press release or other announcement or hold any press conferences, analyst calls or other meetings with respect to the merger, the merger agreement or the transactions contemplated by the merger agreement without the prior consultation of the other party, except as required by applicable law and applicable stock exchange listing arrangements; and

•	pay all costs and expenses incurred by them in connection with the merger agreement, other than costs that are specified to be paid by one party under the merger agreement.

Pursuant to the merger agreement and in addition to the applicable covenants of Halliburton listed above, Halliburton also has agreed to use its reasonable best efforts to cause the Halliburton common stock issuable in connection with the merger to be listed on the NYSE, subject to official notice of issuance.

Pursuant to the merger agreement and in addition to the applicable covenants of Boots & Coots listed above, Boots & Coots also has agreed to:

•	provide the authorized Representatives of Halliburton reasonable access to its properties, offices, contracts, books, commitments, records, data and personnel, to the extent permitted by applicable law and third-party agreements; and

•	take all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other similar anti-takeover statute or law or any applicable anti-takeover provision in Boots & Coots’ organizational documents is, or at the effective time of the merger will be, applicable to the parties, Boots & Coots common stock, the merger agreement or the transactions contemplated by the merger agreement.

Conditions to the Merger

Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the merger will be subject to the fulfillment of the following conditions on or prior to the closing date:

•	the adoption of the merger agreement by the requisite approval of Boots & Coots’ stockholders;

•	the absence of any statute, rule, order, decree or regulation enacted or promulgated, and of any action taken, by any governmental authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the merger or makes the consummation of the merger illegal;

•	the termination or expiration of the waiting period under the HSR Act or any statute requiring premerger notification;

•	the registration statement that includes this proxy statement/prospectus becoming effective under the Securities Act and not being the subject of any stop order or proceeding seeking a stop order;

•	the authorization for listing on the NYSE of the shares of Halliburton common stock to be issued pursuant to the merger, subject to official notice of issuance; and

•	each of Halliburton and Boots & Coots obtaining all material permits required to consummate the transactions contemplated by the merger agreement.

Additional Conditions to the Obligations of Boots & Coots.  Unless waived by Boots & Coots, the obligation of Boots & Coots to effect the merger is subject to the satisfaction on or prior to the closing date of the following additional conditions:

•	certain representations and warranties of Halliburton and Gradient contained in the merger agreement being true and correct as of the closing date;

•	certain representations and warranties of Halliburton and Gradient contained in the merger agreement being true and correct, except for de minimis inaccuracies, as of the closing date;

•	other representations and warranties of Halliburton and Gradient contained in the merger agreement being true and correct as of the closing date, except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect;

•	Halliburton and Gradient having performed or complied, in all material respects, with their respective covenants required to be performed or complied with by them under the merger agreement at or prior to the closing date;

•	there not having occurred a material adverse effect with respect to Halliburton that is continuing;

•	receipt by Boots & Coots of a certificate signed on behalf of Halliburton by an executive officer to the effect that the conditions specified in the preceding five bullet points have been satisfied; and

•	receipt by Boots & Coots of an opinion from its legal counsel, dated as of the closing date, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Additional Conditions to the Obligations of Halliburton and Gradient.  Unless waived by Halliburton and Gradient, the obligations of Halliburton and Gradient to effect the merger are subject to the satisfaction on or prior to the closing date of the following additional conditions:

•	certain representations and warranties of Boots & Coots contained in the merger agreement being true and correct as of the closing date;

•	certain representations and warranties of Boots & Coots contained in the merger agreement being true and correct, except for de minimis inaccuracies, as of the closing date;

•	other representations and warranties of Boots & Coots contained in the merger agreement being true and correct as of the closing date, except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect;

•	Boots & Coots having performed or complied, in all material respects, with its covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date;

•	there not having occurred a material adverse effect with respect to Boots & Coots that is continuing;

•	receipt by Halliburton of a certificate signed on behalf of Boots & Coots by an executive officer to the effect that the conditions specified in the preceding five bullet points have been satisfied;

•	receipt by Halliburton of an opinion from its legal counsel, dated as of the closing date, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	the absence of any pending suit, action or proceeding by any governmental entity seeking to prohibit or limit in any material respect the ownership or operation by Halliburton, Boots & Coots or Gradient or any of their respective affiliates of all or any portion of the business or assets of Boots & Coots, or to require any of them to dispose of or hold separate all or any portion of the business or assets of Boots & Coots, as a result of the merger or any of the other transactions contemplated by the merger agreement;

•	the number of dissenting shares for which demands for appraisal have not been withdrawn not exceeding 10% of the outstanding shares of Boots & Coots common stock; and

•	neither Mr. Winchester nor Mr. Edwards ceasing to be employed by Boots & Coots or expressing any intention to terminate his employment or declining to accept employment with Halliburton, other than as a result of the death or incapacity due to mental or physical illness of one (but not both) of them.

Termination, Amendment and Waiver

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding the adoption of the merger agreement by Boots & Coots’ stockholders:

•	by mutual written consent of Halliburton and Boots & Coots;

•	by either Halliburton or Boots & Coots if:

•	the merger has not occurred on or before the “outside date,” which is October 1, 2010 or such later date agreed upon in writing, but neither party may terminate the merger agreement under this provision if that party’s failure to fulfill any material obligation under the merger agreement has caused or resulted in the failure of the merger to occur on or before the outside date; provided that the outside date will be extended to December 1, 2010 if all conditions other than the termination or expiration of the waiting period under the HSR Act or any statute requiring premerger notification have been fulfilled or are capable of being fulfilled;

•	a governmental entity has issued a final, non-appealable statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the merger, but neither party may terminate the merger agreement if its failure to fulfill any material obligation under the merger agreement has been the cause of or resulted in such action or if it materially breaches certain provisions of the merger agreement with respect to such action; or

•	the Boots & Coots stockholders have failed to adopt the merger agreement at the Boots & Coots stockholder meeting;

•	by Boots & Coots if Halliburton has breached or failed to perform any representation, warranty or covenant in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of Halliburton would fail and the breach or failure to perform is incapable of being cured prior to the outside date or is not cured within 30 days after Boots & Coots gives written notice of the breach or failure to perform to Halliburton, as long as Boots & Coots is not, at the time of the termination, in material breach or has materially failed to perform any of its representations, warranties or covenants in the merger agreement;

•	by Boots & Coots if there is a change in the Boots & Coots board of directors’ recommendation, the Boots & Coots board of directors has authorized Boots & Coots to enter into an acquisition agreement in respect of a related superior proposal and Boots & Coots has paid or concurrently pays $10.0 million to Halliburton, provided Boots & Coots has not breached its covenants or other agreements in the merger agreement relating to no solicitation;

•	by Halliburton if Boots & Coots has breached or failed to perform any representation, warranty or covenant in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of Boots & Coots would fail and the breach or failure to perform is incapable of being cured prior to the outside date or is not cured within 30 days after Halliburton gives written notice of the breach or failure to perform to Boots & Coots, as long as Halliburton is not, at the time of the termination, in material breach or has materially failed to perform any of its representations, warranties or covenants in the merger agreement;

•	by Halliburton if (the following are collectively referred to as the “Halliburton termination events”):

•	Boots & Coots has breached or failed to perform in any respect any of its covenants or other agreements relating to no solicitation and holding the Boots & Coots stockholder meeting (see “— Certain Additional Agreements”);

•	a change in the Boots & Coots board of directors’ recommendation of the merger has occurred or the Boots & Coots board of directors or any committee thereof has resolved to make such a change;

•	Boots & Coots has recommended, adopted or approved, or proposed publicly to recommend, adopt or approve, any acquisition proposal or acquisition agreement relating thereto,

•	Boots & Coots has failed to reaffirm the recommendation of its board of directors that the Boots & Coots stockholders vote in favor of the adoption of the merger agreement within three business days following receipt from Halliburton of a written request for such reaffirmation; or

•	within ten business days after a tender or exchange offer relating to securities of Boots & Coots has first been published or announced, Boots & Coots shall not have sent or given to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that its board of directors recommends rejection of such tender or exchange offer.

Fees and Expense Reimbursement

Fees.  The merger agreement provides for the payment of a termination fee by Boots & Coots to Halliburton if the agreement is terminated in specified circumstances.

Boots & Coots will be obligated to pay a $10.0 million termination fee to Halliburton if:

•	Halliburton terminates the merger agreement because of a Halliburton termination event other than Boots & Coots breaching or failing to perform in any respect any of its covenants or other agreements relating to holding the Boots & Coots stockholder meeting (see “— Certain Additional Agreements”);

•	the merger agreement is terminated by:

•	Halliburton or Boots & Coots because the merger has not been consummated by the outside date;

•	Halliburton or Boots & Coots because the Boots & Coots stockholders have failed to adopt the merger agreement at the Boots & Coots stockholder meeting; or

•	Halliburton because Boots & Coots has breached or failed to perform any representation, warranty or covenant in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of Boots & Coots would fail and the breach or failure to perform is incapable of being cured prior to the outside date or is not cured within 30 days after Halliburton gives written notice of the breach or failure to perform to Boots & Coots, as long as Halliburton is not, at the time of the termination, in material breach or has materially failed to perform any of its representations, warranties or covenants in the merger agreement;

and, in the case of a termination of the merger agreement in any of the circumstances described in the preceding three bullet points, the following conditions are also satisfied:

•	prior to the termination, an acquisition proposal has been publicly announced or proposed or any person has announced its intention to make an acquisition proposal or such intention has otherwise become known to Boots & Coots’ stockholders generally; and

•	within 365 days after the termination, Boots & Coots enters into any definitive agreement providing for an acquisition proposal or an acquisition proposal is consummated; or

•	Boots & Coots terminates the merger because there has been a change in the Boots & Coots board of directors’ recommendation, and the Boots & Coots board of directors has authorized Boots & Coots to enter into an acquisition agreement in respect of a related superior proposal, in which event Boots &

Coots must have paid or concurrently pay the $10.0 million termination fee to Halliburton and must not have breached its covenants or other agreements in the merger agreement relating to no solicitation.

In the event of a termination of the merger agreement because of a Halliburton termination event (other than Boots & Coots breaching or failing to perform in any respect any of its covenants or other agreements relating to holding the Boots & Coots stockholder meeting), Boots & Coots must pay the termination fee within one business day after termination. In the event of any other termination that gives rise to the payment of a termination fee, unless otherwise stated above, Boots & Coots must pay the termination fee upon the earlier of the execution of an acquisition agreement or the consummation of the transactions contemplated by an acquisition proposal.

For purposes of this discussion regarding termination fees and expenses, the term “acquisition proposal,” means any proposal, whether or not in writing, for the

•	direct or indirect acquisition or purchase of a business or assets that generates or constitutes 50% or more of the net revenues, net income or the assets of Boots & Coots and its subsidiaries, taken as a whole,

•	direct or indirect acquisition or purchase of 50% or more of any equity securities or capital stock of Boots & Coots or any equity securities or capital stock of its subsidiaries that, individually or in the aggregate, represent a direct or indirect ownership interest in 50% or more of Boots & Coots’ consolidated assets, or

•	merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or persons beneficially owning 50% or more of the equity securities or capital stock of Boots & Coots or equity securities or capital stock of its subsidiaries that, individually or in the aggregate, represent a direct or indirect ownership interest in 50% or more of Boots & Coots’ consolidated assets, in each case other than the transactions contemplated by the merger agreement.

Expenses.  In general, each of Halliburton and Boots & Coots will bear its own expenses in connection with the merger agreement and the related transactions, except that Boots & Coots will pay all of the costs and expenses incurred in connection with the printing and mailing of the registration statement and this proxy statement/prospectus, and Halliburton will pay all of the SEC filing fees in respect of the registration statement and this proxy statement/prospectus and all of the fees of the proxy solicitor.

If the merger agreement is terminated under the circumstances relating to Boots & Coots’ breach of its representations and warranties (other than provisions relating to certain business practices) or failure to perform its covenants or the circumstances relating to Boots & Coots stockholders’ failure to approve the merger agreement at the stockholder meeting, each as described in the section above titled “— Termination,” Boots & Coots must pay Halliburton’s out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the merger or the other transactions contemplated by the merger agreement, up to a maximum of $1.5 million in the aggregate. Boots & Coots must make such payment within one business day after the date of the termination. If Boots & Coots must pay Halliburton a termination fee and Boots & Coots is paying or has paid Halliburton for expenses, the amount of the termination fee will be offset by the amount of such expense payment.

If the merger agreement is terminated under the circumstances relating to Halliburton’s breach of its representations and warranties or failure to perform its covenants as described in the section above titled “— Termination,” Halliburton must pay Boots & Coots’ out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the merger or the other transactions contemplated by the merger agreement, up to a maximum of $1.5 million in the aggregate. Halliburton must make such payment within one business day after the date of the termination.

Amendment

Prior to the effective time of the merger, the merger agreement may be amended at any time by action of the parties’ respective boards of directors. However, if the merger agreement has been adopted by Boots & Coots’ stockholders, then no amendment can be made that by applicable law or stock exchange rules requires the further approval of Boots & Coots’ stockholders without receipt of that further approval.

Waiver

At any time prior to the effective time of the merger, each of Halliburton and Gradient, on the one hand, and Boots & Coots, on the other hand, may:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance with any agreement or condition for the benefit of that party.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of Delaware law that would cause the laws of other jurisdictions to apply.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following discussion summarizes certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Boots & Coots common stock and is the opinion of Baker Botts L.L.P. and Thompson & Knight LLP insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The forms of opinions of counsel are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part. The opinions of counsel are dependent on the accuracy of the statements, representations and assumptions upon which the opinions are based and are subject to the limitations, qualifications and assumptions set forth below and in the opinions. The following summary is not binding on the Internal Revenue Service. It is based upon the Code and the regulations, rulings and decisions thereunder in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This summary addresses only those stockholders who hold their shares of Boots & Coots common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income tax consequences that may be relevant to particular Boots & Coots stockholders in light of their particular circumstances, or to Boots & Coots stockholders who are subject to special rules, such as:

•	financial institutions;

•	mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	S corporations, partnerships or other pass through entities for U.S. federal income tax purposes;

•	dealers in securities, commodities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	holders who are not U.S. holders, as defined below;

•	persons subject to U.S. alternative minimum tax;

•	persons who hold shares of Boots & Coots common stock as a hedge against currency risk or as part of a straddle, constructive sale, conversion or any other risk reduction transaction; or

•	holders who acquired their shares of Boots & Coots common stock upon the exercise of options or similar derivative securities or otherwise as compensation.

In addition, tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed herein. Boots & Coots stockholders are urged to consult their tax advisors as to the specific tax consequences of the merger to them, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

For purposes of this discussion, a U.S. holder means a beneficial owner of Boots & Coots common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The U.S. federal income tax consequences of the merger to a partner in any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and holds Boots & Coots common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership that holds Boots & Coots common stock should consult their own tax advisors as to the specific tax consequences of the merger to them.

Qualification of the Merger as a Reorganization and Tax Opinions

It is a condition to the closing of the merger that Baker Botts L.L.P. and Thompson & Knight LLP deliver opinions, dated as of the date of closing, to Halliburton and Boots & Coots, respectively, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Halliburton nor Boots & Coots intends to waive this closing condition.

Each tax opinion will be based on certain representations made by Halliburton and Boots & Coots, including factual representations and certifications contained in officers’ certificates to be delivered at closing by Halliburton and Boots & Coots. Whether the continuity of interest test will be satisfied depends primarily upon the fair market value of the Halliburton common stock as of the effective date of the merger. If the fair market value of Halliburton common stock issued pursuant to the merger is not at least 40% of the total consideration paid or payable to Boots & Coots stockholders (other than holders of Boots & Coots non-83(b) restricted stock) in exchange for their Boots & Coots common stock, the allocation of the merger consideration to be paid in cash and Halliburton common stock will change in the minimum amounts necessary to meet the continuity of interest test. See “Terms of the Merger Agreement — Per Share Merger Consideration.”

While the continuity of interest test depends on the fair market value of the Halliburton common stock as of the effective date of the merger, the number of shares of Halliburton common stock that Boots & Coots stockholders will receive in the merger will depend on the five-day average price of Halliburton common stock. Therefore, if the five-day average price of Halliburton common stock is different from the fair market value of Halliburton common stock valued as of the effective date of the merger, then for purposes of the continuity of interest test the number of shares of Halliburton common stock to be exchanged for Boots & Coots common stock will comprise a larger percentage (if the five-day average price is less than the fair market value of Halliburton common stock valued as of the effective date of the merger) or a smaller percentage (if the five-day average price is greater than the fair market value of Halliburton common stock valued as of the effective date of the merger) of the total consideration paid or payable to Boots & Coots shareholders than the percentage obtained using the five-day average price of Halliburton common stock.

Further, for purposes of computing whether at least 40% of the total consideration paid or payable to Boots & Coots stockholders is Halliburton common stock, tax counsel will consider shares of Boots & Coots non-83(b) restricted stock that are exchanged for Halliburton common stock in the merger to be treated for tax purposes as having been exchanged for cash. This is because the Boots & Coots non-83(b) restricted stock, which pursuant to the merger agreement vests immediately prior to the effective time of the merger, may not be treated as being held by Boots & Coots stockholders for tax purposes. As such, each share of Halliburton common stock actually received in exchange for Boots & Coots non-83(b) restricted stock in the merger will not be treated as a share of Halliburton common stock for purposes of measuring the total consideration paid or payable to Boots & Coots stockholders. For example, if the fair market value of a share of Halliburton common stock valued as of the effective date of the merger is equal to the Halliburton five-day average price, then a reallocation of the merger consideration would occur if more than approximately 56.2% of the shares of Boots & Coots non-83(b) restricted stock are exchanged for Halliburton common stock in the merger. As a result of elections to be made by Messrs. Winchester and Edwards to receive only Halliburton common stock in the merger (see “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests — Change of Control Arrangements”), as of May 5, 2010, 1,172,764 shares, or approximately 34.5% of all such outstanding shares, of Boots & Coots non-83(b) restricted stock may be exchanged for Halliburton common stock but be treated as having been exchanged for cash solely for purposes of the continuity of interest test. Elections by other holders of Boots & Coots non-83(b) restricted stock to receive Halliburton common stock in the merger, in addition to Messrs. Winchester and Edwards, may cause the number of shares of Boots & Coots non-83(b) restricted stock that are exchanged for Halliburton common stock in the merger to exceed the approximately 56.2% threshold described above.

Each tax opinion will assume that each of the representations and certifications noted in the preceding paragraph is true, correct and complete on the effective date of the merger without regard to any knowledge limitation. Furthermore, each tax opinion will be subject to certain other assumptions, limitations and qualifications. If any of the representations, certifications or assumptions relied upon in the tax opinions is inaccurate, incomplete or untrue, the tax opinions may not be relied upon, and the discussion below, which assumes that the merger will qualify as a “reorganization” under Section 368(a) of the Code, may not accurately describe the tax consequences of the merger. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected.

An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not disagree with, or challenge any of, the conclusions set forth in the opinions or described herein or that a court would not sustain such a challenge.

Material U.S. Federal Income Tax Consequences if the Merger Qualifies as a Reorganization

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the merger is expected to have the following U.S. federal income tax consequences to Boots & Coots stockholders.

Boots & Coots Stockholders Receiving Only Halliburton Common Stock.  No gain or loss will be recognized by a Boots & Coots stockholder as a result of the surrender of shares of Boots & Coots common stock solely in exchange for shares of Halliburton common stock pursuant to the merger, except as discussed below with respect to cash received instead of a fractional share of Halliburton common stock. The aggregate tax basis of the shares of Halliburton common stock received in the merger (including any fractional shares of Halliburton common stock deemed received and exchanged for cash) will be the same as the aggregate tax basis of the shares of Boots & Coots common stock surrendered in exchange for the Halliburton common stock. The holding period of the shares of Halliburton common stock received (including any fractional share of Halliburton common stock deemed received and exchanged for cash) will include the holding period of shares of Boots & Coots common stock surrendered in exchange for the Halliburton common stock.

Boots & Coots Stockholders Receiving Only Cash.  A Boots & Coots stockholder that does not receive any shares of Halliburton common stock pursuant to the merger will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Boots & Coots common stock exchanged in the merger. Gain or loss will be computed separately with respect to each identified block (that is, stock acquired at the same time for the same price) of Boots & Coots common stock exchanged in the merger. Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in the Boots & Coots common stock surrendered of more than one year. The deductibility of capital losses is subject to limitations. In some cases, if a holder actually or constructively owns Halliburton common stock immediately after the merger, the cash received could be treated as having the effect of the distribution of a dividend. See “— Boots & Coots Stockholders Receiving Both Cash and Halliburton Common Stock” below.

Boots & Coots Stockholders Receiving Both Cash and Halliburton Common Stock.  If a Boots & Coots stockholder receives both Halliburton common stock and cash (other than cash received instead of a fractional share of Halliburton common stock) pursuant to the merger, that holder will recognize gain (but not loss) equal to the lesser of (a) the amount of cash received (excluding cash received instead of a fractional share of Halliburton common stock) and (b) the amount, if any, by which the sum of the amount of cash received and the fair market value (as of the effective time of the merger) of the Halliburton common stock received exceeds the holder’s adjusted tax basis in the shares of Boots & Coots common stock exchanged in the merger. Gain will be computed separately with respect to each identified block of Boots & Coots common stock exchanged in the merger. If a holder of Boots & Coots common stock acquired different blocks of Boots & Coots common stock at different times or different prices, the holder should consult its tax advisor regarding the manner in which gain or loss should be determined.

Any recognized gain will be capital gain unless the holder’s exchange of Boots & Coots common stock for cash and Halliburton common stock has the effect of the distribution of a dividend. There are certain circumstances, generally involving a Boot & Coots stockholder who is also a substantial holder of Halliburton common stock (actually or constructively), in which all or part of the cash received by such holder would be treated as a dividend rather than as capital gain. In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce a holder’s percentage ownership of Halliburton immediately following the merger. For purposes of that determination, a holder will be treated as if it first exchanged all of its Boots & Coots common stock solely for Halliburton common stock and then a portion of that stock was immediately redeemed by Halliburton for the cash (excluding cash received instead of a fractional share of Halliburton common stock) that the holder actually received in the merger. The Internal Revenue Service has indicated that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining whether the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Holders should consult their tax advisors about the possibility that all or a portion of any cash received in exchange for Boots & Coots common stock will be treated as a dividend, based on the holder’s specific circumstances (e.g., holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code). Any recognized gain generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Boots & Coots common stock exchanged in the merger of more than one year.

The aggregate tax basis to such a holder of the shares of Halliburton common stock received in the merger (including any fractional share of Halliburton common stock deemed received) will be the same as the aggregate tax basis of the shares of Boots & Coots common stock surrendered and exchanged for cash in the merger, increased by the amount of gain, if any, recognized (excluding gain recognized with respect to cash received in lieu of fractional shares) and reduced by the amount of cash received (excluding cash received instead of fractional shares). The holding period of the shares of Halliburton common stock received (including any fractional share of Halliburton common stock deemed received and exchanged for cash) will include the holding period of shares of Boots & Coots common stock surrendered in exchange for the Halliburton common stock.

Boots & Coots Stockholders Receiving Cash Instead of a Fractional Share.  Boots & Coots stockholders who receive cash instead of fractional shares of Halliburton common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders generally will recognize gain or loss equal to the difference between the tax basis allocable to the fractional shares and the amount of cash received. The gain or loss will be capital gain or loss and long-term capital gain or loss if the Boots & Coots common stock exchanged has been held for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each Boots & Coots stockholder will recognize capital gain or loss equal to the difference between (1) the sum of the fair market value of the shares of Halliburton common stock, as of the effective date of the merger, and the amount of cash received pursuant to the merger (including cash received instead of fractional shares of Halliburton common stock) and (2) its adjusted tax basis in the shares of Boots & Coots common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Boots & Coots common stock exchanged in the merger.

Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, Boots & Coots will be subject to tax on the deemed sale of its assets to Halliburton, with gain or loss for this purpose measured by the difference between Boots & Coots’ tax basis in its assets and the fair market value of the consideration deemed to be received therefor or, in other words, the cash and shares of Halliburton common stock plus liabilities assumed in the merger, and Halliburton will become liable for any tax liability of Boots & Coots resulting from the merger.

U.S. Federal Income Tax Consequences to Holders That Exercise Appraisal Rights

A U.S. holder who receives cash pursuant to the exercise of appraisal rights for its Boots & Coots common stock generally will recognize capital gain or loss measured by the difference between the cash received and its adjusted tax basis in such stock. Gain or loss will be computed separately with respect to each identified block of Boots & Coots common stock exchanged in the merger. Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in the Boots & Coots common stock surrendered of more than one year. The deductibility of capital losses is subject to limitations. In some cases, if a holder actually or constructively owns Halliburton common stock immediately after the merger, the cash received could be treated as having the effect of the distribution of a dividend. See “— Boots & Coots Stockholders Receiving Both Cash and Halliburton Common Stock” above.

Backup Withholding; Information Reporting; Record Keeping

Under U.S. federal income tax laws, the exchange agent generally will be required to report to a Boots & Coots stockholder and to the Internal Revenue Service any reportable payments made to such Boots & Coots stockholder in the merger, and backup withholding (currently at a rate of 28%) may apply to such payment. To avoid such backup withholding, a Boots & Coots stockholder must provide the exchange agent with a properly completed Substitute Form W-9, signed under penalties of perjury, including such stockholder’s current Taxpayer Identification Number, or TIN, and other certifications. Certain Boots & Coots stockholders (including, among others, corporations) are exempt from these backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Substitute Form W-9 in the space provided.

Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding may be reduced by the amount of tax withheld or a refund from the Internal Revenue Service may be obtained provided the requisite information is timely furnished to the Internal Revenue Service.

Each U.S. holder that receives Halliburton common stock as a result of the merger will be required to retain records pertaining to the merger. In addition, each U.S. holder that owns at least five percent of Boots & Coots’ common stock will be required to file with its U.S. federal income tax return for the year in which the merger occurs a statement setting forth certain facts relating to the merger, including such holder’s tax basis in its Boots & Coots common stock exchanged in the merger and the fair market value of such stock.

The foregoing discussion is not intended to be legal or tax advice to any particular Boots & Coots stockholder. Tax matters regarding the merger are very complicated and the tax consequences of the merger to any particular Boots & Coots stockholder will depend on that stockholder’s particular situation. Boots & Coots stockholders should consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Halliburton stockholders are governed by Halliburton’s restated certificate of incorporation and by-laws, as amended, and the laws of the State of Delaware, and the rights of Boots & Coots stockholders are governed by Boots & Coots’ amended and restated certificate of incorporation and by-laws, each as amended, and the laws of the State of Delaware. After the merger, some or all Boots & Coots stockholders will become stockholders of Halliburton and, accordingly, their rights will be governed by Halliburton’s restated certificate of incorporation and by-laws and the laws of the State of Delaware. While the rights and privileges of Boots & Coots stockholders are, in many instances, comparable to those of the stockholders of Halliburton, there are some differences. These differences arise from differences between the respective certificates of incorporation and by-laws of Halliburton and Boots & Coots.

The following discussion summarizes the material differences as of the date of this document between the rights of Halliburton stockholders and the rights of Boots & Coots stockholders. The following discussion is only a summary and does not purport to be a complete description of all the differences. Please consult the respective certificates of incorporation and by-laws of Halliburton and Boots & Coots, each as amended, restated, supplemented or otherwise modified from time to time and as filed with the SEC, for a more complete understanding of these differences. See “Where You Can Find More Information” beginning on page 99 of this proxy statement/prospectus.

Halliburton		Boots & Coots

Capital Stock

Halliburton is authorized to issue:		Boots & Coots is authorized to issue:
•	2,000,000,000 shares of common stock, of which 905,385,870 were issued and outstanding as of May 4, 2010.	•	125,000,000 shares of common stock, of which 81,848,413 were issued and outstanding as of May 4, 2010
•	5,000,000 shares of preferred stock, of which none are issued and outstanding.	•	5,000,000 shares of preferred stock, of which none are issued and outstanding.

Rights Plans

•	Halliburton is not a party to a rights plan.	•	Boots & Coots has a stockholder rights plan that, among other things, gives its stockholders the right to acquire additional equity securities in connection with attempts to acquire Boots & Coots or its outstanding stock in certain circumstances. The rights plan is designed to ensure that Boots & Coots’ board of directors has the opportunity to consider and approve attempts or offers to acquire Boots & Coots.
		•	Boots & Coots amended its rights plan in connection with entering into the merger agreement. Neither the completion of the merger nor any of the transactions contemplated by the merger agreement will cause the rights under the rights plan to become exercisable.

Halliburton		Boots & Coots

Anti-Takeover Provisions

•	Delaware law provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an “interested stockholder,” that person may not engage in certain transactions, including mergers, with the corporation for a period of three years unless one of the following exceptions applies: (i) the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.	•	Same as Halliburton.
•	A Delaware corporation may elect not to be governed by this provision of Delaware law. Halliburton has not elected out of this provision.	•	Same as Halliburton.

Number of Directors

•	The board of directors must consist of not less than eight nor more than twenty directors.	•	The board of directors must consist of not less than three nor more than nine directors.
•	Currently, there are eleven directors on the board of directors.	•	Currently, there are seven directors on the board of directors.

Classification of Board of Directors

•	Halliburton has one class of directors and the Halliburton certificate of incorporation does not provide for a classified board of directors. Halliburton’s directors are generally elected to hold office until the next annual meeting of stockholders.	•	Boots & Coots’ certificate of incorporation requires that the board of directors be divided into three classes, with each class having a staggered three-year term. Directors are generally elected to serve until the annual meeting of stockholders for the year in which their term expires.

Removal of Directors

•	Neither Halliburton’s certificate of incorporation nor its by-laws contain any provision as to the removal of directors. Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, subject to certain exceptions.	•	Boots & Coots’ certificate of incorporation and by-laws provide that, except for any directors elected by the holders of any series of preferred stock separately as a class, any director of Boots & Coots may be removed from office only for cause and only by the affirmative vote of the holders of not less than 66% of the votes which could be cast by holders of all outstanding shares of the capital stock entitled to vote generally in the election of directors. Boots & Coots does not have any directors elected by the holders of a series of preferred stock.

Halliburton		Boots & Coots

Filling Vacancies on the Board of Directors

•	Under Halliburton’s certificate of incorporation and by-laws, vacancies caused by the death or resignation of any director and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of at least a majority of the directors then in office, though less than a quorum.	•	Same as Halliburton, except the provision is only contained in Boots & Coots’ by-laws and the by-laws expressly provide that a sole remaining director may fill a vacancy.

Stockholder Consent

•	The Halliburton certificate of incorporation does not restrict action being taken by written consent in lieu of a meeting. Under Delaware law, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice or without a vote if a written consent to the action is signed by the stockholders representing the number of shares necessary to take the action at a meeting at which all shares entitled to vote were present and voted. Prompt notice of any action taken by less-than-unanimous consent must be given to stockholders who did not sign the consent.	•	Same as Halliburton.

Quorum for Stockholder Meetings

•	The holders of a majority of the voting stock issued and outstanding, present in person or represented by proxy, will constitute a quorum at any meeting of stockholders.	•	The holders of a majority of the shares entitled to vote on a matter, present in person or by proxy, will constitute a quorum at the meeting of stockholders with respect to that matter.

Special Meeting of Stockholders

•	Generally, a special meeting of Halliburton stockholders may be called by the Chairman of the Board, the Chief Executive Officer, the President (if a director), the board of directors, a stockholder owning at least 10% of the voting stock issued and outstanding or two or more stockholders owning in the aggregate at least 25% of the voting stock issued and outstanding.	•	A special meeting of Boots & Coots stockholders may be called by the board of directors or by the board of directors at the written request of the holders of at least 50% of all the shares entitled to vote at the proposed special meeting.

Votes Per Share

•	Each stockholder is entitled to one vote per share.	•	Same as Halliburton.

Stockholder Proxies

•	Under Delaware law, no proxy may be voted after three years from its date unless otherwise provided in the proxy.	•	Same as Halliburton.

Business Combinations

•	Halliburton’s certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders for business combinations.	•	Same as Halliburton.

Halliburton		Boots & Coots

Director Nominations

•	Director nominations may be made at an annual or special meeting of stockholders (i) by or at the direction of the board of directors by any nominating committee or person appointed by the board of directors or (ii) by any stockholder entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in Halliburton’s by-laws.	•	Director nominations may be made at a meeting of stockholders by or at the direction of the board of directors or a committee thereof, or by any stockholder entitled to vote for the election of directors at the meeting who complies with the proper notice provisions.
•	For a nomination to be properly made by a stockholder, the stockholder must, among other things, give timely notice in writing to Halliburton (i) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event the annual meeting of stockholders is more than 30 days before or more than 30 days after such anniversary date, not less than 90 days nor more than 120 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the close of business on the 10th day following the public announcement, and (ii) with respect to an election to be held at a special meeting of stockholders, generally not later than the close of business on the 10th day following the first public announcement of the date of such special meeting.	•	For a nomination to be properly made by a stockholder, the stockholder must, among other things, give timely notice in writing to the secretary of Boots & Coots not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Notice of Stockholder Action

•	At an annual or special meeting of the stockholders, only business properly brought before the meeting will be conducted. To be properly brought before an annual or special meeting of the stockholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a stockholder. In addition the stockholder must comply with the notice procedures in Halliburton’s by-laws.	•	Same as Halliburton.

Halliburton		Boots & Coots

•	To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Halliburton: (i) with respect to business to be conducted at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event the annual meeting of stockholders is more than 30 days before or more than 30 days after such anniversary date, not less than 90 days nor more than 120 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the close of business on the 10th day following the public announcement; and (ii) with respect to business to be conducted at a special meeting of stockholders, other than a notice of a stockholder or stockholders requesting that a special meeting be called, not later than the close of business on the 10th day following the first public announcement of the date of such special meeting.	•	To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Boots & Coots not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

Indemnification

•	Halliburton’s certificate of incorporation and by-laws provide for mandatory indemnification, to the fullest extent permitted by the DGCL, of each person who is or was made a party or is threatened to be made a party to or involved in any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because the person is or was an officer or director of Halliburton or is or was serving at the request of Halliburton as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise.	•	Same as Halliburton, except indemnification of employees is not mandatory and must be authorized by the Boots & Coots board of directors.

Limitation of Personal Liability

•	The Halliburton certificate of incorporation limits the liability of Halliburton directors, except for liability (i) for a breach of the director’s duty of loyalty to Halliburton or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.	•	Same as Halliburton.

Halliburton		Boots & Coots

Amendments to Certificate of Incorporation

•	Halliburton’s certificate of incorporation provides that the corporation may amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by statute. Under Delaware law, an amendment to a certificate of incorporation generally requires the approval of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment.	•	Unless the board of directors otherwise grants separate rights to the holders of a series of preferred stock of Boots & Coots, the Boots & Coots certificate of incorporation may be amended upon the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Under Delaware law, amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon.

Amendments to By-laws

•	Halliburton’s by-laws provide that the by-laws may be altered or repealed at any regular meeting of the stockholders, or at any special meeting of the stockholders at which a quorum is present or represented, provided notice of the proposed alteration or repeal be contained in the notice of such special meeting, by the affirmative vote of the majority of the stockholders entitled to vote at such meeting and present or represented at the meeting, or by the affirmative vote of the majority of the board of directors at any regular meeting of the board of directors, or at any special meeting of the board of directors, if notice of the proposed alteration or repeal be contained in the notice of such special meeting; provided, however, that no change to the by-laws setting the time or place of the meeting for the election of directors shall be made within 60 days next before the day on which such meeting is to be held, and that in case of any change in such time or place, notice thereof shall be given to each stockholder in person or by letter mailed to his or her last known post office address at least 20 days before the meeting is held.	•	Boots & Coots’ certificate of incorporation provides that the board of directors may adopt, alter, amend and repeal the by-laws, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal the by-laws; provided, however, that the by-laws may not be adopted, altered, amended or repealed by the stockholders except by the vote of the holders of not less than 66% of the votes which could be cast by holders of all outstanding shares of the capital stock entitled to vote generally in the election of directors.

EXPERTS

Halliburton

The consolidated financial statements of Halliburton Company as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Boots & Coots

Boots & Coots, Inc.’s consolidated financial statements as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and the effectiveness of Boots & Coots’ internal control over financial reporting as of December 31, 2009 appearing in Boots & Coots’ Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance upon the reports of UHY LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Halliburton common stock offered under this proxy statement/prospectus will be passed upon for Halliburton by Baker Botts L.L.P., Houston, Texas. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Halliburton by Baker Botts L.L.P., Houston, Texas, and for Boots & Coots by Thompson & Knight LLP, Houston, Texas.

WHERE YOU CAN FIND MORE INFORMATION

Halliburton has filed a registration statement on Form S-4 to register with the SEC the Halliburton common stock that Halliburton will issue to Boots & Coots stockholders in connection with the merger. This document is part of that registration statement and constitutes a prospectus of Halliburton in addition to being a proxy statement for Boots & Coots for Boots & Coots’ special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Halliburton and Boots & Coots file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Halliburton and Boots & Coots file at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov, by Halliburton at http://www.halliburton.com, and by Boots & Coots at http://www.bootsandcoots.com. Halliburton and Boots & Coots do not intend for information contained on or accessible through their respective websites to be part of this proxy statement/prospectus, other than the documents that Halliburton and Boots & Coots file with the SEC that are incorporated by reference into this proxy statement/prospectus.

The SEC allows Halliburton and Boots & Coots to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that Halliburton or Boots & Coots can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or incorporated by reference subsequent to the date of this document.

This proxy statement/prospectus incorporates by reference the documents listed below that Halliburton and Boots & Coots have previously filed with the SEC.

Halliburton

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Current Reports on Form 8-K filed with the SEC on February 10, 2010 and April 12, 2010; and

•	The description of Halliburton common stock set forth in the Registration Statement on Form 8-A (File No. 1-03492) filed with the SEC pursuant to Section 12 of the Exchange Act on January 16, 1996, and any amendment or report filed for the purpose of updating such description.

Boots & Coots

•	Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Current Reports on Form 8-K filed with the SEC on March 5, 2010, April 12, 2010, April 15, 2010 and April 22, 2010; and

•	The description of Boots & Coots common stock set forth in its registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, Halliburton and Boots & Coots incorporate by reference additional documents that they may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date this offering of securities is terminated (other than information furnished and not filed with the SEC). These documents include periodic reports such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Documents incorporated by reference are available to Halliburton stockholders and Boots & Coots stockholders from Halliburton or Boots & Coots, as applicable, or the SEC. Documents listed above are available from Halliburton or Boots & Coots, as applicable, without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this proxy statement/prospectus. Holders of this document may obtain documents listed above by written or oral request from the appropriate company at:

Halliburton Company
3000 North Sam Houston Parkway East
Houston, Texas 77032
Attention: Investor Relations
Telephone: (281) 871-2688

Boots & Coots
7908 N. Sam Houston Parkway W., 5th Floor
Houston, Texas 77064
Attention: Investor Relations
Telephone: (281) 931-8884

If you would like to request documents from Halliburton or Boots & Coots, please do so by           , 2010 to receive timely delivery of the documents in advance of the Boots & Coots special meeting.

Halliburton has provided all of the information contained in this proxy statement/prospectus with respect to Halliburton, and Boots & Coots has provided all of the information contained in this proxy statement/prospectus with respect to Boots & Coots.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals submitted by the Boots & Coots board of directors. Neither Halliburton nor Boots & Coots has authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus is dated          , 2010. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this document to Boots & Coots stockholders nor the issuance of Halliburton common stock in connection with the merger shall create any implication to the contrary.

If you own Boots & Coots common stock, please complete, sign, date and promptly return the enclosed proxy in the enclosed prepaid envelope. The prompt return of your proxy will help save additional solicitation expense.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

HALLIBURTON COMPANY

GRADIENT, LLC

and

BOOTS & COOTS, INC.

dated as of

April 9, 2010

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Closing	A-1
1.3	Effective Time of the Merger	A-1
1.4	Certificate of Formation	A-2
1.5	Limited Liability Company Agreement	A-2
1.6	Member and Officers	A-2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES AND PAYMENT		A-2
2.1	Effect of the Merger on Capital Stock	A-2
2.2	Appraisal Rights	A-5
2.3	Treatment of Stock Options, Stock Appreciation Rights and Restricted Stock	A-5
2.4	Exchange of Company Common Stock	A-6
2.5	Stock Transfer Books	A-8
2.6	Certain Adjustments	A-8
2.7	Associated Rights	A-8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-8
3.1	Organization and Qualification; Subsidiaries	A-9
3.2	Governing Documents	A-9
3.3	Capitalization	A-9
3.4	Authority; Due Authorization; Binding Agreement; Approval	A-10
3.5	No Violation; Consents	A-10
3.6	Compliance	A-11
3.7	Certain Business Practices	A-12
3.8	SEC Filings; Financial Statements	A-12
3.9	Absence of Certain Changes or Events	A-13
3.10	Absence of Undisclosed Liabilities	A-13
3.11	Litigation	A-13
3.12	Material Contracts	A-14
3.13	Customers and Suppliers	A-15
3.14	Employee Benefit Plans	A-16
3.15	Proxy Statement and Registration Statement	A-19
3.16	Properties	A-19
3.17	Taxes	A-20
3.18	Environmental Matters	A-22
3.19	Labor Matters; Employees	A-23
3.20	Affiliate Transactions	A-24
3.21	Disclosure Controls and Procedures	A-24
3.22	Insurance	A-25
3.23	Intellectual Property	A-25
3.24	Derivative Transactions and Hedging	A-26
3.25	Required Vote by Company Stockholders	A-26
3.26	Brokers	A-26

A-i

3.27	Takeover Provisions	A-27
3.28	Rights Agreement	A-27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-27
4.1	Organization and Qualification; Subsidiaries	A-27
4.2	Governing Documents	A-27
4.3	Capitalization	A-27
4.4	Authority; Due Authorization; Binding Agreement; Approval	A-28
4.5	No Violation; Consents	A-28
4.6	Compliance	A-29
4.7	SEC Filings; Financial Statements	A-29
4.8	Absence of Certain Changes or Events	A-29
4.9	Proxy Statement	A-29
4.10	Brokers	A-30
4.11	Reorganization	A-30

ARTICLE V COVENANTS		A-30
5.1	Interim Operations of the Company	A-30
5.2	Interim Operations of Parent	A-33
5.3	Acquisition Proposals	A-33
5.4	Access to Information and Properties	A-36
5.5	Further Action; Commercially Reasonable Efforts	A-37
5.6	Proxy Statement; Registration Statement; Company Stockholder Meeting	A-38
5.7	Notification of Certain Matters	A-39
5.8	Directors’ and Officers’ Insurance and Indemnification	A-40
5.9	Publicity	A-40
5.10	Stock Exchange Listing	A-40
5.11	Employee Benefits	A-40
5.12	Certain Tax Matters	A-42
5.13	Section 16 Matters	A-42
5.14	No Takeover Statute Applies	A-42

ARTICLE VI CONDITIONS		A-42
6.1	Conditions to Each Party’s Obligation To Effect the Merger	A-42
6.2	Conditions to the Obligation of the Company to Effect the Merger	A-43
6.3	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	A-44

ARTICLE VII TERMINATION		A-45
7.1	Termination	A-45
7.2	Effect of Termination	A-46

ARTICLE VIII MISCELLANEOUS		A-46
8.1	Fees and Expenses	A-46
8.2	Amendment; Waiver	A-47
8.3	Survival	A-48
8.4	Notices	A-48
8.5	Rules of Construction and Interpretation; Definitions	A-49
8.6	Headings; Schedules	A-51

A-ii

8.7	Counterparts	A-51
8.8	Entire Agreement	A-52
8.9	Severability	A-52
8.10	Governing Law	A-52
8.11	Assignment	A-52
8.12	Parties in Interest	A-52
8.13	Specific Performance	A-52
8.14	Jurisdiction	A-52

A-iii

TABLE OF DEFINED TERMS

Defined Term	Location

Acceptable Confidentiality Agreement	Section 8.5(d)(i)
Acquisition Agreement	Section 5.3(c)
Acquisition Proposal	Section 5.3(e)
Adjustment Event	Section 2.6
Agreement	Preamble
Antitrust Division	Section 5.5(b)
Appraisal Shares	Section 2.2
Available Cash Election Amount	Section 2.1(b)(ii)
Book Entry Shares	Section 2.1(d)(i)
Business Day	Section 8.5(d)(ii)
Cash Election Amount	Section 2.1(b)(ii)
Cash Election Share	Section 2.1(b)(ii)
Cash Fraction	Section 2.1(b)(ii)
CERCLA	Section 3.18(a)
Certificate	Section 2.1(d)(i)
Certificate of Merger	Section 1.3
Claim	Section 8.5(d)(iii)
Cleanup	Section 8.5(d)(iv)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.14(j)
Code	Preamble
Company	Preamble
Company Adverse Recommendation Change	Section 5.3(c)
Company Board	Section 3.4(d)
Company Common Stock	Preamble
Company Credit Agreement	Section 3.12(d)
Company Disclosure Letter	Article III
Company Employee Benefit Plan	Section 3.14(a)
Company Financial Advisor	Section 3.4(e)
Company Foreign Plan	Section 3.14(n)
Company IP	Section 8.5(d)(v)
Company Material Contract	Section 3.12(a)
Company Notice of Change	Section 5.3(c)
Company Option	Section 2.3(a)
Company Preferred Stock	Section 3.3
Company Required Vote	Section 3.4(a)
Company Restricted Stock	Section 2.3(b)
Company Rights Agreement	Section 2.7
Company Rights	Section 2.7
Company SEC Documents	Section 3.8(a)
Company Stockholder Meeting	Section 5.6(c)
Company Subsidiary	Section 3.1

A-iv

Defined Term	Location

Company Termination Date	Section 8.1(b)
Company Welfare Plans	Section 5.11(c)
Company 401(k) Plan	Section 5.11(e)
Confidentiality Agreement	Section 5.4(b)
Continuing Employees	Section 5.11(a)
Delaware Secretary of State	Section 1.3
Derivative Transactions	Section 3.24
DGCL	Section 1.1
DLLCA	Section 1.1
DOL	Section 3.14(c)(i)
Effective Time	Section 1.3
Election Deadline	Section 2.1(d)(ii)
Election Form	Section 2.1(d)(i)
Election Form Record Date	Section 2.1(d)(i)
Employment and Withholding Taxes	Section 8.5(d)(vi)
Environmental Laws	Section 3.18(a)
ERISA	Section 3.14(a)
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Exchange Ratio	Section 2.1(b)(iii)
Excluded Shares	Section 2.1(f)
FCPA	Section 3.7(b)
FTC	Section 5.5(b)
Governmental Entity	Section 3.5(a)
Governmental Foreign Plan	Section 3.14(n)
Hazardous Material	Section 8.5(d)(vii)
HSR Act	Section 3.5(b)
Intellectual Property	Section 8.5(d)(viii)
In-the-Money Company Options	Section 2.3(a)
IRS	Section 3.14(c)(i)
knowledge	Section 8.5(d)(ix)
Law	Section 8.5(d)(x)
Liens	Section 8.5(d)(xi)
Litigation	Section 8.5(d)(xii)
Mailing Date	Section 2.1(d)(i)
Material Adverse Effect	Section 8.5(d)(xiii)
Merger	Preamble
Merger Consideration	Section 2.1(e)
Merger Sub	Preamble
Mixed Consideration Election Share	Section 2.1(b)(i)
Mixed Election Stock Exchange Ratio	Section 2.1(b)(i)
Money Laundering Laws	Section 3.7(c)
Non-Election Shares	Section 2.1(d)(ii)

A-v

Defined Term	Location

NYSE	Section 2.1(b)(i)
Out-of-Pocket Expenses	Section 8.1(c)
Parent	Preamble
Parent Common Stock	Section 2.1(b)(i)
Parent DC Plan	Section 5.11(e)
Parent Disclosure Letter	Article IV
Parent Governing Documents	Section 4.2
Parent Options	Section 4.3
Parent Preferred Stock	Section 4.3
Parent SEC Documents	Section 4.7(a)
Parent Share Value	Section 2.1(b)(i)
Parent Subsidiaries	Section 4.1
PBGC	Section 3.14(f)
Per Share Cash Election Consideration	Section 2.1(b)(ii)
Per Share Mixed Consideration	Section 2.1(b)(i)
Per Share Mixed Election Cash Amount	Section 2.1(b)(i)
Per Share Mixed Election Stock Amount	Section 2.1(b)(i)
Per Share Stock Election Consideration	Section 2.1(b)(iii)
Permits	Section 3.6(b)
Permitted Liens	Section 8.5(d)(xiv)
Person	Section 8.5(d)(xv)
Proxy Statement	Section 3.15
Recent Company SEC Documents	Section 3.9
Registered IP	Section 3.23(a)
Registration Statement	Section 3.15
Release	Section 8.5(d)(xvi)
Representatives	Section 5.3(a)
Return	Section 8.5(d)(xvii)
SEC	Section 3.8(a)
Securities Act	Section 3.5(b)
SOX	Section 3.21(a)
Stock Election Share	Section 2.1(b)(iii)
Stock Plans	Section 2.3(a)
Subsidiary	Section 8.5(d)(xviii)
Superior Proposal	Section 5.3(e)
Surviving Entity	Section 1.1
Tax	Section 8.5(d)(xix)
Termination Date	Section 7.1(b)(i)
Title IV Plan	Section 3.14(b)
USG Authorities	Section 5.5(f)
WARN Act	Section 3.19(c)
Welfare Plan	Section 3.14(j)

A-vi

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated April 9, 2010, by and among Halliburton Company, a Delaware corporation (“Parent”), Gradient, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Boots & Coots, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent and the Company and the sole member of Merger Sub deem it advisable and in the best interests of their respective corporations and stockholders and limited liability company and member that a transaction be effected pursuant to which (i) the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”), and (ii) subject to the provisions of Article II, Parent will pay the Merger Consideration (as defined in Section 2.1(e) and with specific per share consideration determined as a result of the election, pro ration and other provisions of Article II) for each outstanding share of common stock of the Company, par value $0.00001 per share (the “Company Common Stock”), upon the terms and subject to the conditions set forth herein, and such Boards of Directors and sole member have approved this Agreement and the Merger; and

WHEREAS, for U.S. federal income Tax purposes, it is intended that (i) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, (ii) Merger Sub be disregarded as an entity separate from Parent and (iii) this Agreement be and is adopted as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and the regulations promulgated thereunder;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall merge with and into Merger Sub, the separate existence of the Company shall thereupon cease and Merger Sub shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”) as a wholly-owned Subsidiary of Parent. The Merger shall have the effects set forth in the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), including the Surviving Entity’s succession to and assumption of all rights and obligations of Merger Sub and the Company.

1.2  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be so satisfied or (to the extent permitted by applicable Law) waived by the party entitled to the benefit of those conditions on the Closing Date), at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002 unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

1.3  Effective Time of the Merger.  Upon the terms and subject to the provisions of this Agreement, at the Closing, Parent, Merger Sub and the Company will cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form and executed as provided in the DGCL and the DLLCA. The Merger shall become effective (the “Effective Time”) upon the later of (i) the date of filing of a properly executed Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL and the

DLLCA, and (ii) such time, if any, as the parties shall agree and as specified in the Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date.

1.4  Certificate of Formation.  Pursuant to the Merger, the Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

1.5  Limited Liability Company Agreement.  Pursuant to the Merger, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity at and after the Effective Time until thereafter amended in accordance with the terms thereof, the Surviving Entity’s Certificate of Formation and the DLLCA.

1.6  Member and Officers.  At and after the Effective Time, the sole member of Merger Sub shall be Parent and the officers of Merger Sub shall be the officers of the Surviving Entity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s Certificate of Formation and limited liability company agreement and the DLLCA.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB;
EXCHANGE OF CERTIFICATES AND PAYMENT

2.1  Effect of the Merger on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of their securities:

(a) LLC Interest of Merger Sub.  All of the outstanding limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unchanged so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding limited liability company interests of the Surviving Entity.

(b) Capital Stock of the Company.  At the Effective Time, subject to Section 2.1(c) and the other provisions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any Company Restricted Stock, as defined in Section 2.3(b), but excluding any Excluded Shares and any Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration:

(i) Each share of Company Common Stock (including any Company Restricted Stock, but excluding any Excluded Shares) with respect to which an election to receive a combination of stock and cash has been effectively made and not revoked or lost pursuant to Section 2.1(d) (each, a “Mixed Consideration Election Share”) and each Non-Election Share, as defined in Section 2.1(d), shall be converted into the right to receive the combination (such combination, the “Per Share Mixed Consideration”) of (x) $1.73 in cash (the “Per Share Mixed Election Cash Amount”) and (y) a number of validly issued, fully paid and non-assessable shares of common stock, par value $2.50 per share, of Parent (“Parent Common Stock”), (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(e)) equal to the quotient (the “Mixed Election Stock Exchange Ratio”) determined by dividing $1.27 (“Per Share Mixed Election Stock Amount”) by the volume weighted average price per share of Parent Common Stock for the period of five consecutive trading days ending on the second full trading day immediately prior to the Effective Time and rounding to the nearest ten-thousandth of a share, for sales conducted regular way on the New York Stock Exchange (“NYSE”), as such volume weighted average price is calculated on the VAP screen on the Bloomberg Professional tm Service and shown as VWAP for such period or, if not calculated thereby, another authoritative source (the “Parent Share Value”), and rounding to the nearest ten-thousandth of a share.

(ii) If the Available Cash Election Amount equals or exceeds the Cash Election Amount (each as defined below), then each share of Company Common Stock (including any Company Restricted Stock, but excluding any Excluded Shares) with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.1(d) (each, a “Cash Election Share”) shall be converted into the right to receive $3.00 in cash without interest (the “Per Share Cash Election Consideration”). If (A) the product of the number of Cash Election Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the product of (x) the Per Share Mixed Election Cash Amount and (y) the difference between (1) the total number of shares of Company Common Stock (including any Company Restricted Stock, but excluding any Excluded Shares) issued and outstanding immediately prior to the Effective Time minus (2) the number of Mixed Consideration Election Shares (provided that Non-Election Shares shall be deemed to be Mixed Consideration Election Shares for purposes of this Section 2.1(b)(ii)) (such product being the “Available Cash Election Amount”), then each Cash Election Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one minus the Cash Fraction, and rounding to the nearest ten-thousandth of a share.

(iii) If the Cash Election Amount equals or exceeds the Available Cash Election Amount, then each share of Company Common Stock (including any Company Restricted Stock, but excluding any Excluded Shares) with respect to which an election to receive stock consideration is properly made and not revoked or lost pursuant to Section 2.1(d) (each, a “Stock Election Share”) shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(e) (the “Per Share Stock Election Consideration”)), equal to the quotient (the “Exchange Ratio”) determined by dividing $3.00 by the Parent Share Value, and rounding to the nearest ten-thousandth of a share. If the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration, and rounding to the nearest ten-thousandth of a share.

(c) Election Adjustments.  Notwithstanding anything in this Agreement to the contrary:

(i) to the fullest extent permitted by Law, for purposes of determining the allocations set forth in Section 2.1(b), Parent shall have the right to require, but not the obligation to require (unless such requirement is necessary to satisfy the conditions set forth in Section 6.2(c) or Section 6.3(d)), that any shares of Company Common Stock that constitute Appraisal Shares as of the Election Deadline be treated as Cash Election Shares not subject to the pro rata selection process contemplated by Section 2.1(b), including the second sentence of Section 2.1(b)(ii), and, if Parent so requires, then, to the fullest extent permitted by Law, such Appraisal Shares shall be treated as Cash Election Shares not subject to the pro rata selection process contemplated by Section 2.1(b) and the Merger Consideration will be adjusted accordingly, including the deduction of the aggregate amount payable attributable to the Appraisal Shares from the Available Cash Election Amount; and

(ii) if and to the minimum extent necessary to satisfy the conditions set forth in Sections 6.2(c) and 6.3(d), the Per Share Mixed Election Cash Amount shall be decreased, and the Per Share Mixed Election Stock Amount shall be correspondingly increased; provided that the sum of the Per Share Mixed Election Cash Amount and the Per Share Mixed Election Stock Amount shall at all times equal $3.00.

(d) Election Procedures.

(i) Not less than 30 days prior to the anticipated Effective Time, an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to any certificate (a “Certificate”) theretofore representing shares of Company Common Stock or non-certificated shares represented by book entry (“Book Entry Shares”) shall pass, only upon proper delivery of such Certificates or Book Entry Shares, respectively, to the Exchange Agent), in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Election Form”), shall be mailed at such time as the Company and Parent may agree (the “Mailing Date”) to each holder of record of shares of Company Common Stock as of the close of business on the record date for notice of the Company Stockholder Meeting (the “Election Form Record Date”).

(ii) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of any Excluded Shares or any Appraisal Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration, (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Election Consideration, (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Election Consideration, or (iv) that such holder makes no election with respect to such holder’s Company Common Stock (“Non-Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the 20th day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) (other than any shares of Company Common Stock that constitute Appraisal Shares as of such time) shall also be deemed to be Non-Election Shares.

(iii) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iv) Any election shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only (A) if accompanied by one or more Certificates (or customary affidavits and, if required by Parent or the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate) and/or (B) upon receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of Book Entry Shares to the Exchange Agent as the Exchange Agent may reasonably request, collectively representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become Non-Election Shares and Parent shall cause the Certificates representing such shares of Company Common Stock or Book Entry Shares to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, Parent shall have sole discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent (or the

Exchange Agent, if so empowered) regarding such matters shall be binding and conclusive. None of Parent, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e) Cancellation of Shares.  Shares of Company Common Stock, when converted in accordance with Section 2.1(b), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of Company Common Stock previously represented thereby (i) the consideration set forth in Section 2.1(b), (ii) any dividends or other distributions in accordance with Section 2.4(c), and (iii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 2.4(e), in each case without interest (collectively, the “Merger Consideration”), and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.4.

(f) Treasury Stock.  All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub or by any wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).

2.2  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available under Delaware law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and, at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Election Deadline, each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration pursuant to Section 2.1. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.3  Treatment of Stock Options, Stock Appreciation Rights and Restricted Stock.

(a) Each outstanding option to purchase shares of Company Common Stock and each stock appreciation right with respect to a share of Company Common Stock granted under the Company’s 2000 Long Term Incentive Plan, 2004 Long-Term Incentive Plan and 2006 Non-Employee Director Stock Incentive Plan (together with any other plan pursuant to which any equity-based incentive awards are outstanding as of the date hereof, the “Stock Plans”), whether or not vested (a “Company Option”), shall be treated as follows as of the Effective Time. The Company shall cause, as of the Effective Time, (i) any Company Option that has an exercise price per share that is equal to or greater than $3.00 to be cancelled for no consideration and (ii) any Company Option that has an exercise price per share that is less than $3.00 (the “In-the-Money Company Options”) to be cancelled and converted into the right to receive, from the Surviving Entity, within two Business Days following the Effective Time, an amount in cash (less any applicable withholding Taxes and without interest) equal to the product of (i) the excess of (A) $3.00 over (B) the per share exercise price of Company Common Stock subject to such In-the-Money Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such In-the-Money Company Option immediately prior to the Effective Time (whether or not vested). As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except, with respect to In-the-Money Company Options, the right to receive the payment described in the immediately preceding sentence.

(b) As of the Effective Time, the restrictions on each restricted share of Company Common Stock (collectively, the “Company Restricted Stock”) granted and then outstanding under the Stock Plans shall, without any action on the part of the holder thereof, lapse immediately prior to the Effective Time, and each such share of Company Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Company Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions; provided, that upon vesting the holder may satisfy any applicable withholding Tax obligations by returning to the Surviving Entity or Parent a sufficient number of shares of Company Common Stock equal in value (at $3.00 per share) to such obligation.

2.4  Exchange of Company Common Stock.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Company’s transfer agent or a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, sufficient cash and Parent Common Stock to make pursuant to this Article II all deliveries of cash and Parent Common Stock as required by this Article II. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.4(c) and to make payments in lieu of fractional shares pursuant to Section 2.4(e). Any cash and Parent Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.4(c) and fractional shares in accordance with Section 2.4(e)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Company Common Stock or Company Options. Any interest and other income resulting from such investments shall be paid to Parent. Except as contemplated by this Agreement, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon proper delivery of the corresponding Certificates to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares, and shall be in customary form as directed by Parent and reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares and the holders of Certificates or Book Entry Shares who previously surrendered Certificates or Book Entry Shares to the Exchange Agent with properly completed and duly executed Election Forms shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.1, (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 2.1, dividends and other distributions pursuant to Section 2.4(c) and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.4(e). No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c) Distributions with Respect to Unexchanged Parent Common Stock.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.4. Subject to applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash due pursuant to Section 2.1 and cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such holder’s whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of Parent Common Stock.

(d) Further Rights in Company Common Shares.  The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(c) or Section 2.4(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e) Fractional Shares.  No certificates or scrip or Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the Parent Share Value and (ii) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.1 hereof.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock after 180 days following the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any former holders of Company Common Stock (other than Appraisal Shares) who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability.  Neither Parent nor the Surviving Entity shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar law.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to Parent and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.

(i) Withholding.  Except as contemplated by Section 2.3(b), each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options or Company Restricted Stock such amounts as Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Option or Company Restricted Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry.  All shares of Parent Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates.

2.5  Stock Transfer Books.  At the close of business on the date on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the close of business on the date on which the Effective Time occurs, any Certificates or Book Entry Shares presented to the Exchange Agent, Parent or the Surviving Entity for any reason shall represent the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock represented thereby.

2.6  Certain Adjustments.  If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an “Adjustment Event”), the Merger Consideration will be adjusted accordingly to provide to the holders of Company Common Stock and Company Options the same economic effect as contemplated by this Agreement prior to such Adjustment Event.

2.7  Associated Rights.  References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of November 17, 2001 (the “Company Rights Agreement”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as otherwise set forth in the Company’s disclosure letter delivered to Parent at or prior to the execution of this Agreement (the “Company Disclosure Letter,” which letter has been arranged to correspond to the numbered and lettered sections contained in this Article, provided that disclosure of any item in any section of the Company

Disclosure Letter shall not be deemed to be disclosed with respect to any other section of this Article III unless the relevance of such item is reasonably apparent on its face):

3.1  Organization and Qualification; Subsidiaries.  The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and as proposed to be conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company (each a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and as proposed to be conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.1 of the Company Disclosure Letter sets forth a true and complete list of all of the Company Subsidiaries, the state of incorporation or formation of each Company Subsidiary and, as of the date hereof, the jurisdictions in which each Company Subsidiary is qualified or licensed to do business. Other than with respect to the Company Subsidiaries, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity.

3.2  Governing Documents.  The Company has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws and the comparable organizational documents of each Company Subsidiary, each as amended to date. Such certificate of incorporation, bylaws and organizational documents are in full force and effect as of the date of this Agreement.

3.3  Capitalization.  The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.00001 per share (“Company Preferred Stock”). As of April 9, 2010, (i) 81,793,163 shares of Company Common Stock were issued and outstanding (including, for the avoidance of doubt, shares in the form of Company Restricted Stock issued pursuant to the Stock Plans), all of which were validly issued, fully paid and non-assessable (except for any Company Restricted Stock), and none of which were issued in violation of any preemptive or similar rights of any Company securityholder, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) Company Options (other than stock appreciation rights) to purchase an aggregate of 3,644,525 shares of Company Common Stock were issued and outstanding (of which Company Options to purchase an aggregate of 3,493,775 shares of Company Common Stock were exercisable) and (iv) stock appreciation rights relating to 275,000 shares of Company Common Stock were issued and outstanding. Section 3.3 of the Company Disclosure Letter sets forth a list of all Company Options by holder, with the exercise price and vesting date of each such Company Option, and all Company Restricted Stock by holder, with the date all restrictions terminate. 1,000,000 shares of Company Preferred Stock are reserved for issuance in connection with the Company Rights Agreement, and no shares of Company Preferred Stock are issued and outstanding. Since April 9, 2010, to the date of this Agreement, the Company has not issued any shares of capital stock or granted any options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock, except for shares of Company Common Stock and associated Company Rights issued pursuant to the exercise of Company Options and except for Company Options and Company Restricted Stock reflected on Section 3.3 of the Company Disclosure Letter. Subject to the foregoing, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company

Subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through Subsidiaries, free and clear of any Lien (other than in favor of the lenders under the Company Credit Agreement, the Company or its Subsidiaries); and none of the outstanding shares of capital stock or equivalent equity interests of the Company Subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Company Subsidiary or under any agreement to which the Company or any Company Subsidiary is a party. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote.

3.4  Authority; Due Authorization; Binding Agreement; Approval.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Company Required Vote”).

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the adoption of this Agreement by the Company Required Vote and the filing of appropriate merger documents as required by Delaware law).

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, (ii) approving this Agreement and transactions contemplated hereby and all other corporate action required to be taken in connection with the consummation of the transactions contemplated hereby, (iii) directing that the adoption of this Agreement be submitted to the stockholders of the Company for consideration in accordance with this Agreement and (iv) recommending adoption of this Agreement by the stockholders of the Company, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(e) The Company Board has received an opinion of Howard Frazier Barker Elliot, Inc. (the “Company Financial Advisor”), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, the Company or any of their Subsidiaries), in the aggregate, in the Merger is fair, from a financial point of view, to such holders. A true, complete and correct copy of such opinion will promptly be delivered to Parent by the Company solely for informational purposes after receipt thereof.

3.5  No Violation; Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or violate the certificate of incorporation and bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) constitute a breach or violation of, a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, require consent under, or give rise to a right of termination, cancellation, creation or acceleration of any obligation, payment of any consent or similar fee, or to the loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan or credit agreement, note, bond, lease or other agreement, including any Material Contract (as defined in Section 3.12(a)), instrument or Permit (as defined in Section 3.6(b)) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound or subject, (iii) (assuming that the consents and approvals referred to in Section 3.5(b) are duly and timely made or obtained and that, to the extent required by applicable Law, the adoption of this Agreement by the Company Required Vote is obtained) conflict with or violate any Law or any order, judgment, decree or injunction of any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission, body, entity or authority or any arbitral tribunal (each, a “Governmental Entity”) directed to the Company or any of its Subsidiaries or any of their properties, except, in the case of clause (ii) or (iii), for such conflicts, breaches, violations, consent requirements, terminations, obligations, fees, loss of benefits, defaults or Liens, that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for (i) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”) and any other applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”) and any other applicable U.S. state or federal securities laws and (B) the NYSE (including the NYSE Amex), (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or applicable Law of other states in which the Company is qualified to do business and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

3.6  Compliance.

(a) Except with respect to matters addressed in Sections 3.14 and 3.19, each of the Company and its Subsidiaries is not, and at all times since January 1, 2008 has not been, in (i) violation of its certificate of incorporation, bylaws or other comparable organizational documents, as applicable, (ii) violation of any Law applicable to it or order, judgment or decree of any Governmental Entity having jurisdiction over it, or (iii) default in the performance of any contract, obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan, credit agreement, note, bond, lease or other agreement, instrument or Permit to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties are bound or subject, except, in the case of clauses (ii) and (iii), for such violations or defaults that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals (“Permits”) of Governmental Entities or other Persons necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of its Subsidiaries has received written notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any such Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7  Certain Business Practices.

(a) To the knowledge of the Company, none of the Company or any of its Subsidiaries, any of their directors, officers, employees or agents, or any shareholders of the Company acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (i) made, authorized or offered any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to the Company or any of its Subsidiaries or their respective operations. The Company has instituted and maintained policies and procedures reasonably designed to prevent violations of such Law, and the Company has previously made available to Parent true, complete and correct copies of such policies and procedures.

(b) To the knowledge of the Company, none of the Company or any of its Subsidiaries, any of their directors, officers, employees or agents, or any shareholders of the Company acting on behalf of the Company or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, any action in furtherance of any offer, payment, promise to pay or authorization of the payment of any money or other property, or offer, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and its Subsidiaries and, to the knowledge of the Company, its affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to prevent, and which are reasonably expected to prevent, violations thereof.

(c) The operations of the Company and its Subsidiaries are and have been at all times since January 1, 2005 conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d) None of the Company or any of its Subsidiary or, to the knowledge of the Company, any Representatives or affiliates of the Company or any Subsidiary of the Company is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3.8  SEC Filings; Financial Statements.

(a) The Company has timely filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2008 (collectively, the “Company SEC Documents”). As of their respective dates, (i) the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is currently required to file any form, report or other document with the SEC. No event since the date of the most recent Company SEC Document has occurred that would require the Company to file a current report on Form 8-K other than the execution of this Agreement.

(b) The historical financial statements of the Company, together with the related schedules and notes thereto, included in the Company SEC Documents (i) comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) present fairly the consolidated financial position of the Company and its consolidated Subsidiaries, at the dates indicated, and the statements of income, cash flows and stockholders’ equity of the Company and its consolidated Subsidiaries, for the periods specified; and such historical financial statements have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis throughout the periods involved, except as noted therein. Except as reflected in such historical financial statements, including the notes thereto, or as otherwise disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K of the SEC).

3.9  Absence of Certain Changes or Events.  Since December 31, 2009, except as contemplated by this Agreement, each of the Company and its Subsidiaries has conducted its businesses only in the ordinary course consistent with past practice and there has not been (i) any event, circumstance, change, occurrence or state of facts that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) until the date of this Agreement, any event that were it to be taken from and after the date hereof would require approval of Parent pursuant to Section 5.1. Since December 31, 2009, except as contemplated by this Agreement or disclosed in the Company SEC Documents filed with the SEC since January 1, 2010 and publicly available five Business Days prior to the date of this Agreement (the “Recent Company SEC Documents”), there has not been (i) any change by the Company in any of its Tax methods or elections or in any of its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its consolidated Subsidiaries, except insofar as may have been required by a change in GAAP (or, if applicable with respect to foreign Subsidiaries, international financial reporting standards or other relevant foreign generally accepted accounting principles), applicable Law or regulatory guidelines, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition for value of any of its capital stock, other than acquisitions of Company Common Stock pursuant to benefit plans to satisfy withholding tax obligations, (iii) any granting by the Company or any of its Subsidiaries of any material increase in compensation or fringe benefits to any employee or director (except for increases in the ordinary course of business consistent with past practice), or any payment by the Company or any of its Subsidiaries of any material bonus (except for bonuses made in the ordinary course of business consistent with past practice), or any entry by the Company or any of its Subsidiaries into any contract (or amendment of an existing contract) to grant or provide severance, acceleration of vesting, termination pay or other similar benefits (except in the ordinary course of business consistent with past practice), (iv) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, in excess of $250,000 in the aggregate, (v) any notice from the NYSE (including the NYSE Amex) with respect to any potential delisting of shares of Company Common Stock, (vi) any sale, transfer or other disposition outside of the ordinary course of business of any material property or material assets (whether real, personal or mixed, tangible or intangible) by the Company or any of its Subsidiaries or (vii) any commitment or agreement with respect to the items described in the preceding clauses (i) through (vi).

3.10  Absence of Undisclosed Liabilities.  Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Recent Company SEC Documents, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated by this Agreement, and (iii) for liabilities and obligations incurred since December 31, 2008 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11  Litigation.  Except with respect to matters addressed in Sections 3.14 and 3.19, there is no action, suit, investigation or proceeding before or by any Governmental Entity now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective assets that has had or could reasonably be expected to have (if adversely determined), individually or in the aggregate, a Material Adverse Effect or is reasonably likely to materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement. The summary and status of the litigation matters described in Section 3.11 of the Company Disclosure Letter, including a description of insurance coverage with respect thereto, is true and complete.

3.12  Material Contracts.

(a) Except for such agreements or arrangements that are included as exhibits to the Recent Company SEC Documents, and except for this Agreement, as of the date of this Agreement, neither the Company nor any of it Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) which is an employment agreement between the Company or a Subsidiary, on the one hand, and any of its officers and key employees, on the other hand, excluding any unwritten agreement that provides de minimis working condition benefits and is terminable unilaterally by the Company or its Subsidiaries without liability;

(ii) which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Parent, Merger Sub, the Company or the Surviving Entity or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

(iii) which is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K of the SEC) to be performed after the date of this Agreement;

(iv) except for intercompany transactions among the Company and its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $250,000 or that creates a Lien other than a Permitted Lien on any material asset of the Company or any Company Subsidiary;

(v) relating to the sale of any of the assets or properties of the Company or any of its Subsidiaries in excess of $250,000;

(vi) relating to the acquisition by the Company or any of its Subsidiaries of any assets, operating business or the capital stock of any other Person in excess of $250,000;

(vii) which expressly limits the ability of the Company or any Subsidiary of the Company, or would limit the ability of the Surviving Entity (or any of its affiliates) after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, during any period of time;

(viii) which is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons;

(ix) which is a shareholder rights agreement or which otherwise provides for the issuance of any securities in respect of this Agreement or the Merger;

(x) which relates to the use of agents or representatives located or conducting business in jurisdictions outside of the United States of America;

(xi) which requires a consent to a change of control of the Company or to an assignment of the contract, arrangement, commitment or understanding by the Company to a third party, as the case may be; or

(xii) other than those agreements listed in clauses (i) to (xi) above, which provides for the payment or receipt by the Company or any of its Subsidiaries of amounts in excess of $250,000 individually within the next 12 months and is not terminable without premium or penalty on less than 30 days’ notice.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), whether or not included as an exhibit to the Recent Company SEC Documents or disclosed in the Company Disclosure Letter, is referred to herein as a “Company Material Contract,” and for purposes of Section 5.1(s) and the bringdown of Section 3.12(b) pursuant to Section 6.3(a), “Company Material Contract” shall include any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement. The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract that is not included as an exhibit to the Recent Company SEC Documents.

(b) Each Company Material Contract is valid and binding and in full force and effect and the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under each Company Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters as have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Company’s knowledge, (i) there does not exist, nor has the Company or any of its Subsidiaries received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Company Material Contract and (ii) neither the Company nor any of its Subsidiaries has received written notice of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Company Material Contract or exercise remedies thereunder. Each Company Material Contract is enforceable by the Company or a Subsidiary of the Company in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the date of this Agreement, there are no outstanding authorizations for expenditures or other calls for payments in excess of $250,000 that are due or that the Company or its Subsidiaries are committed to make that have not been made.

(d) Except for the Credit and Security Agreement dated February 10, 2009 by and between the Company and Wells Fargo Bank, National Association (the “Company Credit Agreement”), no indebtedness for borrowed money of the Company or any of its Subsidiaries contains any restrictions (other than customary notice provisions) upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence by the Company or any of its Subsidiaries of any indebtedness for borrowed money, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

3.13  Customers and Suppliers.  Since January 1, 2009, (a) no material customer or supplier of the Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, (b) no material customer or supplier of the Company or any of its Subsidiaries has overtly threatened to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries and (c) the Company and its Subsidiaries have no direct or indirect ownership interest that is material to the Company and its Subsidiaries taken as a whole in any customer or supplier of the Company or any of its Subsidiaries.

3.14  Employee Benefit Plans.

(a) Except for documents included as exhibits to the Recent Company SEC Documents filed and publicly available prior to the date of this Agreement, the Company does not sponsor, maintain or contribute to or have any obligation to maintain or contribute to, or have any direct or indirect liability, whether contingent or otherwise, with respect to any plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment or consulting (excluding any unwritten agreement that provides de minimis working condition benefits and is terminable unilaterally by the Company or any of its Subsidiaries without liability), severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, arrangement or agreement, whether written or oral, including any (i) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company has any present or future right to benefits (including all such documents included as exhibits to the Company SEC Documents filed and publicly available prior to the date of this Agreement, each a “Company Employee Benefit Plan”). All references to the “Company” in this Section 3.14 shall refer to the Company and its Subsidiaries. Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of the Company Employee Benefit Plans.

(b) Except for certain of the Governmental Foreign Plans as defined in Section 3.14(n), the Company and its ERISA Affiliates do not maintain, contribute or have any liability, whether contingent or otherwise, with respect to, and have not within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any employee benefit plan, program, agreement or arrangement (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company or an ERISA Affiliate previously maintained or contributed to within such preceding six years), that is, or has been, (i) subject to Title IV of ERISA (a “Title IV Plan”) or Section 412 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, (iv) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (vi) funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code or (vii) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code. For purposes of this Section 3.14, “ERISA Affiliate” means any Person that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

(c) Except with respect to a Governmental Foreign Plan, (i) each Company Employee Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws; (ii) with respect to each Company Employee Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the Internal Revenue Service (the “IRS”), the United States Department of Labor (“DOL”) or any other Governmental Entity, or to the participants or beneficiaries of such Company Employee Benefit Plan have been filed or furnished on a timely basis; (iii) each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or is subject to an opinion letter from the IRS to the effect that the Company Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the best knowledge of the Company as of the date hereof, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code or any other applicable Laws; (iv) other than routine claims for benefits, no Liens, lawsuits or complaints to or by any Person or Governmental Entity have been filed against any Company Employee Benefit Plan or the Company with respect to any Company Employee Benefit Plan or, to the best knowledge of the Company as of the date hereof, against any other Person or party relating to a Company Employee Benefit Plan and, to the best knowledge of the Company as of the date hereof, no such Liens, lawsuits or complaints are contemplated or threatened with respect to any Company Employee Benefit Plan or the Company with respect to any Company Employee Benefit Plan; (v) no individual who has performed services for the Company has been improperly excluded from participation in any Company Employee Benefit Plan; and (vi) the Company has not initiated any proceedings pursuant to the IRS Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2008-50), the Company has made the required payments and filings necessary to satisfy the requirements of the DOL’s Delinquent Filer Voluntary Fiduciary Correction Program and the DOL’s Delinquent Filer Voluntary Compliance Program with respect to all returns, reports or other documentation required to have been filed with the IRS or the DOL and that initially were not properly filed, and there are no audits or similar proceedings pending with the IRS or the DOL with respect to any Company Employee Benefit Plan.

(d) For each Title IV Plan set forth in Section 3.14(a) of the Company Disclosure Letter, as of the last day of the most recent plan year ended prior to the date hereof, there is no “amount of unfunded benefit liabilities,” as defined in Section 4001(a)(18) of ERISA, and there has been no material change in the financial condition of any such Title IV Plan since the last day of its most recent fiscal year.

(e) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any Title IV Plan set forth in Section 3.14(a) of the Company Disclosure Letter that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a reportable event.

(f) The Company has not terminated any Title IV Plan within the last six years or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation (the “PBGC”), or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans set forth in Schedule 3.14(a) of the Company Disclosure Letter have been paid. The Company has not filed a notice of intent to terminate any Title IV Plan set forth in Schedule 3.14(a) of the Company Disclosure Letter and has not adopted any amendment to treat such Title IV Plan as terminated. The PBGC has not instituted, or to the Company’s knowledge, threatened to institute, proceedings to treat any Title IV Plan set forth in Schedule 3.14(a) of the Company Disclosure Letter as terminated. No event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan set forth in Schedule 3.14(a) of the Company Disclosure Letter.

(g) Neither the Company nor any of its ERISA Affiliates or organizations to which the Company or an ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(h) Neither the Company nor, to the best knowledge of the Company as of the date hereof, any other “party in interest” or “disqualified person” with respect to any Company Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Company Employee Benefit Plan which, individually or in the aggregate, could reasonably be expected to subject the Company to a tax or penalty imposed by Section 4975 of the Code or Sections 501, 502 or 510 of ERISA. To the best knowledge of the Company as of the date hereof, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Employee Benefit Plan.

(i) All liabilities or expenses of the Company in respect of any Company Employee Benefit Plan which have not been paid, have been properly accrued on the Company’s most recent financial statements in compliance with GAAP. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Employee Benefit Plan, or in accordance with applicable Law, as of the date hereof have been timely made or reflected on the Company’s financial statements in accordance with GAAP.

(j) The Company has no obligation to provide or make available any post-employment benefit under any Company Employee Benefit Plan which is a “welfare plan” (as defined in Section 3(1) of ERISA) (“Welfare Plan”) for any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (otherwise referred to as “COBRA”) or other applicable Law, and at no expense to the Company or any Subsidiary of the Company except as imposed by applicable Law.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from the Company with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise. The Company has made available to Parent its current good faith estimate of the maximum aggregate amount of any gross up payment that would be payable with respect to excise taxes imposed by Section 4999 of the Code.

(l) The Company has made available to Parent with respect to each Company Employee Benefit Plan (excluding Governmental Foreign Plans), to the extent applicable: (i) the most recent documents constituting the Company Employee Benefit Plan and all amendments thereto; (ii) any related trust agreement or other funding instrument and all other material contracts currently in effect with respect to such Company Employee Benefit Plan (including all administrative agreements, group insurance contracts and group annuity contracts); (iii) the most recent IRS determination or opinion letter; (iv) the most recent summary plan description, summary of material modifications and any other written communication (or a written description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Employee Benefit Plan; (v) the three most recent (A) Forms 5500 and attached schedules, and (B) audited financial statements; and (vi) for the last three years, all correspondence with the IRS, the DOL and any other Governmental Entity regarding the operation or the administration of any Company Employee Benefit Plan.

(m) The Company has no contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Company Employee Benefit Plan.

(n) With respect to each Company Employee Benefit Plan that is subject to the Laws or applicable customs or rules of relevant jurisdictions other than the United States (each, a “Company Foreign Plan”), but excluding for purposes of this sentence any Company Foreign Plan that is established and maintained by a Governmental Entity (a “Governmental Foreign Plan”): (i) each Company Foreign Plan is in compliance in all material respects with the applicable provisions of Law regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Company Foreign Plan is maintained, to the extent those Laws are applicable to such Company Foreign Plan; (ii) each Company Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no pending investigations by any Governmental Entity involving any Company Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Company Foreign Plans), suits or proceedings against any Company Foreign Plan or asserting any rights or claims to benefits under any

Company Foreign Plan; and (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, will not create or otherwise result in any material liability, accelerated payment or any enhanced benefits with respect to any Company Foreign Plan. Section 3.14(n) of the Company Disclosure Letter sets forth a true and complete list of the Company Foreign Plans.

(o) No disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by the Company has occurred or is reasonably expected to occur. All Company Employee Benefit Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code Section and regulations thereunder.

(p) The Company, the Company Board or the Compensation Committee of the Company Board has taken all actions necessary under the Stock Plans and the award agreements thereunder to effectuate the provisions of Section 2.3(a) and 2.3(b) of this Agreement and the Company has made available to Parent all documentation relating to such actions.

(q) Each of the employees listed on Schedule 3.14(q) of the Parent Disclosure Letter have entered into a written employment agreement or offer letter with Parent or a Subsidiary of Parent to be effective from and after the Effective Time. Executed copies of such agreements or offer letters have been delivered to Parent.

(r) The Company and each of the employees listed on Schedule 3.14(q) of the Parent Disclosure Letter have entered into a written agreement providing for payment by the Company to the employee immediately prior to the Effective Time of the lump sum cash amount set forth in such agreement in exchange for the waiver by the employee of all of the employee’s rights and benefits under the employee’s existing contractual agreements with the Company and any of its Subsidiaries, except for the rights provided thereunder with respect to the Company’s obligation to reimburse taxes imposed under Section 4999 of the Code. Executed copies of such agreements have been delivered to Parent.

(s) Each of the employees listed on Schedule 3.14(q) of the Parent Disclosure Letter have entered into a written agreement with a Subsidiary of Parent relating to such employee’s elections under Sections 2.1(b) and 2.1(d) of this Agreement and such employee’s agreement to, among other things, not sell or otherwise dispose of certain amounts of Parent Common Stock for the 365-day period immediately following the Effective Time. Executed copies of such agreements have been delivered to Parent.

3.15  Proxy Statement and Registration Statement.  None of (i) the proxy statement to be sent to the Company stockholders in connection with the Company Stockholder Meeting, as defined in Section 5.6(c) (also constituting the prospectus for the shares of Parent Common Stock into which a portion of the Company Common Stock will be exchanged in accordance with Article II hereof) (such proxy statement, as amended and supplemented, the “Proxy Statement”), on the date it (or any amendment or supplement thereto) is first mailed to Company stockholders, at the time of the Company Stockholder Meeting and at the Effective Time, (ii) the Registration Statement on Form S-4 (as amended, the “Registration Statement”), when it or any amendment thereto becomes effective under the Securities Act, or (iii) the documents and financial statements of the Company incorporated by reference in the Proxy Statement, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement or the Registration Statement.

3.16  Properties.

(a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests or other comparable contract right in, all its properties and other assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted. All such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold interest or other comparable contract right, are free and clear of all Liens, except for Permitted Liens.

(b) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all leases to which the Company or any of its Subsidiaries is a party and under which it is in occupancy are in full force and effect, except for such failure to be in full force and effect that has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its material leases.

(c) All items of operating equipment owned or leased by the Company and its Subsidiaries are in a state of repair so as to be adequate for operations in the areas in which they are operated, except as have not had, and could not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect.

(d) Section 3.16(d) of the Company Disclosure Letter sets forth a true and complete list of all real property, facilities, office space and similar property owned, leased, subleased or licensed by or from the Company and its Subsidiaries having a value, individually, in excess of $100,000, together with the physical address of and primary use for each such property.

3.17  Taxes.

(a) (i) All material Returns required to be filed by or with respect to the Company and its Subsidiaries have been filed in accordance with all applicable Laws and all such returns are true, correct and complete in all material respects, (ii) the Company and its Subsidiaries have timely paid or deposited in full all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, and all material sales or transfer Taxes required to be collected by the Company or any of its Subsidiaries have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Company Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (v) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company, and (vi) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of the Company, threatened or scheduled to commence, against or with respect to the Company or any of its Subsidiaries in respect of any material Tax.

(b) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee, and neither the Company nor any of its Subsidiaries has any liability for Taxes under Treasury Regulations Section 1.1502-6 or any similar provision under the Laws of the United States, any foreign jurisdiction or any state or locality, except for Taxes of the affiliated group of which the Company or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision under the Laws of the United States, any foreign jurisdiction or any state or locality.

(c) There are no Tax sharing, allocation, indemnification or similar agreements (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or similar agreements) in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which the

Company or any of its Subsidiaries could be liable for any Taxes of any party other than the Company or any Subsidiary of the Company.

(d) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code, prior to repeal by the Jobs and Growth Tax Relief Act of 2003 (P.L. 108-27).

(e) Neither the Company nor any of its Subsidiaries has, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes or the time with respect to the filing of any Return relating to any Taxes.

(f) There are no Liens for material Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens and Liens for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company.

(g) Neither the Company nor its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Entity with respect to any material Taxes, nor is any such request outstanding.

(h) Each of the Company and its Subsidiaries has disclosed on its Returns all material positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code.

(i) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(1).

(j) Neither the Company nor any of its Subsidiaries (i) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) is a party to a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(k) On March 3, 2006, an ownership change (within the meaning of Section 382(g) of the Code) occurred for the Company that caused the Company’s section 382 limitation (within the meaning of Section 382(b) of the Code) to be $2.1 million.

(l) Neither the Company nor any of its Subsidiaries has been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code), and neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise, a party to a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is a part, in which the Company or any of its Subsidiaries is a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(m) The Company has made available to Parent correct and complete copies of (i) all U.S. federal Returns of the Company and its Subsidiaries relating to taxable periods ending on or after December 31, 2003, filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not included in an audit report) within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clause (ii) of this Section 3.17(m).

(n) Neither the Company nor any of its Subsidiaries knows of any fact, has taken any action or has failed to take any action that is reasonably likely to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.18  Environmental Matters.

(a) Each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws and other legal requirements relating to (i) the protection of human health, welfare, the environment, natural resources, plant or animal life, or ecological systems, (ii) worker or public safety, (iii) the use or control of any potential pollutant, (iv) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, discharge, release, emission or transportation, (v) the regulation of or exposure to hazardous, toxic, or other substances alleged to be harmful (including Hazardous Materials), (vi) product stewardship, or (vii) climate change, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Atomic Energy Act, 42 U.S.C. § 2011 et seq., as each has been amended, and the regulations promulgated or directives issued pursuant thereto, as well as any analogous applicable international, foreign, state or local Laws (collectively, the “Environmental Laws”), except where such instance of noncompliance has not resulted in, and could not reasonably be expected to result in, liability to the Company or any of its Subsidiaries in excess of $100,000.

(b) Each of the Company and its Subsidiaries has obtained all material Permits required under all applicable Environmental Laws, and made all material filings and maintained all material data, documentation and records as required under such Permits and all applicable Environmental Laws, and all such Permits and filings remain in full force and effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation) of any term, condition or provision of any such Permit to which it is a party or by which it is bound or of any term, condition or provision under any contract or agreement to which it is a party or by which it is bound establishing environmental, health or safety obligations, except where such default or violation is not, and could not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(c) To the knowledge of the Company, there are no conditions or circumstances related to any property currently or formerly owned or operated by the Company or any of its Subsidiaries or on which the Company or any of its Subsidiaries conducted any operations or for which the Company or any of its Subsidiaries have otherwise assumed responsibility that could reasonably be expected to subject any of them to liability or obligations under Environmental Laws, that could reasonably be expected to result in a material fine or penalty, material expenditure, or material impact on operations of the Company and its Subsidiaries taken as a whole.

(d) To the knowledge of the Company, no Hazardous Material has been released into the environment on or from the premises of the Company or its Subsidiaries or other premises (including any premises leased or operated by the Company or any of its Subsidiaries or on which the Company or any of its subsidiaries conducts business or operations) which is required, under applicable Environmental Laws or the terms of any Permit or contract to which the Company or any of its Subsidiaries is a party or is bound, to be investigated, abated, remediated by the Company or any of its Subsidiaries or would otherwise impose a Cleanup obligation on the Company or any of its Subsidiaries.

(e) No Governmental Entity or other Person has asserted or, to the knowledge of the Company, threatened, or, to the knowledge of the Company, has grounds to assert a claim, make a demand, or institute any administrative proceeding, enforcement action, lawsuit, investigation or other proceeding against, the Company or any of its Subsidiaries relating to a failure to comply with Environmental Laws in any material respect or that could reasonably be expected to result in a material fine or penalty, material expenditure, or material impact on operations.

(f) Neither the Company nor any of its Subsidiaries has received any notice of violation or compliance orders or environmental complaints from any Governmental Entity or other Person that has not been resolved.

(g) Neither the Company nor any of its Subsidiaries (nor to the knowledge of the Company, any predecessor of the Company or any of its Subsidiaries) has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location (i) in violation of any Environmental Laws, (ii) to the knowledge of the Company, listed on the “National Priorities List” established under CERCLA or any comparable list of sites under the laws of states or foreign jurisdictions, or (iii) in a manner that has given or would reasonably expected to give rise to material liabilities pursuant to any Environmental Laws.

(h) To the knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that could reasonably be expected to give rise to any material liability on the Company or any of its Subsidiaries under applicable Environmental Laws.

(i) To the extent within its possession or reasonably available to the Company, the Company has delivered, or made available, to Parent true and complete copies and results of all material environmental assessments, material audits and material Permits, and any other material reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or its Subsidiaries since January 1, 2005 in connection with or pertaining to compliance with, or liability under, any Environmental Laws, other than documents for which the Company has a reasonably valid claim of attorney-client or attorney work product privilege; provided, that to the knowledge of the Company, the Company has disclosed to Parent in the due diligence materials made available by Company any existing liabilities and obligations arising under Environmental Law in excess of $100,000.

3.19  Labor Matters; Employees.

(a) (i) None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and (ii) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and none of the Company or any of its Subsidiaries has any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries nor does any question concerning representation exist concerning such employees.

(b) None of the Company or any of its Subsidiaries is, or since January 1, 2008 has been, subject to any pending or, to the knowledge of the Company, threatened, (i) labor strike, dispute, slowdown, work stoppage or lockout, (ii) written notices or written claims asserting that the Company or any of its Subsidiaries is not in compliance with any applicable Law respecting employment and employment practices, terms and conditions of employment, wages, hours of work, or occupational safety and health practices, (iii) unfair labor practice charge or complaint against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar state or foreign agency, (iv) grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries, (v) citation issued by the Occupational Safety and Health Administration or any other similar foreign, federal or state agency relating to the Company or any of its Subsidiaries, (vi) claim submitted to a Governmental Entity or an investigation or other proceeding by a Governmental Entity, whether initiated by an employee or Governmental Entity, with respect to employment, terms or conditions of employment or working conditions, including any charges submitted to the Equal Employment Opportunity Commission or state employment practice agency, audits by the DOL or state agency with respect to wages and hours of work or investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, or Workers’ Compensation claims or (vii) any claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any Company Subsidiary is or may be entitled to claim indemnification from the Company or any Company Subsidiary.

(c) Each of the Company and its Subsidiaries are in compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health and unfair labor practices. None of the Company or any Company Subsidiary has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar Law as a result of any action taken by the Company that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Section 3.19(d) of the Company Disclosure Letter contains a true, complete and correct list of the names of all directors and officers of the Company as of the date of this Agreement, together with such Person’s position or function. The Company has previously provided to Parent true and correct information with respect to each such officer’s annual base salary or wages, target bonus percentage and amount for 2009 and 2010, and currently estimated severance payment due as a result of the Merger assuming such Person’s employment is terminated in connection therewith.

3.20  Affiliate Transactions.  Section 3.20 of the Company Disclosure Letter contains a true, complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Company Employee Benefit Plans described in Section 3.14 of the Company Disclosure Letter and the Company Material Contracts), whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its direct or indirect wholly-owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2008 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or could be material to the Company and its Subsidiaries taken as a whole; and each such currently pending agreement, contract, transfer of assets or liabilities or other commitment or transaction contains terms no less favorable to the Company or to such Company Subsidiary than could be obtained with an unaffiliated third party on an arm’s-length basis.

3.21  Disclosure Controls and Procedures.

(a) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. Since January 1, 2008, neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in the Company’s or any of its Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). To the knowledge of the Company, it has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies in the design or operation of internal control over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(b) Since January 1, 2008, to the knowledge of the Company, none of the Company or any of its Subsidiaries or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in the Company’s or such Subsidiary’s internal control over financial reporting.

(c) Each of the “principal executive officer” of the Company (as defined in SOX) and the “principal financial officer” of the Company (as defined in SOX) has made all certifications required by Sections 302 and 906 of SOX and any related rules and regulations promulgated by the SEC and the NYSE (including the

NYSE Amex) and the rules and regulations promulgated thereunder with respect to the Company SEC Documents and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required by SOX and made by its principal executive officer and principal financial officer.

(d) The Company is in material compliance with all applicable provisions of SOX and the applicable listing and governance rules of the NYSE (including the NYSE Amex).

(e) To the knowledge of the Company, UHY LLP, which has expressed its opinion with respect to the audited financial statements contained in the Company SEC Documents, is and has been “independent” (under applicable rules then in effect) with respect to the Company and each Subsidiary of the Company within the meaning of Regulation S-X since the appointment of UHY LLP in that capacity.

3.22  Insurance.  Section 3.22 of the Company Disclosure Letter lists each insurance policy (including fire and casualty, general liability, workers’ compensation, employment practices, liability, pollution liability, directors and officers and other liability policies) owned by the Company or any of its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee) currently in effect, and the Company has made available to Parent a true, complete and correct copy of each such policy or the binder therefore, but excluding any such policy maintained in connection with a Company Employee Benefit Plan made available pursuant to Section 3.14(l). Each such policy is in full force and effect, is in such amount and covers such losses and risks as is reasonable, in the judgment of senior management of the Company, to protect the properties and businesses of the Company and its Subsidiaries, and all premiums due under each such policy have been paid. With respect to each such insurance policy, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of its Subsidiaries has been refused any insurance with respect to its assets or operations during the last five years. Section 3.22 of the Company Disclosure Letter describes any self-insurance arrangements affecting the Company or its Subsidiaries.

3.23  Intellectual Property.

(a) Schedule 3.23(a) of the Company Disclosure Letter (i) lists all U.S. and foreign patents, published patent applications, trademark and service mark applications and registrations, and copyright registrations which are part of the Company IP and are owned by the Company or any Company Subsidiary or are material to the business of the Company or any Company Subsidiary as currently conducted (the “Registered IP”), (ii) indicates the owner of the Registered IP, (iii) lists all agreements (excluding shrink wrap or other similar licenses with respect to off-the-shelf-software) whereby the Company or any Company Subsidiary has the legal right to use any Company IP the Company or Company Subsidiary does not own and (iv) lists all agreements whereby the Company or any of its Subsidiaries grants to any Person the right to use any Company IP that the Company or any Company Subsidiary owns.

(b) (i) The Company or its Subsidiaries owns or has the legal right to use, free and clear of all Liens other than Permitted Liens, all the Company IP, in each case free of any claims or infringements known to the Company or any of its Subsidiaries, (ii) the Registered IP identified on Schedule 3.23(a) of the Company Disclosure Letter as being owned by the Company or a Company Subsidiary is owned by either the Company or such Company Subsidiary, (iii) following the Merger, the Parent, the Surviving Entity or their Subsidiaries will be entitled to the uninterrupted use of all of the Company IP, subject to the expiration of any such Company IP pursuant to any applicable Laws, without payment of any royalty or license or other fees, (iv) no consent of any Person will be required for the use of any of the Company IP by Parent, the Surviving Entity or any of their Subsidiaries in connection with the conduct of the business of the Company following the Merger, (v) no governmental registration of any of the Registered IP has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request, (vi) the Company and each of its Subsidiaries has diligently protected its legal rights to the Company IP, including paying all fees and meeting all deadlines reasonably necessary to maintain the Registered IP and (vii) the Company IP is, to the knowledge of Company, sufficient to enable Parent, the Surviving Entity and any of their Subsidiaries, following the Merger, to operate the business of the Company as currently conducted.

(c) (i) There is no prohibition or restriction invoked by a Governmental Entity on the use of any of the Company IP, except for any prohibitions or restrictions imposed by any Law pursuant to which such Company IP has been established, (ii) no Claim against the Company or any of its Subsidiaries regarding any Company IP is pending or, to the knowledge of the Company, threatened, (iii) to the knowledge of the Company, no Person is infringing or misappropriating the Company IP; (iv) no product or service of the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property of any Person; (v) neither the Company nor any of its Subsidiaries has received any charge, complaint, claim or notice alleging any infringement, misappropriation or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or alleging that the operation of the business of the Company or any of its Subsidiaries as currently conducted requires a license to the Intellectual Property of any Person, and (vi) neither the Company nor any of its Subsidiaries has received any charge, complaint, claim or notice that any of the Registered IP is unenforceable or invalid.

(d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Company IP other than consents required for licenses, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP or (iii) otherwise impair the right of Parent, the Surviving Entity or their Subsidiaries, following the Merger, to use or otherwise exploit, assert or enforce any Company IP.

(e) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning such employee’s work to anyone other than the Company or its Subsidiaries. Each Person who has participated in the authorship, invention or creation of Company IP (other than those rights required to be listed pursuant to Section 3.23(a)(iii)) has entered into an agreement with the Company or the applicable Company Subsidiary assigning all rights, title and interests in such Company IP to the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries has received written notice from any of its current or prior directors, officers, employees, consultants or contractors claiming to have an ownership interest in any of the Company IP and, to the knowledge of the Company, there is no basis for any such claim.

3.24  Derivative Transactions and Hedging.  Section 3.24 of the Company Disclosure Letter contains a true, complete and correct list of all outstanding commodity, financial or other hedging positions entered into by the Company or any Subsidiary of the Company or for the account of any of its customers as of the date of this Agreement (“Derivative Transactions”). All Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Law, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time and still believed to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and each of its Subsidiaries have, and will have, duly performed all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations, collateral deficiencies, requests for collateral or defaults or allegations or assertions of such by any party thereunder.

3.25  Required Vote by Company Stockholders.  The Company Required Vote is the only vote of the holders of capital stock of the Company or any class or series of the capital stock of the Company required to adopt this Agreement.

3.26  Brokers.  As of the date of this Agreement, no broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Other than the letter agreement between the Company and the Company Financial Advisor dated February 24, 2010, a true, complete and correct copy of which has been provided to Parent, as of the date of this Agreement there are no indemnification or other agreements related to the engagement of any Person to whom such fees or commissions are payable. A good faith estimate of the fees and expenses of each accountant, broker, financial advisor, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company are set forth in Section 3.26 of the Company Disclosure Letter.

3.27  Takeover Provisions.  The Company and the Company Board have each taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover Laws of any state, including the State of Delaware and Section 203 of the DGCL, or any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, Company Common Stock, this Agreement or the transactions contemplated hereby.

3.28  Rights Agreement.  The Company has taken all action necessary to cause the entering into of this Agreement and the consummation of the transactions contemplated hereby to not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except as otherwise set forth in Parent’s disclosure letter delivered to the Company at or prior to the execution of this Agreement (the “Parent Disclosure Letter,” which letter has been arranged to correspond to the numbered and lettered sections contained in this Article, provided that disclosure of any item in any section of the Parent Disclosure Letter shall not be deemed to be disclosed with respect to any other section of this Article IV unless the relevance of such item is reasonably apparent on its face):

4.1  Organization and Qualification; Subsidiaries.  Parent is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. Parent has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and as proposed to be conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than with respect to the Subsidiaries of Parent (the “Parent Subsidiaries”), Parent does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment which are not, in the aggregate, material to Parent.

4.2  Governing Documents.  Parent has heretofore furnished to the Company true and complete copies of its certificate of incorporation and bylaws and the certificate of formation and the limited liability company agreement of Merger Sub (collectively, the “Parent Governing Documents”), each as amended to date. The Parent Governing Documents are in full force and effect as of the date of this Agreement.

4.3  Capitalization.  The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”). As of March 31, 2010, (i) 905,323,874 shares of Parent Common Stock were issued and outstanding (including, for the avoidance of doubt, shares in the form of restricted stock issued pursuant to employee benefit plans of Parent, and excluding shares held in treasury), all of which were validly issued, fully paid and non-assessable (except for any restricted stock), and none of which were issued in violation of any preemptive or similar rights of any Parent securityholder, (ii) 162,351,376 shares of Parent Common Stock were held in treasury, (iii) options to purchase an aggregate of 15,497,768 shares of Parent Common Stock (“Parent Options”) were issued and outstanding (of which options to purchase an aggregate of 9,373,698 shares of Parent Common Stock were exercisable), (iv) restricted stock units, stock appreciation rights, performance awards and common stock equivalents relating to 12,392,022 shares of Parent Common Stock were issued and outstanding and (v) no shares of Parent Preferred Stock were issued and outstanding.

4.4  Authority; Due Authorization; Binding Agreement; Approval.

(a) Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or limited liability company action on the part of Parent and Merger Sub (other than, with respect to the Merger, the filing of appropriate merger documents as required by Delaware law).

(c) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other Laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) The Parent Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Parent and (ii) approving this Agreement and transactions contemplated hereby and all other corporate action required to be taken in connection with the consummation of the transactions contemplated hereby, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

4.5  No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not (i) conflict with or violate the Parent Governing Documents, (ii) constitute a breach or violation of, a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, require consent under, or give rise to a right of termination, cancellation, creation or acceleration of any obligation, payment of any consent or similar fee, or to the loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan or credit agreement, note, bond, lease or other agreement, instrument or Permit to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound or subject, (iii) (assuming that the consents and approvals referred to in Section 4.5(b) are duly and timely made or obtained) conflict with or violate any Law or any order, judgment, decree or injunction of any Governmental Entity directed to Parent or any of its Subsidiaries or any of their properties, except, in the case of clause (ii) or (iii), for such conflicts, breaches, violations, consent requirements, terminations, obligations, fees, loss of benefits, defaults or Liens, that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for (i) compliance with applicable requirements of the HSR Act and any other applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (B) the NYSE, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or applicable Law of other states in which Parent is qualified to do business and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by Parent and Merger Sub for the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby.

4.6  Compliance.  Neither Parent nor Merger Sub is, and at all times since January 1, 2009 has been, in (i) violation of its certificate of incorporation, bylaws or other comparable organizational documents, as applicable, (ii) violation of any Law applicable to it or order, judgment or decree of any Governmental Entity having jurisdiction over it, or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan, credit agreement, note, bond, lease or other agreement, instrument or Permit to which Parent or Merger Sub is a party or by which any of them or any of their respective properties are bound or subject, except, in the case of clauses (ii) and (iii), for such violations or defaults that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7  SEC Filings; Financial Statements.

(a) Parent has timely filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2010 (collectively, the “Parent SEC Documents”). As of their respective dates, (i) the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. No event since the date of the last Parent SEC Document has occurred that would require Parent to file a current report on Form 8-K other than the execution of this Agreement.

(b) The historical financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Documents (i) comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) present fairly the consolidated financial position of Parent and its consolidated Subsidiaries at the dates indicated, and the statements of income, cash flows and stockholders’ equity of Parent and its consolidated Subsidiaries for the periods specified; and such historical financial statements have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis throughout the periods involved, except as noted therein.

4.8  Absence of Certain Changes or Events.  Since December 31, 2009, there has not been any event, circumstance, change, occurrence or state of facts that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

4.9  Proxy Statement.  None of (i) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to Company stockholders, at the time of the Company Stockholder Meeting and at the Effective Time, (ii) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (iii) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion in the Proxy Statement or the Registration Statement. The Registration Statement will, when filed by Parent with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4.10  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

4.11  Reorganization.  Neither the Parent nor any of its Subsidiaries knows of any fact or has taken any action or has failed to take any action that is reasonably likely to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

ARTICLE V

COVENANTS

5.1  Interim Operations of the Company.  The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) set forth in Section 5.1 of the Company Disclosure Letter, (x) expressly permitted by this Agreement, including Section 5.3 of this Agreement, (y) required by applicable Law, or (z) consented to in writing by Parent after the date of this Agreement and prior to the Effective Time:

(a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice, and the Company shall use reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and to keep available the services of their current officers and key employees and preserve and maintain existing relations with customers, suppliers, officers, employees, creditors and other Persons having business dealings with them;

(b) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business or (ii) in any fiscal quarter in the 2010 calendar year incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed that do not exceed in the aggregate 110% of the amount budgeted for such fiscal quarter in the 2010 capital budget attached as Section 5.1(b) of the Company Disclosure Letter;

(c) the Company shall not, nor shall it permit any of its Subsidiaries to, amend any of their respective certificates of incorporation or bylaws or similar organizational documents;

(d) the Company shall not, nor shall it permit any of its Subsidiaries (other than direct or indirect wholly-owned Subsidiaries) to, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock or other equity interests; and the Company shall not, nor shall it permit any of its Subsidiaries to, (i) adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind, including phantom stock, phantom stock rights, stock appreciation rights or stock based performance units, to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than issuances (A) of shares of Company Common Stock pursuant to the Company Options outstanding on the date of this Agreement and disclosed in Section 3.3 of the Company Disclosure Letter, (B) by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company, or (C) pursuant to the Company Rights or the Company Rights Agreement in effect on the date of this Agreement, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(d), except as contemplated by any Company Employee Benefit Plan existing on the date of this Agreement and included in Section 3.14(a) of the Company Disclosure Letter;

(e) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer of the Company or any of its Subsidiaries, (ii) except in the ordinary course of business on a basis consistent with past practice, grant any increase in the compensation or benefits payable to any non-officer of the Company or any of its Subsidiaries, (iii) except as required to comply with applicable Law or any agreement in existence on the date of this Agreement or as expressly provided in this Agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement, or (iv) enter into or amend any employment agreement or, except in accordance with existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

(f) the Company shall not, nor shall it permit any of its Subsidiaries to, revalue any of its material assets or change its methods of accounting in effect at December 31, 2009, except changes in accordance with and required by GAAP (or, if applicable with respect to foreign Subsidiaries, international financial reporting standards or other relevant foreign generally accepted accounting principles), applicable Law or regulatory guidelines as concurred with by the Company’s independent auditors;

(g) the Company shall not, nor shall it permit any of its Subsidiaries to, acquire or invest in, by merging or consolidating with, by purchasing an equity interest in or all or a material portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or, other than in the ordinary course of business consistent with past practice, any material assets;

(h) the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any assets of the Company or its Subsidiaries, except for inventory and equipment in the ordinary course of business consistent with past practice;

(i) the Company shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, sell and leaseback, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any assets of the Company or its Subsidiaries;

(j) except for Taxes, to which Section 5.1(l) shall apply, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as set forth in clause (ii) below, pay, discharge or satisfy any material Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of the Company Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which the Company or any of its Subsidiaries is a party; provided, however, that nothing in this Section 5.1(j)(i) shall prohibit the Company or any of its Subsidiaries from paying, discharging or satisfying accounts payable existing on or arising after, in each case in the ordinary course of business consistent with past practice, the date of this Agreement, or (ii) compromise, settle or grant any waiver or release relating to any Litigation, other than settlements or compromises of Litigation fully covered by insurance or where the amount paid or to be paid does not exceed $250,000 in the aggregate for all Claims; provided, however, that the Company is permitted to settle all Litigation set forth on Section 5.1(j)(ii) of the Company Disclosure Letter, regardless of whether the amount paid or to be paid exceeds $250,000, with Parent’s prior written consent, which shall not be unreasonably withheld;

(k) the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.20 of the Company Disclosure Letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of the Company’s affiliates; provided, that for the avoidance of doubt, for purposes of this clause (k), the term “affiliates” shall not include any employees of the Company or any of its Subsidiaries, other than the directors and executive officers thereof and employees who share the same household with such directors and executive officers;

(l) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any closing agreement with respect to material Taxes, make any change to any material Tax method of accounting, fail to prepare all Returns using Tax principles consistent with those used for preceding tax periods, unless a change is required by applicable law, make, revoke or change any material Tax election, authorize any indemnities for Taxes, extend any period for assessment of any Tax, file any request for a ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability or any material Tax refund;

(m) the Company shall not, nor shall it permit any of its Subsidiaries to, take any action that could reasonably be expected to (i) result in any of the conditions to the Merger set forth in Article VI not being satisfied, (ii) result in a Material Adverse Effect or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

(n) the Company shall not, nor shall it permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal;

(o) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur or assume any indebtedness for borrowed money except borrowings under and letters of credit issued under the Company Credit Agreement in the ordinary course of business, (ii) modify any material indebtedness or other liability to increase the Company’s (or any of its Subsidiaries’) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a wholly-owned Subsidiary of the Company), except in the ordinary course of business and consistent with past practice and in no event exceeding $250,000 in the aggregate at any time outstanding, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company, or by such Subsidiaries to the Company, or customary loans or advances to employees consistent with past practice or short-term investments of cash in the ordinary course of business in accordance with the Company’s cash management procedures), or (v) without Parent’s prior written consent, which shall not be unreasonably withheld, enter into any material commitment or transaction, except in the ordinary course of business and consistent with past practice and in no event exceeding $250,000 in the aggregate, except as permitted under Section 5.1(b); provided, however, that the restrictions in this Section 5.1(o) shall not prohibit the incurrence of any long-term debt or short-term indebtedness or other liability or obligation by the Company that is owed solely to one or more wholly-owned Subsidiaries of the Company or by any wholly-owned Subsidiary of the Company that is owed solely to the Company or one or more wholly-owned Subsidiaries of the Company;

(p) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of the Company or any Subsidiary of the Company, or would limit the ability of the Surviving Entity or any affiliate of the Surviving Entity after the Effective Time, to compete in or conduct any line of business or to solicit customers or employees;

(q) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement, understanding or commitment containing any restriction on the ability of the Company or any of its Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction excludes or is not applicable to any assignment to Parent or any of its Subsidiaries in connection with or following the consummation of the transactions contemplated by this Agreement;

(r) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement (other than any such action between the Company’s wholly-owned Subsidiaries);

(s) the Company shall not, nor shall it permit any of its Subsidiaries to, terminate any Company Material Contract to which it is a party or waive, release, relinquish or assign any of its rights or Claims under any Company Material Contract in a manner that is materially adverse to the Company or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Company Material Contract;

(t) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act or such state law or regulation;

(u) the Company shall not enter into, amend or otherwise change the terms of any agreements with brokers, finders or investment bankers (including the Company Financial Advisor) referred to in Sections 3.4(e) and 3.26, except to the extent that any such amendment or change would result in terms more favorable to the Company; provided, however, that the Company may enter into an agreement, on commercially reasonably terms, with an investment banker engaged to provide the Company with the consultation services set forth in Sections 5.3(a) and 5.3(e) of this Agreement and with advice and assistance in connection with discussions and negotiations permitted by Section 5.3(a); and

(v) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or take any action that would make any of the Company’s representations or warranties untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants under this Agreement.

5.2  Interim Operations of Parent.  Parent covenants and agrees that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) set forth in Section 5.2 of the Parent Disclosure Letter, (x) expressly permitted by this Agreement, (y) required by applicable Law, or (z) consented to in writing by the Company after the date of this Agreement and prior to the Effective Time:

(a) Parent shall not, nor shall it permit any of its Subsidiaries to, take any action that could reasonably be expected to (i) result in any of the conditions to the Merger set forth in Article VI not being satisfied, (ii) result in a Material Adverse Effect or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

(b) Parent shall not amend its certificate of incorporation or bylaws in a manner that adversely affects the terms of the Parent Common Stock;

(c) Parent shall not, and shall use its reasonable best efforts to cause its affiliates not to acquire ownership or become an “owner” for the purposes of Section 203 of the DGCL of any voting securities of the Company, other than shares acquired pursuant to this Agreement;

(d) Parent shall not adopt or enter into a plan of complete or partial liquidation or dissolution; and

(e) Parent shall not enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

5.3  Acquisition Proposals.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly, initiate, solicit or encourage or take any action to facilitate (including by way of furnishing non-public information) any inquiry regarding or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) directly or indirectly, participate or engage in discussions or negotiations with, or disclose to any Person (other than a party hereto) any information relating to the Company or any of its Subsidiaries, or afford access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, any Person that has made an Acquisition Proposal or that the Company, any of its Subsidiaries or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement, arrangement or understanding, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the final sentence of this Section 5.3(a)), (x) providing for, constituting or relating to an Acquisition Proposal or (y) that would require, or could have the effect of causing, the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Other than with respect to Parent and Merger Sub, the Company shall not (i) waive, modify, terminate, or fail to enforce any “standstill” obligation of any Person, (ii) modify, waive, amend or terminate the Company Rights Agreement, or (iii) render the restrictions on “Business Combinations” (as defined in Section 203 of the DGCL) under Section 203 of the DGCL inapplicable to any Person. Any violation of the foregoing restrictions of this Section 5.3(a) by any of the Company’s Subsidiaries or by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board may take any actions described in clause (ii) of the first sentence of this Section 5.3(a) with respect to a third party at any time prior to obtaining the Company Required Vote if, prior to such vote, (w) the Company receives a bona fide written Acquisition Proposal from such third party (and such Acquisition Proposal was not initiated, solicited, encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement and did not otherwise result from a violation of this Agreement or any standstill agreement), (x) the Company Board determines in good faith by resolution duly adopted (after consultation with financial advisors and outside legal counsel of nationally recognized reputation) that such proposal constitutes or is reasonably likely to result in a Superior Proposal from the third party that made the applicable Acquisition Proposal, (y) the Company Board determines in good faith by resolution duly adopted (after consultation with financial advisors and outside legal counsel of nationally recognized reputation) that the third party making such Acquisition Proposal has the financial and legal capability and capacity to consummate such Acquisition Proposal and (z) the Company Board determines after the receipt of advice from outside legal counsel that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided that the Company shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement, and the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person making such Acquisition Proposal or such Person’s Representatives that was not previously provided or made available to Parent.

(b) The Company agrees that in addition to the obligations of the Company set forth in paragraph (a) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 48 hours after the Company’s receipt thereof), the Company shall advise Parent orally and in writing in the event that the Company or any of its Subsidiaries or Representatives receives, directly or indirectly: (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal or proposals or offers with respect to an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than a request for information in the ordinary course of business and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal or potential Acquisition Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing of the identity of any such Person and provide to Parent a copy of any such Acquisition Proposal, inquiry or request (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications to any Acquisition Proposal. The Company shall keep Parent reasonably informed (orally and in writing) on a prompt basis (and in any event within 48 hours) of the status and details of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modifications thereto). Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to engage in any actions described in clause (ii) of Section 5.3(a) and shall keep Parent reasonably informed (orally and in writing) on a prompt basis (and in any event within 24 hours) of the status and details of any such actions. In addition, the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person that would restrict the Company’s ability to provide information to Parent as required by Sections 5.3(b) or Section 5.3(c).

(c) Neither (i) the Company Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or propose to withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) nor (ii) shall the Company or any of its Subsidiaries execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(a)) (each an “Acquisition Agreement”) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Required Vote, and subject to the Company’s compliance at all times with the provisions of this Section 5.3 and Section 5.6, the Company Board may, in response to a Superior Proposal, make a Company Adverse Recommendation Change if the Company Board (i) determines in good faith, after consultation with outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company, and (ii) provides prior written notice to Parent (a “Company Notice of Change”) advising Parent that the Company Board is contemplating making such Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination, including the terms and conditions of such Superior Proposal; provided, however, that (x) the Company Board may not make such Company Adverse Recommendation Change until the fifth Business Day after receipt by Parent of the Company Notice of Change (it being understood and agreed that any changes to the financial terms or any other material term of such Superior Proposal shall require a new Company Adverse Recommendation, a new Company Notice of Change and a new five Business Day period) and (y) during such five Business Day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Company Board not to make such Company Adverse Recommendation Change consistent with its fiduciary duties.

(d) Nothing contained in Section 5.3(c) shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law, provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall the Company Board or any committee thereof take any action prohibited by Section 5.3(a).

(e) For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal, whether or not in writing (other than by Parent or any of its Subsidiaries), for the (i) direct or indirect acquisition or purchase of a business or assets that generates or constitutes 15% or more of the net revenues, net income or the assets (based on the book or fair market value thereof) of the Company and its Subsidiaries, taken as a whole (including capital stock of or ownership interest in any Subsidiary), (ii) direct or indirect acquisition or purchase of any equity securities or capital stock representing 15% or more of the ownership interest in the Company or any equity securities or capital stock of any of the Company’s Subsidiaries that, individually or in the aggregate, represent a direct or indirect ownership interest in 15% or more of the consolidated assets of the Company, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning equity securities or capital stock representing 15% or more of the ownership interest in the Company or equity securities or capital stock of any of the Company’s Subsidiaries that, individually or in the aggregate, represent a direct or indirect ownership interest in 15% or more of the consolidated assets of the Company, in each case other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean any bona fide written Acquisition Proposal that was not initiated, solicited, encouraged or facilitated by the Company or any of its Subsidiaries or any of its Representatives in violation of this Agreement, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination, (A) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 100% of the equity securities of the Company, in each case on terms which the Company Board determines (after consultation with its financial advisors and outside legal counsel of nationally recognized reputation) in good faith by resolution duly adopted (1) would result in a transaction that, if consummated, is more favorable to the stockholders of the Company (in their capacity as stockholders) than the Merger, taking into account all the terms and conditions of such proposal, the Person making such proposal and this Agreement (including any break-up fees, expense reimbursement provisions, conditions to consummation and any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise pursuant to this Section 5.3) and (2) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if such proposal is subject to a financing condition or any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquiror has adequate financial resources to consummate the transaction).

(f) Immediately after the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.3 and (ii) within five Business Days following the execution of this Agreement, request each Person (other than Parent and any of its Subsidiaries) who has heretofore executed a confidentiality agreement within the last two years in connection with such Person’s consideration of any Acquisition Proposal, or any similar transaction to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

5.4  Access to Information and Properties.

(a) Upon reasonable notice and subject to the Confidentiality Agreement (defined below) and applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the authorized Representatives of Parent reasonable access during normal business hours during the period prior to the Effective Time, to all of its properties, offices, contracts, books, commitments, records, data and personnel and, during such period, it shall, and shall cause each of its Subsidiaries to, make available to the Representatives of Parent all information concerning its business, properties and personnel as Parent may reasonably request. Without limiting the foregoing, the Company shall cooperate and provide the authorized Representatives of Parent with all relevant information reasonably required by Parent or any of such Representatives for the purpose of determining that the business conducted by the Company and its Subsidiaries complies with, and does not raise material liability risks under, applicable Laws, including, without limitation, the FCPA and other applicable anti-corruption Laws. In connection with due diligence that Parent and its counsel will conduct with respect to compliance under such Laws, the Company and its Subsidiaries agree to cooperate fully with all reasonable aspects of Parent’s due diligence process. In this context, cooperation includes making available to the authorized Representatives of Parent all policies, procedures, guidelines, training materials, due diligence files, internal and external audits, investigative reports, hotline records and other information and materials that Parent reasonably requests relevant to compliance with, or otherwise related to, such Laws. The Company and its Subsidiaries will make reasonably available their personnel, including senior management and personnel responsible for compliance, internal audit, finance, investigations, logistics, sales and marketing and other areas Parent reasonably considers to be relevant to overall corporate compliance. The Company understands and agrees that the matters discussed in this Section 5.4(a) may extend to and include on-site interviews and visits to the Company’s and its Subsidiaries’ overseas locations and that the determination of the site of any such interviews and visits shall be at the sole decision of Parent acting reasonably. The cooperation provisions of this Section 5.4(a) extend fully to all of the Company’s and its Subsidiaries’ overseas business, joint venture and subsidiary locations. In addition, the Company agrees to use its reasonable best efforts to facilitate meetings with joint venture partners, agents, Representatives, consultants, customs brokers and other third parties that Parent or its counsel determines may be relevant to due diligence. The Company shall have the right, in its sole discretion to have a Company representative present for investigations, interviews and visits. Notwithstanding the foregoing provisions of this Section 5.4(a), neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement; provided, however, that the Company shall use its reasonable best efforts to provide such access or information in a manner that avoids or removes the impediments described in this sentence. The Company will use its reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Following the execution and delivery of this Agreement, Parent will continue to conduct due diligence with respect to the compliance by the Company with the FCPA, and the Company hereby agrees to fully cooperate with such efforts. If Parent concludes that there is a possible violation of the FCPA by the Company or any of its Subsidiaries, the existence or occurrence of which has not been previously disclosed to the applicable Governmental Entity, Parent will so inform the Company, and the Company will use its reasonable best efforts to resolve each such violation and any issues related thereto, including by disclosing to the applicable Governmental Entity the existence or occurrence of any such violation if, with the advice of the Company’s outside counsel, the Company concludes that such disclosure or resolution should be made.

(c) Parent and the Company will hold any information obtained or contemplated under Sections 5.4(a) and (b) above in accordance with the provisions of the confidentiality agreement between the Company and Halliburton Energy Services, Inc., dated as of January 7, 2009 (the “Confidentiality Agreement”).

(d) No investigation by Parent or the Company or their respective Representatives made pursuant to this Section 5.4 shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

(e) Subject to compliance with applicable Law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more Representatives of the other parties to report operational matters of materiality and the general status of ongoing operations.

5.5  Further Action; Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions herein provided, and subject to Sections 5.3 and 5.6(d), each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including (i) to satisfy the conditions precedent to the obligations of any of the parties hereto, (ii) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to applicable Laws and any applicable privilege relating to the exchange of information, will provide the other parties with copies of all filings made by such party with any Governmental Entity (except for filings available publicly on the SEC’s EDGAR system) or any other information supplied by such party to or received from a Governmental Entity in connection with this Agreement and the transactions contemplated hereby; provided that neither party is obligated to share any document submitted to or received from a Governmental Entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

(b) Each of Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts and shall cooperate with the other parties to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under applicable Law. Without limiting the foregoing, the Company and Parent shall, as soon as practicable and in any event within seven Business Days after the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and shall use commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

(c) Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger; provided, however, that no party hereto shall be required to dispose of any assets or limit its freedom of action with respect to any of its businesses, or to consent or commit to consent to such disposition or limit on its freedom of action, which, in the reasonable good faith judgment of Parent, could be reasonably likely to (i) give rise to a Material Adverse Effect or (ii) materially impair the benefits or advantages that Parent expects to receive from the Merger and the transactions contemplated thereby.

(d) Each of Parent and the Company shall give the other reasonable opportunity to participate in the defense of (i) any inquiry by a Governmental Entity and (ii) litigation against Parent or the Company, as applicable, and its directors relating to the transactions contemplated by this Agreement.

(e) The Company will provide Parent advance notice and the opportunity to participate in any discussions with any U.S. government agency such as the SEC or the Department of Justice, the Department of Commerce or other government bodies with enforcement authority (collectively, the “USG Authorities”); and with respect to any discussions by the Company with the USG Authorities where the Parent has agreed not to participate, Company will in all such cases provide Parent with a comprehensive review of all discussions held with the USG Authorities regarding compliance issues or potential compliance issues whether they be ones previously disclosed to the USG Authorities or new issues. Prior to the Effective Time, Parent and the Company shall jointly consider in good faith whether and, if so, how to disclose or attempt to resolve any issues with the USG Authorities.

5.6  Proxy Statement; Registration Statement; Company Stockholder Meeting.

(a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate in preparing the Proxy Statement and the Registration Statement, and the Company shall file the Proxy Statement in preliminary form with the SEC and Parent shall file the Registration Statement, in which the Proxy Statement will be included as a prospectus, with the SEC, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement, the Registration Statement and any such statement or schedule. Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filling, and the Company shall as promptly as practicable thereafter mail the Proxy Statement to its stockholders.

(b) If at any time prior to the Effective Time, any event or circumstance relating to the Company, Parent, Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by the Company, Parent or Merger Sub that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement so that any of such documents, including documents and financial statements incorporated by reference therein, would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company, Parent or Merger Sub shall promptly inform the other parties hereto in writing. All documents that the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. The parties shall promptly notify each other, as applicable, of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the staff of the SEC and of any request by the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger and (ii) all orders of the SEC relating to the Registration Statement. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company or Parent, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon and giving due consideration to such comments.

(c) The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the Registration Statement becomes effective, an annual or special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement and, in the case of an annual meeting of stockholders, for such other purposes as may be appropriate for an annual meeting of stockholders (such meeting, including any postponement or adjournment thereof, the “Company Stockholder Meeting”); provided, however, that the use of an annual meeting of the Company’s stockholders rather than a special meeting shall not materially delay the holding of the Company Stockholder Meeting. Except as otherwise provided in Section 5.3(c), the Company, acting through the Company Board, shall (i) recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption. Notwithstanding any Company Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or any other fact or circumstance (except for termination of this Agreement pursuant to Section 7.1), this Agreement shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by applicable Law. In circumstances in which the Company may terminate this Agreement pursuant to Section 7.1(d) but elects not to do so, at any such Company Stockholder Meeting following any Company Adverse Recommendation Change, the Company may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the Company Board may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto. The Company shall provide Parent with the Company’s stockholder list as and when requested by Parent, including at any time and from time to time following a Company Adverse Recommendation Change.

(d) Promptly following the execution and delivery of this Agreement, Parent, as the owner of all of the outstanding membership interests in Merger Sub, will adopt this Agreement and the transactions contemplated hereby in its capacity as sole member of Merger Sub.

5.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent of any fact, event or circumstance as to which the Company obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Sections 6.3(a) or 6.3(b). Parent and Merger Sub shall give prompt notice to the Company of any fact, event or circumstance as to which Parent or Merger Sub obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Sections 6.2(a) or 6.2(b).

5.8  Directors’ and Officers’ Insurance and Indemnification.

(a) The certificate of formation and limited liability company agreement of the Surviving Entity and each of its Subsidiaries shall, for a period of six years after the Effective Time, contain provisions no less favorable to the Persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of the Company and the organizational documents of the Company Subsidiaries, respectively, as of the date of this Agreement.

(b) The Surviving Entity shall, for six years after the Effective Time, maintain in effect the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 5.8(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Entity shall purchase as much coverage as possible for such amount. The provisions of this Section 5.8 shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 5.8 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement.

(c) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.8.

5.9  Publicity.  None of the Company, Parent or Merger Sub, or any of their respective affiliates, shall issue or cause the publication of any press release or other announcement or hold any press conferences, analyst calls or other meetings with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party (including giving the other party a reasonable opportunity to review and comment on such publication or the subject matter of such conferences, calls or meetings), except as may be required by Law or by any listing agreement with, or regulation of, any securities exchange or regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, the Company shall in a like manner and to the extent reasonably practicable consult with Parent regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases, reasonably in advance of publication or release.

5.10  Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance as of the Effective Time.

5.11  Employee Benefits.

(a) Parent and the Company agree that all employees of the Company or any of its Subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Entity or its Subsidiaries immediately after the Effective Time (“Continuing Employees”), it being understood that none of Parent, the Surviving Entity or any of their Subsidiaries shall have any obligation to continue employing the Continuing Employees for any length of time thereafter, except pursuant to any agreement referenced in Section 3.14(q).

(b) Parent shall deem, and shall cause the Surviving Entity and Parent’s other Subsidiaries to deem, Prior Service (as defined below) to have been employment and service with Parent, the Surviving Entity or applicable Subsidiary for benefit plan eligibility and vesting purposes, but not benefit accrual except with respect to vacation, short-term disability and severance pay, for such employee benefit plans, programs, policies or arrangements maintained by Parent or a Subsidiary of Parent primarily for the benefit of employees in the United States for which the Continuing Employees are eligible to the extent service with Parent, the Surviving Entity or applicable Subsidiary is recognized under any such plan, program, policy or arrangement.

For purposes of this Section 5.11(b), “Prior Service” shall mean (i) the period of employment with the Company and any of its Subsidiaries (and with predecessor employers with respect to which the Company or its Subsidiaries shall have granted service credit), and (ii) the period of uninterrupted employment with Parent, any Subsidiary of Parent and any predecessor of any such entity if such employment ended immediately prior to employment by the Company or a Subsidiary.

(c) Parent shall cause the Surviving Entity to continue to maintain the Company Medical & Dental Plan as well as the life, AD&D, short-term disability, long-term disability, flexible spending account and other welfare benefit plans (the “Company Welfare Plans”) until December 31, 2010 in such form as in effect as of the date of this Agreement. Each Continuing Employee who continues as an employee of the Surviving Entity shall be eligible to continue to participate in the Company Welfare Plans in the same manner and to the same extent as such Continuing Employee participated immediately prior to the Effective Time until December 31, 2010. Under any medical and dental plans covering any Continuing Employee based in the United States on January 1, 2011, Parent or the Surviving Entity shall ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions apply to the Continuing Employee or his dependents or beneficiaries for the plan year beginning January 1, 2011.

(d) Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Benefit Plan or other employee benefit plan or arrangement, or shall limit the right of Parent, the Surviving Entity, the Company or any of their Subsidiaries, to amend, terminate or otherwise modify any such Company Employee Benefit Plan or other employee benefit plan or arrangement following the Closing Date. In the event that (i) a party other than the Parent, the Company or any of their Subsidiaries makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Company Employee Benefit Plan or other employee benefit plan or arrangement, and (ii) such provision is deemed to be an amendment to such Company Employee Benefit Plan or other employee benefit plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.

(e) Prior to the Effective Time, the Company shall take or cause its Subsidiary that sponsors the 401(k) plan maintained for employees of the Company and its Subsidiaries (the “Company 401(k) Plan”) to take such action as is necessary to (i) adopt amendments to the Company 401(k) Plan required to be adopted in accordance with the Code to reflect qualification requirements that apply as of the date of termination of the Company 401(k) Plan, (ii) take all necessary action to terminate the Company 401(k) Plan, and (iii) ensure that each Company employee is fully vested in his or her account balance under the Company 401(k) Plan. Following the Effective Time, to the extent provided under the terms of the Company 401(k) Plan at the time of termination, Parent shall permit participants in the Company 401(k) Plan who are employed by Parent or its Subsidiaries to (i) make in-service withdrawals from the Company 401(k) Plan, and (ii) continue to receive and repay any loans from the Company 401(k) Plan. Following the Effective Time, Parent shall permit each participant in the Company 401(k) Plan who terminates employment with the Surviving Entity or its Subsidiaries the right to receive a distribution of such participant’s interest under the Company 401(k) Plan. As soon as practicable following IRS approval of the termination of the Company 401(k) Plan, Parent or the Surviving Entity shall, with respect to Continuing Employees who remain actively employed with Parent or the Surviving Entity (i) provide an election to roll over their interest under the Company 401(k) Plan, including plan loans, to a tax-qualified defined contribution plan maintained by Parent or an affiliate of Parent (a “Parent DC Plan”), (ii) cause the trustee of the Company 401(k) Plan to roll over the interest which the participant elects to roll over to the Parent DC Plan, and (iii) cause the Parent DC Plan to accept any such rollovers. The Continuing Employees shall be eligible to participate in Parent’s or a Subsidiary’s 401(k) plan immediately following the Effective Time.

(f) The Company shall provide notice to the holders of Company Options and Restricted Stock of the provisions of Section 2.3(a) and 2.3(b) of this Agreement and shall make available to Parent all documentation relating to such actions.

5.12  Certain Tax Matters.

(a) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, to not take any action reasonably likely to cause the Merger not to so qualify and to obtain the Tax opinions set forth in Sections 6.2(c) and 6.3(d).

(b) Officers of Parent, Merger Sub and the Company shall execute and deliver to Thompson & Knight LLP, in its capacity as Tax counsel for the Company, and Baker Botts L.L.P., in its capacity as Tax counsel for Parent, certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including contemporaneously with the execution of this Agreement, at the time the Registration Statement is declared effective by the SEC and the Effective Time, in connection with such Tax counsel’s respective delivery of opinions pursuant to Sections 6.2(c) and 6.3(d) hereof. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.12(b).

(c) Between the date hereof and the Closing Date, the Company agrees to (i) prepare all Returns, other than income tax Returns, for any periods ending prior to the Closing Date and which are required to be filed within 15 days following such date (taking extensions to file into account) using Tax accounting methods and principles consistent with those used for preceding Tax periods, unless a change is required by applicable Law, and (ii) prepare and submit to Parent income Tax Returns, including quarterly income Tax estimates, where such Returns would be required to be filed on or before the Closing Date (taking extensions to file into account). The Company shall make such income Tax Returns available to Parent for review prior to filing with the relevant Governmental Entity and shall not refuse any reasonable request by Parent with respect to such Returns. Such Returns shall be prepared and filed, and all related Taxes paid, on or prior to the Closing Date.

5.13  Section 16 Matters.  Prior to the Closing Date, Parent and the Company, and their respective Boards of Directors, shall use their reasonable best efforts to take all actions to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

5.14  No Takeover Statute Applies.  The Company shall take all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover statutes or Laws, including the State of Delaware and Section 203 of the DGCL, or any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, Company Common Stock, this Agreement or the transactions contemplated hereby.

ARTICLE VI

CONDITIONS

6.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) This Agreement shall have been adopted by the Company Required Vote in accordance with the DGCL and the Company’s certificate of incorporation;

(b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction that temporarily,

preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes consummation of the Merger illegal;

(c) Any mandatory waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other statute or rule requiring premerger notification shall have expired or been terminated;

(d) The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) The Parent Common Stock issuable to the stockholders of the Company pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and

(f) Each of the Company and Parent shall have obtained all material Permits required to consummate the transactions contemplated by this Agreement.

6.2  Conditions to the Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of each of Parent and Merger Sub set forth in Section 4.8 of this Agreement shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date. The representations and warranties of each of Parent and Merger Sub set forth in Section 4.3 of this Agreement shall be true and correct in all respects (except for any de minimis inaccuracies therein) at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of each of Parent and Merger Sub set forth in Article IV of this Agreement, other than Sections 4.3 and 4.8, shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and could not reasonably be expected to have or result in, a Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by each of two senior executive officers of Parent to the foregoing effect;

(b) Each of Parent and Merger Sub shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and the Company shall have received a certificate signed on behalf of Parent by each of two senior executive officers of Parent to the foregoing effect;

(c) The Company shall have received the opinion of Thompson & Knight LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(c), Thompson & Knight LLP shall have received and may rely upon the certificates and representations referred to in Section 5.12(b) hereof; and

(d) Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to Parent that has occurred and is continuing. The Company shall have received a certificate signed on behalf of Parent by each of two senior executive officers of Parent to the foregoing effect.

6.3  Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Parent and Merger Sub in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of the Company set forth in Sections 3.7 and 3.9(i) of this Agreement shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date. The representations and warranties of the Company set forth in Section 3.3 of this Agreement shall be true and correct in all respects (except for any de minimis inaccuracies therein) at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of the Company set forth in Article III of this Agreement, other than Sections 3.3, 3.7 and 3.9(i), shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and could not reasonably be expected to have or result in, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by each of two senior executive officers of the Company to the foregoing effect;

(b) The Company shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it at or prior to the Closing Date pursuant to the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by each of two senior executive officers of the Company to the foregoing effect;

(c) There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent or Merger Sub or any of their respective affiliates of all or any portion of the business or assets of the Company and its Subsidiaries, or to require any such Person to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement;

(d) Parent shall have received the opinion of Baker Botts L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(d), Baker Botts L.L.P. shall have received and may rely upon the certificates and representations referred to in Section 5.12(b) hereof;

(e) Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to the Company that has occurred and is continuing. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying as to the satisfaction of the conditions specified in the preceding sentence;

(f) The number of Appraisal Shares for which demands for appraisal have not been withdrawn shall not exceed 10% of the outstanding shares of Company Common Stock; and

(g) None of the individuals identified on Schedule 6.3(g) of the Parent Disclosure Letter shall have ceased to be employed by the Company or one of its Subsidiaries, as the case may be, or shall have expressed any intention to terminate his or her employment with the Company or such Subsidiary or decline to accept employment with Parent or any of its Subsidiaries, in each case other than as a result of the death or incapacity due to mental or physical illness (which is determined to be total and permanent by a physician selected by Parent) of one, but not more than one, of such individuals.

ARTICLE VII

TERMINATION

7.1  Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of this Agreement by the stockholders of the Company):

(a) by the mutual consent of Parent and the Company in a written instrument;

(b) by either the Company or Parent upon written notice to the other, if:

(i) the Merger shall not have been consummated on or before October 1, 2010, or such later date, if any, as Parent and the Company agree upon in writing (as such date may be extended, the “Termination Date”); provided, however that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; provided further, however, that if on the Termination Date the condition to the consummation of the Merger set forth in Section 6.1(c) shall not be fulfilled but all other conditions shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to December 1, 2010 and such date shall become the Termination Date for the purposes of this Agreement;

(ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making consummation of the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable; provided, however, that the right to terminate pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in such action or who is then in material breach of Section 5.5 with respect to such action; or

(iii) the stockholders of the Company fail to adopt this Agreement because of the failure to obtain the Company Required Vote at the Company Stockholder Meeting;

(c) by the Company, upon written notice to Parent, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b), and (ii) is incapable of being cured by Parent prior to the Termination Date or is not cured by Parent within 30 days following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this clause (c) if the Company is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement;

(d) by the Company, upon written notice to Parent, if, prior to obtaining the Company Required Vote, the Company Board or a committee thereof has made a Company Adverse Recommendation Change pursuant to Section 5.3(c) and the Company Board has authorized the Company to enter into an Acquisition Agreement in respect of the related Superior Proposal; provided, however, that the Company shall have previously paid or shall concurrently pay to Parent the Company Termination Fee pursuant to Section 8.1(b)(i) and that the Company has not breached its covenants or other agreements contained in Section 5.3;

(e) by Parent, upon written notice to the Company, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b), and (ii) is incapable of being cured by the Company prior to the Termination Date or is not cured by the Company within 30 days following receipt of written notice from Parent of such breach or failure to perform; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (e) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(f) by Parent, upon written notice to the Company, (i) if the Company shall have breached or failed to perform in any respect any of its covenants or other agreements contained in Sections 5.3 or 5.6(c), (ii) if a Company Adverse Recommendation Change shall have occurred or the Company Board or any committee thereof shall have resolved to make a Company Adverse Recommendation Change, (iii) if the Company shall have recommended, adopted or approved, or proposed publicly to recommend, adopt or approve any Acquisition Proposal or Acquisition Agreement relating thereto, (iv) if the Company shall have failed to reaffirm the recommendation of the Company Board that the Company stockholders vote in favor of the adoption of this Agreement within three Business Days following receipt from Parent of a written request for such reaffirmation or (v) within ten Business Days after a tender or exchange offer relating to securities of the Company has first been published or announced, the Company shall not have sent or given to the Company stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made and, except with respect to this Section 7.2 and Article VIII, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, Merger Sub or the Company, except as set forth in Section 8.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability with respect to any willful breach of any representation, warranty, covenant or other obligation under this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1  Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in this Section 8.1. For the avoidance of doubt, (i) the Company will bear and pay all of the costs and expenses incurred in connection with the printing and mailing of the Registration Statement and the Proxy Statement and (ii) Parent will bear and pay all of the SEC filing fees in respect of the Registration Statement and the Proxy Statement and all of the fees of the proxy solicitor (which shall be retained by the Company in consultation with Parent) in connection with the solicitation of proxies from the Company’s stockholders.

(b) (i) If this Agreement is terminated by the Company pursuant to Section 7.1(d) or (ii) if this Agreement is terminated by Parent pursuant to Section 7.1(f) (other than a termination pursuant to Section 7.1(f)(i) in connection with the Company’s breach or failure to perform in any respect any of its covenants or other agreements contained in Section 5.6(c)), then the Company shall pay to Parent $10.0 million (the “Company Termination Fee”).

(c) (i) If this Agreement is terminated by either party pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(e) (other than with respect to a termination arising from the Company’s breach of Section 3.7), then the Company shall pay to Parent the Out-of-Pocket Expenses of Parent and Merger Sub, or (ii) if this Agreement is terminated by the Company pursuant to Section 7.1(c), then Parent shall pay to the Company the Out-of-Pocket Expenses of the Company. “Out-of-Pocket Expenses” means, with respect to Parent and Merger Sub, on the one hand, and the Company, on the other hand, all out-of-pocket expenses and fees (including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) of such party arising out of, in connection with or related to the Merger or the other transactions contemplated by this Agreement, up to a maximum of $1.5 million in the aggregate.

(d) In the event that (i) (x) an Acquisition Proposal has been publicly announced or proposed by any Person (other than Parent or Merger Sub, or any of their respective affiliates) or any Person publicly has announced its intention (whether or not conditional) to make an Acquisition Proposal or such intention has otherwise become known to the Company’s stockholders generally and (y) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(e) and (ii) within 365 days after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal involving the Company or any of its Subsidiaries is consummated, the Company shall pay Parent the Company Termination Fee (less the amount of payment, if any, previously made by the Company pursuant to Section 8.1(c)(i)).

(e) Any payment required pursuant to Sections 8.1(b)(ii) or 8.1(c) shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to the account designated by the party set forth in Section 8.1(e) of the Company Disclosure Letter or Parent Disclosure Letter, as applicable. Any payment of the Company Termination Fee pursuant to Section 8.1(d) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal. Each party acknowledges that the agreements contained in Section 5.3 and this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay or cause to be paid the amounts due from it pursuant to such sections, and, in order to obtain such payment, the other party commences a suit that results in a judgment for the amounts set forth in such sections, the defaulting party shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 from the date payment was due at 8% per annum.

(f) For purposes of Sections 8.1(d) and 8.1(e), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(e), except that all references to “15%” therein shall be deemed to be references to “50%.”

(g) This Section 8.1 shall survive any termination of this Agreement. In no event shall Parent be entitled to receive under this Article VIII more than an aggregate amount equal to the Company Termination Fee.

8.2  Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment requires such approval under applicable Law or stock exchange rules without further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time prior to the Effective Time, the Company, on one hand, and Parent and Merger Sub, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) subject to Section 8.2(a), waive in whole or in part compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

8.3  Survival.  The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Entity after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period), and the covenants and agreements contained in this Article VIII and Sections 5.9 and 7.2 shall survive the termination of this Agreement.

8.4  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, in each case addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

Boots & Coots, Inc.
7908 N. Sam Houston Parkway W., 5th Floor
Houston, Texas 77064
Telephone: (281) 931-8884
Facsimile: (281) 931-8302
Attention: Jerry Winchester

with a copy to (which copy shall not constitute notice):

Thompson & Knight LLP
333 Clay St., Suite 3300
Houston, Texas 77002
Telephone: (713) 653-8779
Facsimile: (713) 654-1871
Attention: William T. Heller IV

and

(b) if to Parent or Merger Sub, to:

Halliburton Company
3000 North Sam Houston Parkway East
Houston, Texas 77032
Telephone: (281) 871-2699
Facsimile: (281) 871-2698
Attention: Albert O. Cornelison, Jr.

with a copy to (which copy shall not constitute notice):

Baker Botts LLP
2001 Ross Avenue
Dallas, Texas 75201
Telephone: (214) 953-6735
Facsimile: (214) 661-4735
Attention: Andrew M. Baker

8.5  Rules of Construction and Interpretation; Definitions.

(a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” include any schedules, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word “affiliates” when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 9, 2010. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(c) The inclusion of any information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, or that such items are material to the Company or Parent, as the case may be.

(d) The following terms have the following definitions:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement; provided that no such agreement shall permit the Company not to comply with the terms of this Agreement.

(ii) “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Delaware or New York.

(iii) “Claim” shall mean any claim, action, suit, proceeding or investigation.

(iv) “Cleanup” means all actions required under Environmental Laws or by any applicable Governmental Entity to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

(v) “Company IP” means all Intellectual Property used in or material to the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

(vi) “Employment and Withholding Taxes” means any federal, state, provincial, local, foreign or other employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of the Company and any of its Subsidiaries, or Parent and any of its Subsidiaries, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

(vii) “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) carbon dioxide and other greenhouse gases; (iii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iv) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise regulated under any Environmental Law, (v) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous to human health or the environment or (vi) naturally occurring radioactive material (NORM).

(viii) “Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, corporate names, business names, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), trade styles or dress, mask works, copyrights, works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, program materials, processes, methods, confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

(ix) “knowledge” means, with respect to the Company, any predecessor of the Company or any Subsidiary of the Company, the knowledge after due inquiry of the individuals listed in Section 8.5(d)(ix) of the Company Disclosure Letter.

(x) “Law” means any foreign, international, federal, state or local law, treaty, convention, statute, code, ordinance, regulation, rule, order, directive, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity.

(xi) “Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

(xii) “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

(xiii) “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any (A) change, (B) effect, (C) event, (D) occurrence, (E) state of facts or (F) development or developments, that results in a material adverse change on the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or on the ability of such party to consummate the transactions contemplated by this Agreement; provided, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a Material Adverse Effect under this definition, the parties agree that

(x) the analysis of materiality shall not be limited to a long-term perspective and (y) each of the terms contained in clauses (A) through (F) above are intended to be separate and distinct. Notwithstanding the foregoing, the following shall not be deemed to constitute a Material Adverse Effect: (i) economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism) or natural disasters, in each case affecting the applicable industries in which such party participates generally, except, in such case to the extent any such changes or effects materially disproportionately affect such party, (ii) changes resulting from the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, (iii) the downgrade in rating of any debt securities of such party by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings, (iv) changes in the price or trading volume of such party’s stock, (v) changes in applicable Law or United States, foreign or international generally accepted accounting principles or financial reporting standards or interpretations thereof, or (vi) any failure to meet analyst projections, in and of itself.

(xiv) “Permitted Liens” means (i) Liens reserved against or identified in the Company Balance Sheet or the Parent Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to credit facilities of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, (x) materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be and in each case taken as a whole as currently used, or (y) otherwise individually or in the aggregate have or result in a Material Adverse Effect on the Company or Parent, as the case may be.

(xv) “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Entity.

(xvi) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(xvii) “Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(xviii) “Subsidiary” means with respect to any Person, any other Person of which (i) such Person is directly or indirectly the controlling general partner or (ii) 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person.

(xix) “Tax” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, including Employment and Withholding Taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

8.6  Headings; Schedules.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

8.7  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

8.8  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

8.9  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, void, unenforceable, overly broad or against public policy by any court of competent jurisdiction, the parties intend that such court modify such provision to the extent necessary so as to render it valid, effective, enforceable, reasonable and not overly broad and such term, provision, covenant or restriction shall be deemed modified to the extent necessary to provide the intended benefits to modify this Agreement so as to effect the original intent of the parties, as evidenced by this Agreement, as closely as possible in a mutually acceptable manner in order that the transactions as originally contemplated hereby are fulfilled to the fullest extent possible.

8.10  Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

8.11  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that each of Parent and Merger Sub may assign this Agreement to any of its Subsidiaries.

8.12  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than Section 5.8. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any Representative or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby. Other than as set forth in this Section 8.12, the Company acknowledges and agrees that all provisions contained in this Agreement with respect to the Company employees are included for the sole benefit of the Company, Parent and the Surviving Entity, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Company Employee Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company, Parent, the Surviving Entity, or any of their respective Subsidiaries.

8.13  Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement.

8.14  Jurisdiction.  Each of the parties hereto agrees that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, under or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, suit, action or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of such court in any such claim, suit, action or proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or proceeding; provided, however, that if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware shall be deemed sufficient for purposes of this Section 8.14. Each of the parties hereto further agree that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document in any such claim, suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.4 shall be deemed effective service of process on such party. The parties hereto hereby agree that a final, non-appealable judgment in any such claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in the world by suit on the judgment or in any other manner provided by applicable Law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

HALLIBURTON COMPANY

By:	/s/ Timothy J. Probert
Name:     Timothy J. Probert

Title:	President — Global Business Lines and Corporate Development

GRADIENT, LLC

By:	/s/ Mark A. McCollum
Name:     Mark A. McCollum

Title:	Executive Vice President and Chief Financial Officer

BOOTS & COOTS, INC.

By:	/s/ Jerry Winchester
Name:     Jerry Winchester

Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex B

[LETTERHEAD OF HOWARD FRAZIER BARKER ELLIOTT, INC.]

April 9, 2010

Board of Directors
c/o Jerry Winchester
President and Chief Executive Officer
Boots & Coots, Inc.
7908 N. Sam Houston Parkway W., Fifth Floor
Houston, Texas 77064

Dear Members of the Board of Directors:

You have requested Howard Frazier Barker Elliott, Inc. (“HFBE”) to render our opinion (“Opinion”) as to the fairness, from a financial point of view, of the consideration to be received by the common stockholders of Boots & Coots, Inc., a Delaware corporation (the “Company”), in the proposed merger (the “Proposed Transaction”) with Halliburton Company, a Delaware corporation (“Halliburton”). Pursuant to the draft Agreement and Plan of Merger dated April 8, 2010 (the “Agreement”), the common stockholders of the Company would receive $3.00 per share in the Proposed Transaction, and such consideration would be paid (i) 100 percent in cash, (ii) 57.7 percent in cash and 42.3 percent in common stock in Halliburton, or (iii) 100 percent in common stock in Halliburton at the individual election of the common stockholders of the Company, although the total consideration to be paid in cash is limited to 57.7 percent of the total consideration.

In connection with rendering our Opinion, HFBE has reviewed certain information furnished by the Company and reviewed other publicly available information including, but not limited to, the following:

i. the Agreement;

ii. offer letter from Halliburton to the Company dated January 27, 2010;

iii. certain publicly available filings by the Company with the Securities and Exchange Commission (“SEC”) including annual reports on Form 10-K for the years ended December 31, 2005 through 2009;

iv. projected financial statements for the years ending December 31, 2010 through 2012 as prepared by Company management;

v. current and historical prices and trading volumes of the common stock of the Company;

vi. certain other publicly available information concerning the Company;

vii. certain publicly available information with respect to certain publicly traded companies that we deemed comparable to the Company;

viii. certain publicly available data relating to merger and acquisition transactions involving companies and assets we deemed comparable to those of the Company; and

ix. such other matters as HFBE deemed necessary, including an assessment of general economic, market, and monetary conditions.

We have also met with certain officers and employees of the Company and discussed with them the business, operations, assets, present condition, and future prospects of the Company. We have not conducted a physical inspection of the inventory, fixed assets, or other assets, nor have we made or obtained any independent evaluation or appraisal of any such assets or any other assets of the Company. In addition, we undertook such other studies, analyses, and investigations as we deemed appropriate.

Board of Directors
Boots & Coots, Inc.
April 9, 2010

In arriving at our Opinion, HFBE relied on the accuracy and completeness of all information supplied or otherwise made available to HFBE by the Company. HFBE assumed, with your consent, that the projections for the Company used in rendering our Opinion had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. HFBE was not engaged to and did not independently verify such information or assumptions, including any financial forecasts, or undertake an independent appraisal of the assets of the Company, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In rendering our Opinion, we did not perform any procedures or analysis regarding the potential environmental liabilities of the Company, nor did we consider the impact of changes in the regulatory environment in which the Company operates. We did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is, may be a party or is subject. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. We have relied, with your consent, on the assessment by the Company and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Proposed Transaction.

HFBE’s Opinion is based upon market, economic, financial, and other conditions as they exist and can be evaluated as of the date of our Opinion and, although subsequent events may affect our Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. HFBE assumed, without independent verification, that there has been no material change in the Company’s financial condition, results of operations, business, assets, liabilities, cash flows or prospects since the date of the most recent financial statements made available to HFBE as referenced above, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have relied upon and assumed, without independent verification, that the Proposed Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and documents provided to us, without any material amendments or modifications thereto. Our Opinion has been reviewed and authorized for issuance by a fairness committee of HFBE.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to the partial analysis or summary description. Furthermore, in arriving at our Opinion, HFBE did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, HFBE believes that our analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying our Opinion. In our analyses, HFBE made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein.

Our Opinion was undertaken at the sole behest of and is for the benefit and use of the Board of Directors of the Company. To the extent a vote of the Company’s stockholders is required or sought, HFBE’s Opinion does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote on the Proposed Transaction. Our Opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the common stockholders of the Company in the Proposed Transaction and does not address the relative merits of the Proposed Transaction or any other transaction or business strategies discussed by the Company’s Board of Directors as alternatives to the Proposed Transaction

Board of Directors
Boots & Coots, Inc.
April 9, 2010

or the decision of the Company’s Board of Directors to proceed with the Proposed Transaction, nor the fairness of any portion or aspect of the Proposed Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as set forth in this Opinion. HFBE has not been requested to and did not solicit third party indications of interest in providing capital to or acquiring all or any part of the Company.

As part of our financial advisory activities, HFBE engages in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, restructurings, and valuations for corporate, estate, and other purposes. We are experienced in these activities and have performed assignments similar in nature to that requested by you on numerous occasions. We received a fee in connection with the delivery of our Opinion. In addition, the Company reimbursed us for expenses incurred in connection with rendering our Opinion and will indemnify HFBE against potential liabilities arising out of HFBE’s services provided pursuant to issuing the Opinion. HFBE has not provided any services to and has not received any compensation from the Company, Halliburton, or their respective affiliates in the previous two years. HFBE may in the future provide financial advisory, investment banking, or other services to the Company, Halliburton, or their respective affiliates for which we would expect to receive compensation.

It is understood that our Opinion, and any written materials provided by HFBE, will be solely for the confidential use of the Board of Directors of the Company and will not be reproduced, summarized, described, relied upon or referred to or given to any other person for any purpose without HFBE’s prior written consent. Notwithstanding the preceding sentence, our Opinion may be included in its entirety in a proxy or information statement filed by the Company with the SEC with respect to the Proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, that the consideration to be received by the common stockholders of the Company in the Proposed Transaction is fair, from a financial point of view, to the common stockholders of the Company.

Sincerely,

/s/  Howard Frazier Barker Elliott, Inc.

HOWARD FRAZIER BARKER ELLIOTT, INC.

Annex C

8 DEL. C. § 262

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The discussion below summarizes the material indemnification provisions of Halliburton’s restated certificate of incorporation and by-laws and Section 145 of the DGCL.

Section 145 of the General Corporation Law of the State of Delaware, or DGCL, provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents or persons who are or were serving at the request of the corporation as directors, officers, employees or agents of another entity. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for expenses, judgments and fines, and amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Article X of Halliburton’s restated certificate of incorporation together with Section 32 of its by-laws provide for mandatory indemnification of each person who is or was made a party to or involved in any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding because:

•	the person is or was an officer or director of Halliburton; or

•	is a person who is or was serving at the request of Halliburton as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise,

to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of Halliburton’s restated certificate of incorporation and the by-laws were adopted or as each may be amended.

Section 32 of Halliburton’s by-laws and Article X of its restated certificate of incorporation expressly provide that they are not the exclusive methods of indemnification.

Section 145 of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities asserted against such person in his or her capacity or arising out of his or her status as a director, officer, employee or agent of the company. A Delaware corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Section 145 of the DGCL.

Section 32 of the by-laws provides that Halliburton may maintain insurance, at its own expense, to protect itself and any director or officer of Halliburton or of another entity against any expense, liability or loss. This insurance coverage may be maintained regardless of whether Halliburton would have the power to indemnify the person against the expense, liability or loss under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to liability for unlawful acquisitions or redemptions of, or payment of dividends on, capital stock; or

•	for any transaction from which the director derived an improper personal benefit.

Article XV of Halliburton’s restated certificate of incorporation contains this type of provision.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL and Halliburton’s restated certificate of incorporation and by-laws.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number		Description

2	.1*#	Agreement and Plan of Merger, dated April 9, 2010, by and among Halliburton Company, Gradient, LLC and Boots & Coots, Inc. (attached as Annex A to the proxy statement/prospectus that is part of this Registration Statement).

3.1		Restated Certificate of Incorporation of Halliburton Company filed with the Secretary of State of Delaware on May 30, 2006 (incorporated by reference to Exhibit 3.1 to Halliburton Company’s Form 8-K filed June 5, 2006, File No. 1-3492).

3.2		By-laws of Halliburton Company revised effective February 10, 2010 (incorporated by reference to Exhibit 3.1 to Halliburton Company’s Form 8-K filed February 10, 2010, File No. 1-3492).

4.1		Indenture dated as of October 17, 2003 between Halliburton and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank), as Trustee (incorporated by reference to Exhibit 4.1 to Halliburton’s Form 10-Q for the quarter ended September 30, 2003, File No. 1-3492).

4.2		Fifth Supplemental Indenture, dated as of March 13, 2009, between Halliburton Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank, to the Senior Indenture dated as of October 17, 2003 (incorporated by reference to Exhibit 4.2 to Halliburton Company’s Form 8-K filed March 13, 2009, File No. 1- 3492).

4.3		Form of Global Note for Halliburton Company’s 5.90% Senior Notes due 2018 (included as part of Exhibit 4.2).

4.4		Form of Global Note for Halliburton Company’s 6.70% Senior Notes due 2038 (included as part of Exhibit 4.2).

4.5		The registrant has not filed with this registration statement copies of certain instruments defining the rights of holders of long-term debt of the registrant and its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

5	.1**	Opinion of Baker Botts L.L.P.

8	.1*	Form of Opinion of Baker Botts L.L.P. regarding tax matters.***

8	.2*	Form of Opinion of Thompson & Knight LLP regarding tax matters.***

23	.1**	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 5.1).

23	.2***	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 8.1).

23	.3***	Consent of Thompson & Knight LLP (included in the opinion filed as Exhibit 8.2).

23	.4*	Consent of KPMG LLP, independent registered public accounting firm for Halliburton Company.

23	.5*	Consent of UHY LLP, independent registered public accounting firm for Boots & Coots.

24	.1*	Powers of Attorney (incorporated by reference to Part II of this Registration Statement on Form S-4).

99	.1**	Form of Proxy Card for Boots & Coots’ Special Meeting.

Exhibit
Number		Description

99	.2*	Consent of Howard Frazier Barker Elliott, Inc.

99	.3**	Form of Election Form and related instruments.

*	Filed herewith.

**	To be filed by amendment.

***	Executed copy to be filed by amendment.

#	The registrant hereby agrees to supplementally furnish the Securities and Exchange Commission, on a confidential basis, a copy of any omitted schedule upon the staff’s request.

ITEM 22.	UNDERTAKINGS

Reg S-K, Item 512(a) Undertaking:

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Reg S-K, Item 512(b) Undertaking:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg S-K, Item 512(g) Undertaking:

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg S-K, Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking:

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking:

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 7, 2010.

HALLIBURTON COMPANY

By:	/s/ David J. Lesar
David J. Lesar
Chairman of the Board,
President, and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Albert O. Cornelison, Jr. and Sherry D. Williams, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Lesar David J. Lesar	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2010

/s/ Mark A. McCollum Mark A. McCollum	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2010

/s/ Evelyn M. Angelle Evelyn M. Angelle	Vice President, Corporate Controller and Principal Accounting Officer (Principal Accounting Officer)	May 7, 2010

/s/ Alan M. Bennett Alan M. Bennett	Director	May 7, 2010

/s/ James R. Boyd James R. Boyd	Director	May 7, 2010

/s/ Milton Carroll Milton Carroll	Director	May 7, 2010

Signature	Title	Date

/s/ Nance K. Dicciani Nance K. Dicciani	Director	May 7, 2010

/s/ S. Malcolm Gillis S. Malcolm Gillis	Director	May 7, 2010

/s/ James T. Hackett James T. Hackett	Director	May 7, 2010

/s/ Robert A. Malone Robert A. Malone	Director	May 7, 2010

/s/ J. Landis Martin J. Landis Martin	Director	May 7, 2010

/s/ Jay A. Precourt Jay A. Precourt	Director	May 7, 2010

/s/ Debra L. Reed Debra L. Reed	Director	May 7, 2010

EXHIBIT INDEX

Exhibit
Number		Description

2	.1*#	Agreement and Plan of Merger, dated April 9, 2010, by and among Halliburton Company, Gradient, LLC and Boots & Coots, Inc. (attached as Annex A to the proxy statement/prospectus that is part of this Registration Statement).

3.1		Restated Certificate of Incorporation of Halliburton Company filed with the Secretary of State of Delaware on May 30, 2006 (incorporated by reference to Exhibit 3.1 to Halliburton Company’s Form 8-K filed June 5, 2006, File No. 1-3492).

3.2		By-laws of Halliburton Company revised effective February 10, 2010 (incorporated by reference to Exhibit 3.1 to Halliburton Company’s Form 8-K filed February 10, 2010, File No. 1-3492).

4.1		Indenture dated as of October 17, 2003 between Halliburton and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank), as Trustee (incorporated by reference to Exhibit 4.1 to Halliburton’s Form 10-Q for the quarter ended September 30, 2003, File No. 1-3492).

4.2		Fifth Supplemental Indenture, dated as of March 13, 2009, between Halliburton Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank, to the Senior Indenture dated as of October 17, 2003 (incorporated by reference to Exhibit 4.2 to Halliburton Company’s Form 8-K filed March 13, 2009, File No. 1- 3492).

4.3		Form of Global Note for Halliburton Company’s 5.90% Senior Notes due 2018 (included as part of Exhibit 4.2).

4.4		Form of Global Note for Halliburton Company’s 6.70% Senior Notes due 2038 (included as part of Exhibit 4.2).

4.5		The registrant has not filed with this registration statement copies of certain instruments defining the rights of holders of long-term debt of the registrant and its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

5	.1**	Opinion of Baker Botts L.L.P.

8	.1*	Form of Opinion of Baker Botts L.L.P. regarding tax matters.***

8	.2*	Form of Opinion of Thompson & Knight LLP regarding tax matters.***

23	.1**	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 5.1).

23	.2***	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 8.1).

23	.3***	Consent of Thompson & Knight LLP (included in the opinion filed as Exhibit 8.2).

23	.4*	Consent of KPMG LLP, independent registered public accounting firm for Halliburton Company.

23	.5*	Consent of UHY LLP, independent registered public accounting firm for Boots & Coots.

24	.1*	Powers of Attorney (incorporated by reference to Part II of this Registration Statement on Form S-4).

99	.1**	Form of Proxy Card for Boots & Coots’ Special Meeting.

99	.2*	Consent of Howard Frazier Barker Elliott, Inc.

99	.3**	Form of Election Form and related instruments.

*	Filed herewith.

**	To be filed by amendment.

***	Executed copy to be filed by amendment.

#	The registrant hereby agrees to supplementally furnish the Securities and Exchange Commission, on a confidential basis, a copy of any omitted schedule upon the staff’s request.